As filed with the Securities and Exchange Commission on April 24, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANSYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	04-3219960
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Cashman III

President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. LeClaire	Larry W. Sonsini
Joseph L. Johnson III	Robert Sanchez
John B. Steele	Adam M. Dinow
Goodwin Procter LLP 53 State Street	Wilson Sonsini Goodrich & Rosati Professional Corporation

Boston, Massachusetts 02109	650 Page Mill Road
(617) 570-1000	Palo Alto, California 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Exchange Act Rule 12b-2). (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock $0.01 par value per share	11,787,726	N/A	$442,706,376.76	$17,399

(1)	This Registration Statement relates to shares of common stock, par value $0.01 per share (“ANSYS common stock”), of the registrant issuable to holders of shares of common stock, par value $0.01 per share (“Ansoft common stock”), of Ansoft Corporation, a Delaware corporation, in the proposed merger of Evgeni, Inc., a Delaware corporation and a wholly-owned subsidiary of the registrant, with and into Ansoft.

(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 27,293,858, an assumed number of shares of Ansoft common stock outstanding that may be exchanged in the merger, and (b) an exchange ratio of 0.431882 shares of ANSYS common stock for each share of Ansoft common stock.

(3)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (i) 27,293,858, an assumed number of shares of Ansoft common stock that may be exchanged in the merger and (ii) $32.47, the average of the high and low sale prices for shares of Ansoft common stock as reported on The Nasdaq Global Select Market on April 17, 2008; less $443,525,192.50, the aggregate amount of cash that would be payable to holders of Ansoft common stock in the merger assuming 27,293,858 shares of Ansoft common stock were outstanding.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 24, 2008

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. ANSYS MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NEITHER AN OFFER TO SELL THESE SECURITIES, NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

225 West Station Square Drive

Suite 200

Pittsburgh, Pennsylvania 15219

Dear Stockholder:

We are pleased to deliver the enclosed proxy statement/prospectus relating to the proposed acquisition of Ansoft Corporation by ANSYS, Inc.

You are cordially invited to attend a special meeting of stockholders of Ansoft, which will be held on                    , 2008, beginning at 9:00 a.m. local time, at Ansoft’s corporate headquarters at 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219. At the special meeting, Ansoft stockholders will be asked to adopt and approve the merger agreement that Ansoft has entered into with ANSYS, Evgeni, Inc., a wholly-owned subsidiary of ANSYS, and Sidney LLC, a wholly-owned subsidiary of ANSYS, and the transactions contemplated thereby. If the merger agreement is adopted and approved and the transactions contemplated thereby are approved, and the other conditions in the merger agreement are satisfied or waived, ANSYS will acquire Ansoft, and each share of outstanding common stock of Ansoft will be converted into the merger consideration of $16.25 in cash without interest per share and 0.431882 shares of ANSYS common stock per share.

The shares of ANSYS common stock to be issued in the mergers are listed on the Nasdaq Global Select Market under the symbol “ANSS.” On                    , 2008, the closing sale price of ANSYS common stock was $             per share.

After careful consideration, Ansoft’s board of directors has unanimously determined that the mergers are fair to and in the best interests of Ansoft and its stockholders and recommends that you vote for adoption and approval of the merger agreement and the transactions contemplated thereby and vote for the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement and the proposed mergers. We urge you to read the enclosed materials closely. Please pay particular attention to the risk factors beginning on page 23 for a discussion of risks related to the mergers.

Your vote is important. Because adoption and approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of holders of at least a majority of the outstanding shares of Ansoft common stock, a failure to vote will have the same effect as a vote against the merger. Whether or not you intend to vote in person at the special meeting, please complete, sign and date the enclosed proxy card return it in the enclosed envelope or submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card as soon as possible. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

Sincerely,

Nicholas Csendes	Zoltan Cendes
President and Chief Executive Officer	Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ANSYS common stock to be issued in the mergers or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This document is dated                    , 2008 and is first being mailed to stockholders on or about                    , 2008.

ANSOFT CORPORATION

225 West Station Square Drive, Suite 200

Pittsburgh, Pennsylvania 15219

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Ansoft Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of Ansoft stockholders will be held on                    , 2008, beginning at 9:00 a.m. local time, at Ansoft’s corporate headquarters at 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219 for the following purpose:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 31, 2008, by and among ANSYS, Inc., referred to herein as ANSYS, Evgeni, Inc., a wholly-owned subsidiary of ANSYS, Sidney LLC, a wholly-owned subsidiary of ANSYS, and Ansoft Corporation and the transactions contemplated thereby;

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

The proposed mergers are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

Only Ansoft stockholders of record at the close of business on                    , 2008 are entitled to notice of and to vote at the special meeting. A majority of the shares of Ansoft common stock outstanding on the record date must be voted in favor of the adoption and approval of the merger agreement and for the transactions contemplated thereby in order for the mergers to be completed. A majority of the shares represented at the meeting in person or by proxy must be voted in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

All Ansoft stockholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, voting by proxy will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Your failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, but will reduce the number of votes required to approve such proposal.

After careful consideration, the board of directors of Ansoft has unanimously determined that the mergers are fair and in the best interests of Ansoft and its stockholders and it recommends that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby and to vote “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

By Order of the Board of Directors

Dr. Zoltan Cendes, Chairman of the Board of Directors

Pittsburgh, Pennsylvania

                    , 2008

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about ANSYS, Inc., referred to herein as ANSYS, and Ansoft Corporation, referred to herein as Ansoft, from other documents that are not included in, or delivered with, the proxy statement/prospectus.

ANSYS will provide you with copies of such documents relating to ANSYS (excluding all exhibits unless ANSYS has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

ANSYS, Inc.

Attn: Corporate Secretary

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

Ansoft will provide you with copies of such documents relating to Ansoft (excluding all exhibits unless Ansoft has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Ansoft Corporation

Attn: Corporate Secretary

225 West Station Square Drive, Suite 200

Pittsburgh, Pennsylvania 15219

(412) 261-3200

If you would like to request documents, ANSYS or Ansoft must receive your request by                    , 2008 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting. See “Where You Can Find More Information” beginning on page 93.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:	Why am I receiving this proxy statement/prospectus?

A:	ANSYS, Inc., referred to herein as ANSYS, has agreed to acquire Ansoft Corporation, referred to herein as Ansoft, under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Mergers” beginning on page 43 and “The Merger Agreement” beginning on page 67 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

To complete the mergers, Ansoft stockholders must vote to adopt and approve the merger agreement and the transactions contemplated thereby, and all other conditions to the merger must be satisfied or waived. Ansoft will hold a special meeting of its stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger agreement, the mergers and the special meeting of the stockholders of Ansoft. You should read this proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed proxy card allows you to vote your Ansoft shares without attending the special meeting. For more specific information on how to vote, please see the questions and answers below.

Q:	Why are ANSYS and Ansoft proposing this transaction? (see pages 49 and 58)

A:	The ANSYS and Ansoft boards of directors have each unanimously approved the merger agreement and have determined that the merger agreement and the mergers are advisable and in the best interests of their respective stockholders. In reaching these decisions, the ANSYS and Ansoft boards of directors considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors.

Q:	How will ANSYS pay for the cash portion of the merger consideration? (see page 76)

A:	ANSYS intends to fund the cash portion of the merger consideration through a combination of existing cash and new bank debt of up to $450 million.

Q:	What will happen in the mergers? (see page 67)

A:	In the step one merger, Ansoft and a wholly-owned subsidiary of ANSYS will merge and, as a result, Ansoft will become a wholly-owned subsidiary of ANSYS. Immediately thereafter, in the step two merger, Ansoft will merge into another wholly-owned subsidiary of ANSYS, with Sidney LLC as the surviving company of the step two merger being a wholly-owned subsidiary of ANSYS and the ultimate surviving entity of the mergers.

Q:	What will I receive in exchange for my Ansoft common stock in the merger? (see page 67)

A:	For each outstanding share of Ansoft common stock you own, assuming you do not exercise appraisal rights, you will receive the merger consideration of $16.25 in cash without interest and 0.431882 shares of ANSYS common stock. You will receive cash in lieu of any fractional share of ANSYS common stock that you would be entitled to receive in the merger.

Q:	Is the merger consideration per share subject to adjustment? (see page 69)

A:	In the event that Ansoft has breached its representations regarding its capitalization or brokers’ fees in a material respect, the merger consideration will be adjusted such that ANSYS pays in the aggregate, an amount equal to the amount that it would have paid had such representations been true and correct.

Q:	How will the mergers affect stock options to acquire Ansoft common stock? (see page 81)

A:	As a result of the mergers, all outstanding stock options under Ansoft’s stock option plans and agreements, including stock options held by executive officers and directors of Ansoft, will fully vest and become exercisable immediately prior to the closing of the step one merger. Persons who exercise their stock options prior to the effective time of the step one merger will be entitled to receive the merger consideration, just like other Ansoft stockholders. If persons holding such stock options choose not to exercise their stock options prior to the effective time of the step one merger, their stock options will be converted into an option to receive shares of ANSYS common stock. The number of shares of ANSYS common stock to which each Ansoft optionholder will be entitled is determined by the option exchange ratio discussed below. Each Ansoft option will be converted into the right to receive the number of shares subject to the Ansoft option multiplied by the option exchange ratio, rounded down to the nearest whole share. The new exercise price for Ansoft stock options will equal the old exercise price, divided by the option exchange ratio, rounded up to the nearest whole cent.

The option exchange ratio is equal to the ratio numerator divided by the ratio denominator, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down. The ratio numerator is $16.25 plus the product of (A) 0.431882 and (B) the average of the closing prices for a share of ANSYS common stock on the NASDAQ Global Select Market for the 30 trading days ending one day prior to the closing, referred to herein as the applicable ANSYS stock price. The ratio denominator is the applicable ANSYS stock price.

Q:	How much stock will the current stockholders own in the combined company? (see page 68)

A:	As of the closing of the step one merger, current ANSYS stockholders will own approximately 88% and current Ansoft stockholders will own approximately 12% of the combined company’s outstanding shares on a fully diluted basis.

Q:	Will Ansoft have representation on the ANSYS Board of Directors? (see page 82)

A:	Immediately following the effective time of the step one merger, the board of directors of ANSYS will be expanded by one Class II member and the ANSYS board of directors will elect a new Class II director designated by Ansoft. Ansoft has designated Dr. Zoltan Cendes, the founder, chairman of the board and chief technology officer of Ansoft, to join the ANSYS board of directors. He will also continue to serve the combined company as a chief technologist.

Q:	Am I entitled to appraisal rights? (see page 64)

A:	Under the Delaware General Corporation Law, holders of Ansoft common stock who do not vote for the adoption and approval of the merger agreement and the transactions contemplated thereby have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount an Ansoft stockholder would be entitled to receive under the merger agreement. Any holder of Ansoft common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Ansoft prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereby and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereby. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

Q:	What are the United States federal income tax consequences of the transaction? (see page 61)

A:

ANSYS expects the step one merger and the step two merger, considered together as a single integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In that case, Ansoft stockholders who do not exercise their appraisal rights will generally recognize gain (but not loss) equal to the lesser of the amount of cash received or the amount of gain realized in the step one merger. The amount of gain realized in the step one merger will equal the excess of the sum of the cash and the fair market value of the ANSYS common stock received in the step one merger over the tax basis of the shares of Ansoft common stock surrendered in exchange therefor.

Ansoft stockholders are urged to read the discussion in “The Mergers—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 61 of this proxy statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the mergers, as well as the effects of state, local, foreign, or other tax laws. Ansoft stockholders also should consult their tax advisors with respect to other tax consequences of the mergers or any special circumstances that may affect the tax treatment to them of the cash and shares of ANSYS common stock that they receive pursuant to the step one merger.

Q:	Do persons involved in the mergers have interests that may conflict with mine as an Ansoft stockholder? (see page 59)

A:	Yes. When considering the recommendations of Ansoft’s board of directors, you should be aware that certain Ansoft directors and officers have interests in the mergers that are different from, or are in addition to, yours. These interests include employment of certain of Ansoft’s executive officers by ANSYS after the mergers, although no agreements have been entered into and no terms, conditions or understandings have been finalized, the acceleration of stock options granted to executive officers and directors of Ansoft, and the receipt of indemnification and liability insurance benefits by directors and officers of Ansoft from ANSYS.

Q:	What stockholder approvals are required for the mergers? (see page 40)

A:	The holders of a majority of the outstanding shares of Ansoft common stock on the record date for the Ansoft special meeting of stockholders must vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby. Only holders of record of Ansoft common stock at the close of business on , 2008, referred to herein as the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were shares of Ansoft common stock outstanding and entitled to vote at the special meeting.

The approval of the stockholders of ANSYS is not required to complete the mergers because the number of new ANSYS shares issued in this transaction will represent less than 20% of current ANSYS shares outstanding.

Q:	What stockholder approvals are required for the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby? (see page 40)

A:	The holders of a majority of the shares of Ansoft common stock represented in person or by proxy at the special meeting of the stockholders must vote in favor of adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby for such proposal to be approved. Abstentions and broker-non votes will have the same effect as voting against any such proposal to adjourn the special meeting.

Q:	Are there any stockholders already committed to voting in favor of adopting and approving the merger agreement and the transactions contemplated thereby? (see page 83)

A:	Yes. In connection with the execution of the merger agreement, certain Ansoft stockholders, who collectively beneficially own approximately % of the voting power of Ansoft common stock as of the record date, entered into voting agreements agreeing to vote for the proposed transaction. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

Q:	How does Ansoft’s board of directors recommend that I vote on the proposals? (see page 51)

A:	The board of directors of Ansoft unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby and vote “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Q:	Are there risks I should consider in deciding whether to vote for the mergers? (see page 23)

A:	Yes. In evaluating the mergers, you should carefully consider the factors discussed in the section titled “Risk Factors” beginning on page 23.

Q:	Do I need to send in my Ansoft stock certificates now? (see page 42)

A:	No. You should not send in your Ansoft stock certificates now. Promptly after the effective time of the step one merger, the exchange agent will provide stock certificate transmittal materials to the holders of Ansoft common stock. The transmittal materials will contain instructions for surrendering Ansoft stock certificates to the exchange agent in exchange for the merger consideration.

You bear the risk of delivery and should send your letter of transmittal by courier, by hand or by fax, with stock certificates delivered by courier or by hand, to the appropriate addresses shown on the letter of transmittal.

Q:	What do I need to do now? (see page 41)

A:	First, carefully read this document in its entirety. Then, we urge you to vote your shares of Ansoft common stock by one of the following methods:

•	marking, signing, dating and returning your proxy card in the enclosed prepaid envelope;

•	submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card; or

•

attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a proxy from your broker to vote your shares in person.

Q:	What happens if I do not vote? (see page 40)

A:	The failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will have the same effect as voting against the adoption and approval of the merger agreement and the transactions contemplated thereby. The failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, but will reduce the number of votes required to approve such proposal.

Q:	What happens if I abstain? (see page 40)

A:	If you execute and return your proxy card or submit a proxy by telephone or over the Internet and vote “ABSTAIN” or if you vote “ABSTAIN” at the special meeting, this will have the same effect as voting against the adoption and approval of the merger agreement and the transactions contemplated thereby and against any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner? (see page 41)

A:	Many Ansoft stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with Ansoft’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Ansoft. As stockholder of record, you have the right to grant your proxy directly to Ansoft or to vote in person at the Ansoft special meeting of stockholders. Ansoft has enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed or provided voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me? (see page 41)

A:	No. If you do not provide your broker with instructions on how to vote your shares that are held in street name, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares.

If you do not give voting instructions to your broker and your broker submits a proxy card but does not vote your shares, you will, in effect, be voting against the adoption and approval of the merger agreement and the transactions contemplated thereby and against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement and the transactions contemplated thereby.

Q:	Can I change my vote? (see page 42)

A:	Yes. If you submit a proxy, you may revoke it at any time before the special meeting by:

•	delivering to the corporate secretary of Ansoft a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the corporate secretary of Ansoft a new, signed proxy with a date later than the proxy you wish to revoke;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the special meeting and voting in person.

Notices to the corporate secretary of Ansoft should be addressed to Corporate Secretary, Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219.

If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Q:	When and where will the vote take place? (see page 39)

A:	The Ansoft special meeting of stockholders will be held at Ansoft’s corporate headquarters at 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219, on , 2008, starting at 9:00 a.m. local time.

Q:	Are there any conditions that must be satisfied prior to the completion of the merger? (see page 79)

A:	Yes. There are a number of conditions that must be satisfied before the completion of the merger, some of which are outside the parties’ control, including conditions with respect to regulatory matters. See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 79.

Q:	When do you expect the mergers to be completed? (see page 67)

A:	ANSYS and Ansoft are working to complete the mergers as quickly as practicable and currently expect that the mergers could be completed promptly after the special meeting of Ansoft stockholders. However, ANSYS and Ansoft cannot predict the exact timing of the completion of the mergers because they are subject to regulatory approvals and other conditions.

Q:	Whom do I call if I have questions about the special meeting or the mergers? (see page 42)

A:	You should direct any questions regarding the special meeting of stockholders or the mergers, including the procedures for voting your shares, to our proxy solicitor, Georgeson Inc. toll-free at (877) 278-9676.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about ANSYS and Ansoft into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” beginning on page 91. You may obtain the information incorporated by reference into this document without charge by following the instructions in “Where You Can Find More Information” on page 93. Each item in this summary includes a page reference directing you to a more complete description of that item.

Cautionary Statement About Forward-Looking Statements

This document, including information included or incorporated by reference in this document, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and business of ANSYS and Ansoft; (ii) the benefits of the mergers between ANSYS and Ansoft, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the mergers; (iii) the expected tax consequences of the mergers; (iv) ANSYS’ intentions regarding the financing of the merger consideration and the terms of such financing; (v) ANSYS’ and Ansoft’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (vi) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward looking statements are based on current beliefs and expectations of ANSYS and Ansoft and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward looking statements. Factors that could cause actual results to differ materially from those expressed in such forward looking statements are discussed in the “Risk Factors” section beginning on page 23. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Ansoft stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

Information about the Parties to the Mergers

ANSYS (see page 84)

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

ANSYS develops and globally markets engineering simulation software and services widely used by engineers and designers across a broad spectrum of industries, including aerospace, automotive, manufacturing, electronics, biomedical and defense. Headquartered at Southpointe in Canonsburg, Pennsylvania, ANSYS and its subsidiaries employ approximately 1,400 people as of December 31, 2007 and focus on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. ANSYS distributes its ANSYS® suite of simulation technologies, including ANSYS Workbench™, ANSYS CFX®, ANSYS ICEM CFD™, ANSYS AUTODYN®, and ANSYS FLUENT® products, through a global network of channel partners and direct sales offices in strategic, global locations. It is ANSYS’ intention to continue to maintain this mixed sales and distribution model.

ANSYS was founded in 1970 and incorporated under the laws of the State of Delaware. ANSYS common stock is listed on the Nasdaq Global Select Market under the symbol “ANSS.”

ANSYS maintains a site on the Internet at www.ansys.com; however, information found on ANSYS’ website is not part of this proxy statement/prospectus.

Ansoft (see page 84)

Ansoft Corporation

Attn: Corporate Secretary

225 West Station Square Drive, Suite 200

Pittsburgh, Pennsylvania 15219

(412) 261-3200

Ansoft is a leading developer of high-performance electronic design automation, referred to herein as EDA, software. Ansoft products are used by electrical engineers worldwide to design state-of-the-art technology products, such as cellular phones, internet networking, satellite communications systems, integrated circuits and circuit boards and electronic sensors and motors. Engineers use Ansoft’s software to maximize product performance, eliminate physical prototypes, and to reduce time-to-market.

Ansoft was founded in 1984 and is incorporated under the laws of the State of Delaware. Ansoft’s common stock trades on the Nasdaq Global Select Market under the symbol “ANST.”

Ansoft maintains a site on the Internet at www.ansoft.com; however, information found on Ansoft’s website is not part of this proxy statement/prospectus.

Evgeni, Inc.

Evgeni, Inc.

c/o ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

Evgeni, Inc., referred to herein as Merger Sub, is a wholly-owned subsidiary of ANSYS and was incorporated on March 17, 2008 in the State of Delaware. Merger Sub has not engaged in any operations and was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub will merge with and into Ansoft in the step one merger.

Sidney LLC

Sidney LLC

c/o ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

Sidney LLC, referred to herein as Merger LLC, is a wholly-owned subsidiary of ANSYS and was formed on March 17, 2008 in the State of Delaware. Merger LLC has not engaged in any operations and was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger LLC will be the surviving company following the step two merger and will continue its existence as “Sidney LLC.”

Risk Factors (see page 23)

In evaluating the merger agreement and the mergers, you should carefully read this proxy statement/prospectus and read the risk factors set forth in “Risk Factors” beginning on page 23.

Special Meeting of Ansoft Stockholders (see page 39)

Ansoft will hold a special meeting of its stockholders on                    , 2008, at 9:00 a.m. local time, at Ansoft’s corporate headquarters at 225 West Station Square Drive, Suite 200, Pittsburgh, PA 15219. At the special meeting, you will be asked to vote on a proposal to adopt and approve the merger agreement and the transactions contemplated thereby. You will also be asked to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

You may vote at the special meeting if you owned shares of Ansoft common stock at the close of business on the record date,                    , 2008. On that date, there were            shares of Ansoft common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Ansoft common stock you owned on the record date.

Stockholder Vote Required (see page 40)

The proposal to adopt and approve the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Ansoft common stock outstanding on the record date. A failure to vote your shares or an abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Ansoft common stock represented in person or by proxy at the special meeting of the stockholders. Failure to vote your shares will not affect the outcome of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement, but will reduce the number of votes required to approve such proposal. If you abstain from voting, either in person or by proxy, it will count as a vote against such proposal to adjourn the special meeting.

The Mergers (see page 43 and Appendix A)

The merger agreement is attached to this document as Appendix A. You should read this agreement carefully, as it is the legal document that governs the step one merger, the merger of a wholly-owned subsidiary of ANSYS with and into Ansoft, followed immediately thereafter by the step two merger, the merger of Ansoft into another wholly-owned subsidiary of ANSYS, with Sidney LLC as the surviving company of the step two merger being a wholly-owned subsidiary of ANSYS and the ultimate surviving entity of the mergers.

Recommendation of Ansoft’s Board of Directors (see page 51)

After careful consideration, the Ansoft board of directors, on March 30, 2008, unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Ansoft and its stockholders and adopted and approved the merger agreement and the transactions contemplated thereby. The Ansoft board of directors recommends that the stockholders of Ansoft vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby and vote “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

In considering the recommendation of the Ansoft board of directors with respect to the merger agreement and the transactions contemplated thereby, Ansoft stockholders should be aware that some directors and officers of Ansoft will receive benefits if the mergers are completed that result in those persons having interests in the mergers that are different from, or in addition to, the interests of Ansoft stockholders.

Fairness Opinion of Deutsche Bank (see page 52)

Deutsche Bank Securities Inc., referred to herein as Deutsche Bank, has acted as exclusive financial advisor to Ansoft in connection with the mergers. At the March 30, 2008 meeting of Ansoft’s board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to Ansoft’s board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $16.25 in cash without interest per share and 0.431882 shares of ANSYS common stock per share was fair, from a financial point of view, to the holders of the outstanding shares of Ansoft common stock, excluding ANSYS and its affiliates.

The full text of Deutsche Bank’s written opinion, dated March 30, 2008, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The Deutsche Bank opinion is not a recommendation as to how any holder of shares of Ansoft common stock should vote with respect to the mergers or any other matter. Ansoft stockholders are urged to read the Deutsche Bank opinion in its entirety.

Interests of Ansoft’s Executive Officers and Directors in the Mergers (see page 59)

Some of the directors and officers of Ansoft have interests in the mergers that are different from, or in addition to, your interests. Ansoft’s directors and officers do not have employment or other agreements that provide for payments upon a change of control.

All optionholders, including the directors and officers of Ansoft that are optionholders, will be entitled to acceleration of all of their stock options immediately prior to the closing of the step one merger.

In addition to the foregoing, Ansoft officers and directors will also receive indemnification and liability insurance benefits from ANSYS and certain of Ansoft’s officers will be offered employment with ANSYS, including, without limitation, Dr. Zoltan Cendes, who will serve on the ANSYS board of directors and will serve as a chief technologist of the combined company, although no agreements have been entered into and no terms, conditions or understandings have been finalized.

Material United States Federal Income Tax Consequences of the Mergers (see page 61)

The parties intend that the step one merger and the step two merger, taken together, will qualify as a “reorganization” pursuant to Section 368(a) of the Code. Completion of the mergers is conditioned upon the receipt by Ansoft of a closing tax opinion, that the mergers, taken together, will qualify as a “reorganization”

within the meaning of Section 368(a) of the Code. The closing tax opinion will be given in reliance on customary representations and assumptions as to factual matters. In the event that the representations or assumptions are incorrect and the ultimate facts do not support reorganization treatment, the closing tax opinion cannot be relied upon.

If the step one and step two mergers, taken together, qualify as a “reorganization,” Ansoft stockholders who do not perfect their appraisal rights generally will recognize gain (but not loss) equal to the lesser of the amount of cash received and the amount of gain realized in the step one merger. The amount of gain realized in the step one merger will equal the excess of the sum of the cash and the fair market value of the ANSYS common stock received in the step one merger over the tax basis of the shares of Ansoft common stock surrendered in exchange therefor.

Ansoft stockholders are urged to read the discussion in “The Mergers—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 61 of this proxy statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the mergers, as well as the effects of state, local and foreign tax laws. Ansoft stockholders also should consult their tax advisors with respect to other tax consequences of the mergers or any special circumstances that may affect the tax treatment to them of the cash and shares of ANSYS common stock that they receive pursuant to the step one merger.

Accounting Treatment (see page 63)

ANSYS will account for the mergers under the purchase method of accounting for business combinations.

Regulatory Approvals Required for the Mergers (see page 63)

The mergers are subject to antitrust laws. On April 3, 2008, ANSYS and Ansoft each made the required filings with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the HSR Act, and requested early termination of the required waiting period. However, ANSYS and Ansoft are not permitted to complete the mergers until the applicable waiting periods under the HSR Act have expired or been terminated. The Department of Justice or the Federal Trade Commission, as well as a state or a private person, may challenge the mergers at any time before or after its completion. If antitrust authorities request additional information or challenge the mergers on antitrust grounds, such approvals may be delayed or may not be obtained.

Appraisal Rights (see page 64)

Under Delaware law, holders of Ansoft common stock may have the right to receive an appraisal of the fair value of their shares of Ansoft common stock in connection with the step one merger. To exercise appraisal rights, an Ansoft stockholder must not vote for the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, must deliver to Ansoft a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of Section 262 of the Delaware General Corporation Law, referred to herein as the DGCL, is also included as Appendix D to this proxy statement/prospectus.

What Ansoft Stockholders Will Receive in the Step One Merger (see page 67)

Upon completion of the step one merger, each outstanding share of Ansoft common stock, excluding any treasury shares and any shares held by ANSYS, its subsidiaries, or any dissenting stockholder, will be converted into the right to receive 0.431882 shares of ANSYS stock, referred to herein as the exchange ratio, and $16.25 in cash. The total amount of merger consideration you will receive will be the product of the merger consideration per share multiplied by the number of your shares of Ansoft common stock. No fractional shares of ANSYS common stock will be issued in connection with the step one merger, as discussed below.

As a result of the mergers, all outstanding stock options under Ansoft’s stock option plans and agreements, including stock options held by executive officers and directors of Ansoft, will fully vest and become exercisable immediately prior to the closing of the step one merger. Persons who exercise their stock options prior to the effective time of the step one merger will be entitled to receive the merger consideration, just like other Ansoft stockholders. If persons holding such stock options choose not to exercise their stock options prior to the effective time of the step one merger, their stock options will be converted into an option to receive shares of ANSYS stock. The number of shares of ANSYS stock to which each Ansoft optionholder will be entitled is determined by the option exchange ratio. Each Ansoft option will be converted into the right to receive the number of shares subject to the Ansoft option multiplied by the option exchange ratio, rounded down to the nearest whole share. The new exercise price for Ansoft stock options will equal the old exercise price, divided by the option exchange ratio, rounded up to the nearest whole cent. The option exchange ratio is equal to the ratio numerator divided by the ratio denominator, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down. The ratio numerator is $16.25 plus the product of (A) 0.431882 and (B) the average of the closing prices for a share of ANSYS common stock on the NASDAQ Global Select Market for the 30 trading days ending one day prior to the closing, referred to herein as the applicable ANSYS stock price. The ratio denominator is the applicable ANSYS stock price.

Procedures for Exchanging Ansoft Common Stock Certificates (see page 68)

Promptly after the effective time of the mergers, Mellon Investor Services LLC, as the exchange agent for the mergers, will establish an exchange fund to hold the merger consideration to be paid to Ansoft stockholders in connection with the mergers. The exchange agent will mail to each record holder of Ansoft common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates or book-entry shares in exchange for the cash consideration and shares of ANSYS common stock. Upon proper surrender of Ansoft stock certificates or book-entry shares in accordance with the exchange agent’s instructions, the holder of such Ansoft stock certificates or book-entry shares will be entitled to receive book-entry shares representing the number of whole shares of ANSYS common stock issuable to such holder pursuant to the mergers, the cash portion of the merger consideration issuable to such holder pursuant to the mergers and cash in lieu of any fractional share of ANSYS common stock issuable to such holder.

Fractional Shares (see page 69)

No fractional shares of ANSYS common stock will be issued in connection with the step one merger. Instead, each holder of shares of Ansoft common stock who would otherwise have been entitled to receive a fraction of a share of ANSYS common stock will receive an amount of cash (without interest) determined by multiplying the fractional share interest by the average of the last sale prices of ANSYS common stock, as reported on the Nasdaq Global Select Market, for the five trading days immediately preceding the closing, rounded to the nearest whole cent.

Representations and Warranties (see page 69)

The merger agreement contains customary representations and warranties made by ANSYS, Merger Sub and Merger LLC on the one hand, and Ansoft on the other, relating to their respective businesses, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the mergers or termination of the merger agreement, as further described below. The representations and warranties of each of ANSYS, Merger

Sub and Merger LLC and Ansoft have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, will not survive consummation of the mergers and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Acquisition Proposals by Third Parties (see page 73)

The merger agreement contains provisions prohibiting Ansoft from seeking a competing transaction, subject to certain exceptions described below. Under these “no solicitation” provisions, Ansoft has agreed that neither it nor its subsidiaries, nor any of its officers and directors or its subsidiaries shall, and that it will use reasonable best efforts to cause its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or proposals that constitute or would reasonably be expected to lead to any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data, relating to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal and to promptly notify ANSYS of any acquisition proposal it receives.

However, prior to the adoption and approval of the merger agreement and the transactions contemplated thereby at the special meeting, Ansoft may, after providing written notice to ANSYS, furnish information to and enter into discussions or negotiations with any person that makes an unsolicited bona fide competing proposal that the Ansoft board of directors in good faith, after consultation with its outside counsel and financial advisor, concludes is likely to result in, or constitutes, a superior proposal if, and only to the extent that, the Ansoft board of directors determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary obligations to Ansoft’s stockholders under applicable law. Ansoft has agreed to provide ANSYS with notice of any superior proposal it receives.

ANSYS may terminate the merger agreement if the board of directors of Ansoft has withdrawn or modified in a manner adverse to ANSYS its approval and recommendation to adopt and approve the merger agreement and the transactions contemplated thereby or if the board of directors of Ansoft approves or recommends that Ansoft’s stockholders tender their shares in a tender or exchange offer. Likewise, Ansoft may terminate the merger agreement if Ansoft enters into a definitive agreement to effect a superior competing transaction. If either ANSYS or Ansoft terminates the merger agreement in connection with these provisions, or in the additional circumstances described in “The Merger Agreement—Termination of the Merger Agreement and Termination Fee” beginning on page 81, Ansoft has agreed to promptly pay ANSYS a fee of approximately $27 million.

Debt Financing (see page 76)

The merger agreement does not contain any condition to the obligations of ANSYS or Merger Sub relating to the receipt of financing by ANSYS and Merger Sub. ANSYS intends to fund the cash portion of the merger consideration through a combination of existing cash and new bank debt. ANSYS has entered into a commitment letter, dated as of March 28, 2008, which is referred to herein as the commitment letter, with Bank of America, N.A., which is referred to as Bank of America, and Banc of America Securities LLC. Pursuant to, and subject to the terms and conditions of, the commitment letter, Bank of America, as the initial lender, has committed to provide to ANSYS a senior unsecured credit facility of up to $450 million.

Conditions to Completion of the Mergers (see page 79)

The respective obligations of ANSYS and Ansoft to complete the mergers and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the merger agreement must be adopted and approved by the holders of a majority of the outstanding shares of Ansoft common stock;

•

no threatened, instituted or pending suit, action or proceeding in which a governmental authority is seeking an order to or to prohibit or limit ANSYS’ ability to own, control, direct, manage or operate any of the assets or businesses of Ansoft or its subsidiaries or its ability to vote, transfer, receive dividends or otherwise exercise full ownership rights of the surviving corporation;

•

no order, injunction or decree or other legal restraint or prohibition preventing the consummation of the mergers is in effect, and no statute, rule regulation, order, injunction or decree shall have been enacted, issued, entered, promulgated or enforced that prohibits or makes illegal the consummation of the mergers;

•

the Securities Exchange Commission, referred to herein as the SEC, shall have declared the registration statement of which this document is a part effective under the Securities Act and no stop order suspending the effectiveness of the registration agreement or this proxy statement/prospectus shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC or any state securities administrator and no similar proceeding in respect of this proxy statement/prospectus shall have been initiated or threatened by the SEC or any state securities administrator;

•	the shares of ANSYS common stock to be issued at the effective time of the step one merger shall have been authorized for listing on the Nasdaq Global Select Market;

•

the representations and warranties of the other party set forth in the merger agreement must be true and correct without reference to any qualification as to materiality, except where a failure to be true and correct would not have a material adverse effect on the party making the representations and warranties (except with respect to Ansoft’s representations regarding capitalization and brokers fees, which must be true and correct in all material respects, subject to Ansoft’s ability to adjust the aggregate consideration to be paid to cure such breach); and

•	the other party to the merger agreement must have performed in all material respects all of its agreements and covenants required by the merger agreement.

The obligations of ANSYS, Merger Sub and Merger LLC to complete the mergers are also subject to various other conditions, including the following conditions:

•	holders of not more than 10% of the outstanding shares of Ansoft common stock shall have demanded appraisal rights under Delaware law; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on Ansoft and its subsidiaries that is continuing.

The obligation of Ansoft to complete the mergers is also subject to various other conditions, including the following conditions:

•

the receipt by Ansoft of a tax opinion to the effect that the step one merger and the step two merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on ANSYS and its subsidiaries that is continuing.

ANSYS and Ansoft cannot be certain when, or if, the conditions to the mergers will be satisfied or waived or whether or not the mergers will be completed.

Termination of the Merger Agreement and Termination Fee (see page 81)

The merger agreement may be terminated at any time before the effective time of the step one merger in the following manner:

•	by mutual written consent;

•	by either ANSYS or Ansoft, if Ansoft’s stockholder approval has not been obtained at the special meeting;

•

by either ANSYS or Ansoft, if the mergers have not been consummated by September 30, 2008, except that such date may be extended with the consent of Ansoft for an additional six months if the sole reason for the delay is related to any waiting period required by the antitrust laws;

•

by either ANSYS or Ansoft if any judgment, order, ruling or decision by a court or governmental authority permanently enjoining, restraining or otherwise prohibiting the mergers shall have become final and nonappealable;

•

by either ANSYS or Ansoft, if the other breaches its respective representations and warranties or fails to perform its respective obligations and such breach or failure results in the breaching party’s inability to bring-down its representations and warranties or fulfill its obligations under the merger agreement, and such breach is not cured within 30 days;

•

by ANSYS, if Ansoft’s board of directors makes a change of recommendation with respect to the merger agreement, fails to confirm promptly its recommendation of the merger agreement upon the request of ANSYS to do so, recommends that Ansoft’s stockholders tender their shares in a tender or exchange offer, or Ansoft shall have intentionally breached its obligations not to solicit an acquisition proposal; or

•	by Ansoft, if it enters into a definitive agreement to effect a superior proposal.

If the merger agreement is terminated, under certain circumstances involving the acquisition or potential acquisition of Ansoft by another company, Ansoft would be required to pay ANSYS a termination fee equal to approximately $27 million.

Voting Agreements (see page 83)

In connection with the execution of the merger agreement, ANSYS entered into voting agreements with each of Nicholas Csendes and Dr. Zoltan Cendes, who are officers and directors of Ansoft, whereby such stockholders agreed to vote their shares of Ansoft common stock in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. These stockholders collectively beneficially own approximately     % of the voting power of Ansoft common stock. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANSYS

The following selected financial data of ANSYS as of and for each of the five fiscal years in the period ended December 31, 2007 have been derived from ANSYS’ audited historical consolidated financial statements. The data below is only a summary and should be read in conjunction with ANSYS’ consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 93 of this proxy statement/prospectus.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Total revenue	$385,340	$263,640	$158,036	$134,539	$113,535
Operating income	126,769	36,156	58,840	45,978	30,317
Net income	82,392	14,156	43,903	34,567	21,313
Earnings per share—basic	$1.06	$0.19	$0.69	$0.56	$0.36
Weighted average shares—basic	77,792	72,686	63,498	61,910	59,832
Earnings per share—diluted	$1.02	$0.19	$0.65	$0.52	$0.33
Weighted average shares—diluted	81,135	76,398	67,384	65,956	63,752
Total assets	$969,292	$902,696	$305,509	$239,646	$180,559
Working capital	109,302	36,406	167,892	121,877	69,835
Long-term liabilities	132,215	188,365	4,062	1,800	761
Stockholders’ equity	641,210	534,793	224,977	175,469	127,074
Cash provided by operating activities	127,128	89,697	67,825	51,366	38,806

In the first quarter of fiscal 2006, ANSYS adopted the fair value recognition provisions of Statement of Financial Accounting Standards, referred to herein as SFAS, No. 123 (revised 2004), Share-Based Payment, referred to herein as No. 123(R), requiring ANSYS to recognize expense related to the fair value of its stock-based compensation awards. ANSYS elected the modified prospective transition method as permitted by SFAS No. 123(R), and accordingly, financial results for years prior to fiscal 2006 have not been restated. Pre-tax stock-based compensation expense in fiscal 2007 and 2006 was $8.9 million and $5.6 million, respectively. Additionally, the amounts reflected for 2007 and 2006 and the related comparability to other years presented were significantly impacted by the May 1, 2006 acquisition of Fluent Inc.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANSOFT

The following selected financial data of Ansoft as of and for each of the five fiscal years in the period ended April 30, 2007 have been derived from Ansoft’s audited historical consolidated financial statements. The selected historical financial data for the nine months ended January 31, 2008 and 2007 have been derived from unaudited consolidated financial statements for Ansoft. The data below is only a summary and should be read in conjunction with Ansoft’s consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 93 of this proxy statement/prospectus.

	Nine months ended January 31,		Fiscal Year Ended April 30,
	2008	2007	2007	2006	2005	2004	2003
			(in thousands, except per share data)
Consolidated Statement of Operations Data
Revenue:
License	$37,076	$32,270	$51,026	$42,849	$39,322	$32,301	$27,540
Service and other	32,359	28,290	38,113	34,362	28,348	22,352	19,779

Total revenue	69,435	60,560	89,139	77,211	67,670	54,653	47,319

Cost of revenue:
License	459	425	607	535	505	702	683
Service and other	1,308	1,096	1,590	1,420	1,349	1,155	970

Total cost of revenue	1,767	1,521	2,197	1,955	1,854	1,857	1,653

Gross profit	67,668	59,039	86,942	75,256	65,816	52,796	45,666

Operating expenses:
Sales and marketing	25,754	23,646	33,792	31,506	31,108	26,930	24,611
Research and development	14,273	14,572	19,662	17,016	16,901	15,690	18,588
General and administrative	4,095	4,075	5,672	5,060	4,861	4,488	4,284
Amortization	875	982	1,272	1,467	1,552	3,182	3,428

Total operating expenses	44,997	43,275	60,398	55,049	54,422	50,290	50,911

Income (loss) from operations	22,671	15,764	26,544	20,207	11,394	2,506	(5,245)
Other income, net(1)	2,334	1,968	2,636	1,395	2,206	904	1,152

Income (loss) before income taxes	25,005	17,732	29,180	21,602	13,600	3,410	(4,093)
Income tax expense (benefit)	9,394	5,422	8,936	3,805	4,159	854	(970)

Net income (loss)	$15,611	$12,310	$20,244	$17,797	$9,441	$2,556	$(3,123)

Basic net income (loss) per share(2)	$0.67	$0.52	$0.86	$0.75	$0.41	$0.11	$(0.13)

Diluted net income (loss) per share(2)	$0.61	$0.47	$0.77	$0.69	$0.36	$0.10	$(0.13)

Weighted average shares outstanding—basic(2)	23,451	23,609	23,650	23,694	23,242	23,344	23,618
Weighted average shares outstanding—diluted(2)	25,454	26,163	26,182	25,851	25,892	26,496	23,618

Consolidated Balance Sheet Data
Cash and cash equivalents	$30,530	$23,712	$49,356	$16,456	$11,910	$15,218	$7,173
Working capital	24,385	12,773	43,374	11,091	7,578	10,707	8,965
Total assets	99,649	92,349	111,170	85,080	73,421	67,636	63,154
Long term liabilities	4,716	1,104	1,404	1,088	1,039	10,242	10,000
Total stockholders’ equity	62,046	64,047	74,783	56,261	49,285	41,686	39,826

(1)	Includes net realized gain (loss) on the sale of marketable securities of ($87), ($2), $732, ($7), and $113 and other than temporary declines on marketable securities of $0, $0, $27, $0, and $78 for the fiscal years ended April 30, 2007, 2006, 2005, 2004, and 2003, respectively.

(2)	All share and per share information have been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents summary unaudited pro forma condensed combined financial data that reflects the proposed acquisition of Ansoft by ANSYS. This information is derived from and should be read in conjunction with unaudited pro forma condensed combined consolidated financial statements and related notes thereto included in this proxy statement/prospectus, see “Unaudited Pro Forma Condensed Combined Financial Data” on page 94, and the historical financial statements and notes thereto of Ansoft and ANSYS that are incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations data assume that the pending acquisition of Ansoft occurred on January 1, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined statement of operations combines the historical results of ANSYS for the year ended December 31, 2007 with the historical results of Ansoft for the four quarters ended January 31, 2008, plus pro forma adjustments.

The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of Ansoft occurred on December 31, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined balance sheet combines the historical balances of ANSYS as of December 31, 2007 with the historical balances of Ansoft as of January 31, 2008, plus pro forma adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2007:	Pro Forma Combined
(in thousands)
ASSETS
Current assets:
Cash and short-term investments	$152,118
Accounts receivable, net	68,778
Other receivables and current assets	69,717
Deferred income taxes	21,565

Total current assets	312,178
Property and equipment, net	31,315
Capitalized software costs, net	895
Marketable securities	—
Goodwill	1,092,088
Other intangible assets, net	436,084
Other long-term assets	9,084
Deferred income taxes	—

Total assets	$1,881,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital leases	$43,060
Accounts payable	3,817
Accrued income taxes	13,336
Other accrued expenses	57,391
Deferred revenue	144,609

Total current liabilities	262,213
Long-term debt and capital leases, less current portion	382,587
Deferred income taxes	154,147
Other long-term liabilities	21,929

Total long-term liabilities	558,663
Stockholders’ equity	1,060,768

Total liabilities and stockholders’ equity	$1,881,644

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2007
(in thousands, except per share data)
Revenue:
Software licenses	$309,119
Maintenance and service	174,235

Total revenue	483,354

Cost of sales:
Software licenses	9,754
Amortization of software and acquired technology	38,698
Maintenance and service	49,204

Total cost of sales	97,656
Gross profit	385,698

Operating expenses:
Selling, general and administrative	156,700
Research and development	75,844
Amortization	17,294

Total operating expenses	249,838
Operating income	135,860
Interest expense	(18,717)
Other income (expense), net	3,964
Income before income tax provision	121,107
Income tax provision	40,124

Net income	$80,983

Earnings per share—basic:
Basic earnings per share	$0.91
Weighted average shares—basic	89,141

Earnings per share—diluted:
Diluted earnings per share	$0.88
Weighted average shares—diluted	92,484

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table sets forth information derived from audited and unaudited results, including (i) audited historical basic and diluted earnings per share, unaudited historical cash dividends per share and unaudited historical book value per share of ANSYS common stock, (ii) unaudited historical basic and diluted earnings per share, unaudited historical cash dividends per share and unaudited historical book value per share of Ansoft, (iii) unaudited pro forma combined basic and diluted earnings per share, unaudited pro forma combined cash dividends per share and unaudited pro forma combined book value per share of ANSYS common stock after giving effect to the mergers and (iv) unaudited pro forma combined equivalent basic and diluted earnings per share from continuing operations, unaudited pro forma combined equivalent cash dividends per share and unaudited pro forma combined equivalent book value per share of Ansoft based on the exchange ratio of 0.431882 shares of ANSYS common stock for each share of Ansoft common stock. The information in the table should be read in conjunction with the audited and unaudited consolidated financial statements of ANSYS and Ansoft, and the notes thereto, which are incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial information is not necessarily indicative of the earnings, dividends or book value per share that would have been achieved had the mergers been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

Year Ended December 31, 2007

Historical—ANSYS
Basic earnings per share	$1.06
Diluted earnings per share	$1.02
Cash dividends per share	$0.00
Book value per share (at period end)	$8.20

Year Ended January 31, 2008
Historical—Ansoft
Basic earnings per share	$0.99
Diluted earnings per share	$0.92
Cash dividends per share	$0.00
Book value per share (at period end)	$2.66

Year Ended December 31, 2007

Unaudited Pro Forma Combined
Basic earnings per share	$0.91
Diluted earnings per share	$0.88
Cash dividends per share	$0.00
Book value per share (at period end)	$11.85

Year Ended December 31, 2007

Unaudited Pro Forma Combined Equivalent—Ansoft
Basic earnings per share	$0.39
Diluted earnings per share	$0.38
Cash dividends per share	$0.00
Book value per share (at period end)	$5.12

COMPARATIVE MARKET PRICE INFORMATION

Ansoft’s common stock trades on the Nasdaq Global Select Market under the symbol “ANST.” As of April 23, 2008, Ansoft had 170 stockholders of record. ANSYS’ common stock trades on the Nasdaq Global Select Market under the symbol “ANSS.” The following table sets forth the closing sales prices of the common stock of ANSYS and the common stock of Ansoft on March 28, 2008, the last trading day before the public announcement of the execution and delivery of the merger agreement, and April 23, 2008, the most recent date for which prices were practicably available prior to the date of this proxy statement/prospectus:

	ANSYS	Ansoft
Closing Price on March 28, 2008	$37.92	$23.42
Closing Price on April 23, 2008	$39.95	$32.97

The above tables show only historical comparisons. These comparisons may not provide meaningful information to Ansoft stockholders in determining whether to approve the principal terms of the merger agreement and to approve the merger. Ansoft stockholders are urged to obtain current market quotations for ANSYS and Ansoft common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt and approve the merger agreement and the transactions contemplated thereby. See “Where You Can Find More Information” on page 93.

R ISK FACTORS

IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PARTICIPATE IN THE MERGERS OR VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. YOU SHOULD ALSO READ AND CONSIDER THE RISKS ASSOCIATED WITH EACH OF THE BUSINESSES OF ANSYS AND ANSOFT BECAUSE THESE RISKS WILL ALSO AFFECT THE COMBINED COMPANY.

General Risks Relating to the Proposed Mergers

ANSYS may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend on, among other things, ANSYS’ ability to realize anticipated cost savings and to combine the businesses of ANSYS and Ansoft in a manner that does not materially disrupt Ansoft’s existing customer relationships nor otherwise result in decreased revenues and that allows ANSYS to capitalize on Ansoft’s growth opportunities. If ANSYS is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

ANSYS and Ansoft have operated and, until the completion of the mergers, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of ANSYS’ or Ansoft’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect ANSYS’ ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the mergers. For instance, ANSYS’ employee compensation policies may differ from Ansoft’s employee compensation policies. To realize the benefits of the mergers, ANSYS must retain Ansoft’s key employees.

The market price of the shares of ANSYS common stock may be affected by factors different from those affecting the shares of Ansoft common stock.

Upon completion of the mergers, holders of Ansoft common stock will become holders of ANSYS common stock. Some of ANSYS’ current businesses and markets differ from those of Ansoft and, accordingly, the results of operations of ANSYS after the mergers may be affected by factors different from those currently affecting the results of operations of Ansoft. For a discussion of each of the businesses of ANSYS and Ansoft and of factors to consider in connection with their businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 93.

The failure of ANSYS to operate and manage the combined company effectively could have a material adverse effect on ANSYS’ business, financial condition and operating results.

ANSYS will need to meet significant challenges to realize the expected benefits and synergies of the mergers. These challenges include:

•	integrating the management teams, strategies, cultures and operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	integrating sales and business development operations;

•	retaining existing customers of each company;

•	developing new products and services that utilize the technologies and resources of both companies; and

•	creating uniform standards, controls, procedures, policies and information systems.

The accomplishment of these post-merger objectives will involve considerable risk, including:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	the difficulty of incorporating acquired technology and rights into ANSYS’ products and services;

•	unanticipated expenses related to technology integration; and

•	potential unknown liabilities associated with the mergers.

If ANSYS does not succeed in addressing these challenges or any other problems encountered in connection with the mergers, its operating results and financial condition could be adversely affected.

The market price of ANSYS’ common stock may decline as a result of the mergers.

The market price of ANSYS’ common stock may decline as a result of the mergers for a number of reasons, including:

•	the integration of Ansoft by ANSYS may be unsuccessful;

•	ANSYS may not achieve the perceived benefits of the mergers as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the mergers on ANSYS’ financial results may not be consistent with the expectations of financial or industry analysts.

These factors are, to some extent, beyond ANSYS’ control. In addition, for Ansoft stockholders who hold their shares in certificated form, there will be a time period between the effective time of the mergers and the time when Ansoft stockholders actually receive book-entry shares evidencing ANSYS common stock. Until book-entry shares are received, Ansoft stockholders will not be able to sell their shares of ANSYS common stock in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of ANSYS common stock during this period.

Ansoft’s officers and directors may have conflicts of interest that may influence them to support or approve the mergers.

Certain directors and officers of Ansoft may become employees and participate in employment arrangements that become effective upon consummation of the mergers that provide them with interests in the mergers that are different from, or in addition to, those of Ansoft’s stockholders, although no agreements have been entered into and no terms, conditions or understandings have been finalized. In addition, all directors and officers of Ansoft will receive indemnification and liability insurance benefits from ANSYS as a result of the mergers. These interests include the following:

•

Dr. Zoltan Cendes, the founder, chairman of the board of directors and chief technology officer of Ansoft, will become a director of ANSYS following the effective time of the step one merger and will continue to serve the combined company as a chief technologist;

•

ANSYS has agreed to honor Ansoft’s obligations as provided in Ansoft’s organizational documents and indemnification agreements with respect to indemnification of each present and former Ansoft officer and director against liabilities arising out of such person’s services as an officer or director of Ansoft prior to consummation of the mergers. In addition, all directors and officers of Ansoft will receive liability insurance benefits from ANSYS as a result of the mergers; and

•	stock options held by Ansoft’s directors and officers will become fully vested immediately prior to the closing of the step one merger.

These directors and officers could be more likely to recommend the adoption and approval of the merger agreement and the transactions contemplated thereby than if they did not hold these interests. Dr. Zoltan Cendes and Nicolas Csendes have also entered into voting agreements whereby they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Ansoft stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the adoption and approval of the merger agreement and the transactions contemplated thereby.

Failure to complete the mergers could negatively affect Ansoft’s stock price and its future business and operations.

If the mergers are not completed for any reason, Ansoft may be subject to a number of material risks, including the following:

•	Ansoft may be required under certain circumstances to pay ANSYS a termination fee of approximately $27 million;

•	the price of Ansoft’s common stock may decline; and

•	costs related to the mergers, such as financial advisory, legal, accounting and printing fees, must be paid even if the mergers are not completed.

Finally, if the merger agreement is terminated, Ansoft may be unable to find another business willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit Ansoft’s ability to pursue its strategic goals.

Current credit market conditions may affect the cost of the transaction to ANSYS and the surviving entity’s future business and operations.

ANSYS has entered into a commitment letter with Bank of America, N.A. and Banc of America Securities LLC to provide financing for a portion of the cash consideration in the mergers. Although ANSYS’ failure to obtain such financing will not relieve it of its obligations to consummate the mergers, in such case ANSYS would be required to obtain alternative debt financing, which may not be readily available to it. In the event that market conditions make such financing more expensive to ANSYS than currently anticipated, ANSYS or the surviving entity may experience a material adverse effect on its business and financial condition and the business and financial condition.

Uncertainty regarding the mergers may cause customers and suppliers to delay or defer decisions concerning ANSYS and Ansoft and adversely affect each company’s ability to attract and retain key employees.

The mergers will happen only if stated conditions are met, including the adoption and approval of the merger agreement and the transactions contemplated thereby by Ansoft’s stockholders, clearance of the mergers under United States antitrust laws, and the absence of any material adverse effect in the business of Ansoft or ANSYS. Many of the conditions are outside the control of Ansoft and ANSYS, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the mergers. This uncertainty may cause customers and suppliers to delay or defer decisions concerning Ansoft or ANSYS, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with Ansoft or ANSYS as a result of the mergers. Similarly, uncertainty regarding the completion of the mergers may cause resellers to delay or defer decisions concerning, or seek to change existing agreements with, Ansoft, which could negatively affect its business. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Ansoft and ANSYS, regardless of whether the mergers are ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the mergers could have a material adverse effect on each company’s business, regardless of whether the mergers are completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company’s ability to attract and retain key management, sales, marketing and technical personnel. Furthermore, under several third party contracts that are important to Ansoft’s business, the third parties may have the right to terminate their agreements with Ansoft as a result of the mergers, unless their consent to the mergers is obtained. If Ansoft is unable to obtain requisite third party consents, operation of its business after the closing could be adversely affected.

Failure to retain key employees could diminish the anticipated benefits of the mergers.

The success of the mergers will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with Ansoft and ANSYS until strategies with regard to these employees are announced or executed. If Ansoft and ANSYS are unable to retain personnel that are critical to the successful integration and future operations of the companies, Ansoft and ANSYS could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the mergers.

The mergers may go forward in certain circumstances even if ANSYS or Ansoft suffers a material adverse effect.

In general, either party can refuse to complete the mergers if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the mergers on that basis as a result of any change, event, circumstance or condition resulting from:

•	any failure by the party to meet any projections or forecasts or revenue or earnings predictions;

•	any change in the stock price or trading volume of Ansoft common stock in the case of Ansoft or ANSYS common stock in the case of ANSYS, in and of itself;

•

any change, effect or circumstance resulting from the announcement or pendency of the merger agreement or the consummation of the transactions contemplated by the merger agreement or the compliance with the terms of the merger agreement;

•	changes affecting any of the industries in which either ANSYS or Ansoft operates, to the extent they do not affect ANSYS or Ansoft, as applicable, disproportionately;

•

changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war, armed conflicts or otherwise) to the extent they do not affect ANSYS or Ansoft, as applicable, disproportionately;

•	any action taken at the written request of ANSYS or Ansoft, as applicable;

•	changes resulting from change in any domestic (federal, state of local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree; or

•	changes to general accounting requirements.

If adverse changes occur but ANSYS and Ansoft must still complete the mergers, ANSYS’ stock price may suffer. This in turn may reduce the value of the mergers to Ansoft stockholders.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Ansoft.

Until the completion of the mergers, with limited exceptions, the merger agreement prohibits Ansoft from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than ANSYS. However, Ansoft may engage in discussions with certain third parties making unsolicited offers to acquire the company in compliance with the provisions of the merger agreement. Ansoft has agreed to pay ANSYS a termination fee of approximately $27 million in specified circumstances, including where Ansoft’s board of directors withdraws its support of the merger with ANSYS to support a business combination with a third party. These provisions could discourage other companies from trying to acquire Ansoft even though those other companies might be willing to offer greater value to Ansoft stockholders than ANSYS has offered pursuant to the merger agreement.

The rights of holders of Ansoft common stock will change as a result of the mergers.

After the mergers, the rights of those stockholders of Ansoft who will become stockholders of ANSYS will be governed by ANSYS’ amended and restated certificate of incorporation and by-laws, which are different from Ansoft’s amended and restated certificate of incorporation and by-laws. As a result of these differences, Ansoft stockholders may have less control over corporate actions proposed to be taken by ANSYS than they would have had over corporate actions proposed to be taken by Ansoft. For more information, see “Comparison of Rights of Holders of ANSYS Common Stock and Ansoft Common Stock,” beginning on page 85.

Risks Relating to ANSYS’ Business

ANSYS’ quarterly operating results are subject to significant fluctuations and, as a result, period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

ANSYS may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors including, but not limited to, the timing of new product releases or product enhancements by ANSYS or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing changes; customer order deferrals in anticipation of new products or product enhancements; changes in demand for ANSYS’ products; changes in operating expenses; changes in the mix of software license and maintenance and service revenue; personnel changes; and general economic conditions. A substantial portion of ANSYS’ operating expenses is related to personnel, facilities and marketing programs. The level of personnel and related expenses cannot be adjusted quickly and is based, in significant part, on ANSYS’ expectations for future revenue. ANSYS does not typically experience significant order backlog. Further, ANSYS has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. During certain quarterly periods, ANSYS has been dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee, and has shifted the business emphasis of its products to provide a collaborative solution to ANSYS’ customers. This emphasis has increased ANSYS’ average order size and the related sales cycle time for the larger orders. This shift may have the effect of increasing the volatility of ANSYS’ revenue and profit from period to period. As a result, product revenue in any quarter is substantially dependent upon sales completed in the latter part of that quarter, and revenue for any future quarter is not predictable with any significant degree of accuracy.

ANSYS’ business has experienced seasonality, including quarterly reductions in software sales resulting from the slowdown during the summer months throughout the world, particularly in Europe, as well as from the seasonal purchasing and budgeting patterns of ANSYS’ global customers.

Substantial, prolonged economic downturns in key industrial sectors and in major economic regions in which ANSYS operates may result in reduced product sales and lower revenue growth.

ANSYS’ sales are based significantly on end user demand for products in key industrial sectors. Many of these sectors periodically experience economic declines. These economic declines may be exacerbated by other economic factors, such as the recent increase in global energy prices. These economic factors may adversely affect ANSYS’ business by extending sales cycles and reducing revenue.

ANSYS has customers that supply a wide spectrum of goods and services in virtually all of the world’s major economic regions. ANSYS’ performance is materially impacted by general economic conditions and the performance of its customers. ANSYS’ management team forecasts macroeconomic trends and developments and integrates them through long-range planning into budgets, research and development strategies and a wide variety of general management duties. When forecasting future economic trends and technological developments, management does not have a comparative advantage. To the extent that ANSYS’ forecasts are in error by being overly optimistic or overly pessimistic about the performance of an economy or sector, ANSYS’ performance may be hindered because of a failure to properly match corporate strategy with economic conditions.

Terrorist attacks, other increased global hostilities and natural disasters have, at times, contributed to widespread uncertainty and speculation in the world financial markets. This uncertainty and speculation may result in economic contraction and a related suspension or delay of purchasing by ANSYS’ customers.

The market price of ANSYS’ common stock has been and may continue to be volatile.

Market prices for securities of software companies have generally been volatile. In particular, the market price of the ANSYS’ common stock has been, and may continue to be, subject to significant fluctuations as a result of factors affecting ANSYS, the software industry or the securities markets in general. Such factors include, but are not limited to, declines in trading price that may be triggered by ANSYS’ failure to meet the expectations of securities analysts and investors. ANSYS cannot provide assurance that in such circumstances the trading price of ANSYS’ common stock will recover or that it will not experience a further decline. Moreover, the trading price could be subject to additional fluctuations in response to quarter-to-quarter variations in ANSYS’ operating results, material announcements made by ANSYS or its competitors, conditions in the software industry generally or other events and factors, many of which are beyond ANSYS’ control.

If ANSYS is unable to deliver new and innovative products or product enhancements ahead of rapid technological changes in the market or if its products contain undetected errors or failures, its financial condition could be materially adversely affected.

ANSYS operates in an industry generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in ANSYS’ future success will be its ability to anticipate technological changes and to develop and introduce, in a timely manner, enhancements to its existing products and new products to meet those changes. If ANSYS is unable to introduce new products and to respond quickly to industry changes, its business, financial position, results of operations and cash flows could be materially adversely affected.

The introduction and marketing of new or enhanced products require ANSYS to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that ANSYS will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace or that it will successfully manage the transition from existing products. Software products as complex as those offered by ANSYS may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of ANSYS’ commitment to accelerating the frequency of its product releases. There can be no assurance that errors will not be found in new or enhanced products after commencement of commercial shipments. Any of these problems may result in the loss of or delay in customer acceptance, diversion of development resources, damage to ANSYS’ reputation or increased service and warranty costs, any of which could have a material, adverse effect on ANSYS’ business, financial position, results of operations and cash flows.

Sales of new products require a high degree of expertise, which may not be quickly attained and may result in increased sales costs.

ANSYS continues to develop and introduce new software products. Certain of these products require a higher level of sales and support expertise. The ability of ANSYS’ sales channel, particularly the indirect channel, to obtain this expertise and to sell the new product offerings effectively could have an impact on

ANSYS’ sales in future periods. Additionally, royalties and engineering service engagements associated with the new software products may result in ANSYS’ cost of sales increasing as a percentage of revenue in future periods.

ANSYS relies on a global network of independent, regional channel partners to distribute a substantial portion of its products, and any adverse change in its relationship with its channel partners and any adverse fluctuations in exchange rates could adversely affect its performance.

ANSYS continues to distribute a meaningful portion of its products through its global network of independent, regional channel partners. The channel partners sell ANSYS’ software products to new and existing customers, expand installations within the existing customer base, offer consulting services and provide the first line of technical support. Consequently, in certain geographies, ANSYS is highly dependent upon the efforts of the channel partners. Difficulties in ongoing relationships with channel partners, such as failure to meet performance criteria or to promote ANSYS’ products as aggressively as ANSYS expects, and differences in the handling of customer relationships could adversely affect ANSYS’ performance. Additionally, the loss of any major channel partner for any reason, including a channel partner’s decision to sell competing products rather than ANSYS’ products, could have a material, adverse effect on ANSYS. Moreover, ANSYS’ future success will depend substantially on the ability and willingness of its channel partners to continue to dedicate the resources necessary to promote ANSYS’ portfolio of products and to support a larger installed base of ANSYS’ products. If the channel partners are unable or unwilling to do so, ANSYS may be unable to sustain revenue growth.

Currently ANSYS is partially protected from exchange rate fluctuations among the U.S. Dollar and other currencies as a result of its indirect third-party sales channel, which generally pays ANSYS in U.S. Dollars. The revenues and expenses associated with ANSYS’ international direct third-party sales channel are subject to foreign currency exchange fluctuations and, as a result, ANSYS’ future financial results may be impacted by fluctuations in exchange rates. Additionally, any future changes to ANSYS’ sales channel involving proportionally higher direct sales from international locations could result in additional exposure to the foreign currency exchange fluctuations. This exposure could adversely impact ANSYS’ financial position and results of operations in future periods.

ANSYS’ industry is highly competitive. If it is unable to compete effectively, its business, results of operations and financial condition could be adversely affected.

ANSYS continues to experience intense competition across all markets for its products and services. Some of ANSYS’ current and possible future competitors have greater financial, technical, marketing and other resources than ANSYS, and some have well established relationships with current and potential customers of ANSYS. These competitive pressures may result in decreased sales volumes, price reductions and/or increased operating costs, and could result in lower revenues, margins and net income.

If ANSYS loses the services of its senior executives or key technical personnel who possess specialized industry knowledge and technical skills, it could reduce its ability to compete, to manage its operations effectively, or to develop new products and services.

ANSYS is highly dependent upon the ability and experience of its senior executives and its key technical and other management employees. The loss of these employees could adversely affect ANSYS’ ability to conduct its operations.

ANSYS’ international sales constitute a substantial portion of its total sales and could be negatively affected by disruptions in international geographies caused by government actions, international political or economic instability or other similar events.

A majority of ANSYS’ business comes from outside the United States. Risks inherent in ANSYS’ international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, products and services, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright, trademark and trade secret protection may not be available in every foreign country in which ANSYS sells its products and services. ANSYS’ business, financial position, results of operations and cash flows could be materially adversely affected by any of these risks.

As ANSYS continues to expand its direct sales presence in international regions, the portion of its revenue, expenses, cash, accounts receivable and payment obligations denominated in foreign currencies continues to increase. As a result, changes in currency exchange rates from time to time may affect ANSYS’ financial position, results of operations and cash flows.

Additionally, countries in certain international regions have periodically experienced weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for ANSYS’ products and ultimately ANSYS’ financial condition, results of operations and cash flows.

As ANSYS has grown, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. An economic slowdown, globally or regionally, could cause many companies to delay or reduce technology purchases, which could impact ANSYS’ visibility into the closing of new business, as opposed to its recurring business. A slowdown could also contribute to reductions in sales, longer sales cycles and increased price pressure. Each of these items could adversely affect ANSYS’ sales in future periods.

ANSYS has historically received significant tax benefits related to its export activities. In October 2004, the American Jobs Creation Act of 2004 was signed into law and included replacement legislation for existing export benefits. The phase-out of the existing export benefits associated with the legislation is summarized as follows:

Export Benefit Phase-out

2004	No effect
2005	80% of otherwise applicable benefits
2006	60% of otherwise applicable benefits
2007 - beyond	Export benefits fully eliminated

In addition to repealing the export tax benefits, the American Jobs Creation Act of 2004 provides significant tax relief for domestic manufacturers. Effective for taxable years beginning after December 31, 2004, qualifying entities may deduct a certain percentage (as defined below) of the lesser of their qualified production activities income or their taxable income for a taxable year. The deduction, however, is limited to 50% of an employer’s W-2 wages for the tax year. Beginning in 2010, when the 9% deduction is fully phased in, corporations facing a marginal tax rate of 35% will be subject to an effective tax rate of 31.85% on qualifying income.

Manufacturing Income Deduction Phase-in

2004	No effect
2005 - 2006	3% applicable deduction for qualified income
2007 - 2009	6% applicable deduction for qualified income
2010 - beyond	9% applicable deduction for qualified income

In 2007, export benefits were fully phased out. In 2006, export benefits reduced ANSYS’ effective tax rate by 4.5%. The loss in export benefits during 2007 was partially replaced with an increased benefit for domestic production activities. Any other prospective changes regarding tax benefits associated with ANSYS’ export sales or other federal and state tax planning vehicles may adversely impact ANSYS’ effective tax rate and decrease its net income in future periods.

If ANSYS is unable to protect its proprietary technology, it could negatively affect the value of its products.

ANSYS’ success is highly dependent upon its proprietary technology. ANSYS generally relies on contracts and the laws of copyright and trade secrets to protect its technology. ANSYS maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by ANSYS to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although ANSYS is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against ANSYS or that, if asserted, such claims will not prevail.

Preferences of some customers, and in certain geographies, for perpetual licenses may lengthen ANSYS’ sales cycles, may delay sales until later in a given quarter or later and may increase fluctuations in its financial results.

Although ANSYS has historically maintained stable recurring revenue from the sale of software lease licenses, software maintenance subscriptions and third party royalties, it also has relied on sales of perpetual licenses that involve payment of a single, up-front fee and that are more typical in the computer software industry. While revenue generated from software lease licenses, software maintenance subscriptions and third party royalties currently represents a portion of ANSYS’ revenue, to the extent that perpetual license revenue continues to represent a significant percentage of total revenue, ANSYS’ revenue in any period will depend increasingly on sales completed during that period.

A significant portion of ANSYS’ sales include sales to existing customers and if a significant number of such customers were to become dissatisfied, it could have a material impact on its financial results.

A significant portion of ANSYS’ sales includes follow-on sales to existing customers that invest in ANSYS’ broad suite of engineering simulation software and services. If a significant number of current customers were to become dissatisfied with ANSYS’ products and services, or choose to license or utilize competitive offerings, ANSYS’ follow-on sales, and recurring lease and maintenance revenues, could be materially, adversely impacted, resulting in lower revenue, operating margins, net income and cash flows.

ANSYS has consummated and may continue to consummate acquisitions and such acquisitions have certain risks and difficulties that could disrupt its business and negatively impact its financial condition.

ANSYS has consummated and may continue to consummate certain acquisitions, including the 2006 acquisition of Fluent, in order to support ANSYS’ long-term strategic direction, expand its customer base, provide greater scale to increase its investments in research and development to accelerate innovation, provide increased capabilities to its existing products, supply new products and services or enhance its distribution channels. In the future, ANSYS may not be able to identify suitable acquisition candidates or, if suitable candidates are identified, ANSYS may not be able to complete the business combination on commercially acceptable terms. Business acquisitions may result in devotion of significant management and financial resources.

In addition, for companies acquired, limited experience will exist for several quarters following the acquisition relating to how the acquired company’s sales pipelines will convert into sales or revenues and the conversion rate post-acquisition may be quite different than the historical conversion rate. Because a substantial portion of ANSYS’ software license revenue is completed in the latter part of a quarter, and its cost structure is largely fixed in the short term, revenue shortfalls may have a negative impact on ANSYS’ profitability. A delay in a small number of large new software license transactions could cause ANSYS’ quarterly software license revenues to fall significantly short of its predictions.

Acquisitions present many risks, and ANSYS may not realize the financial and strategic goals that were contemplated at the time of any transaction. An acquisition program is an important element of ANSYS’ corporate strategy. The difficulties of integrating companies and acquired assets include, among others:

•	consolidating operations, where appropriate;

•	managing disparate benefit structures of acquired and existing subsidiaries;

•	integrating newly acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions;

•	establishing or expanding sales, distribution and marketing functions in order to accommodate newly acquired businesses or product lines;

•	preserving important licensing, research and development, supply, distribution, marketing, customer and other relationships;

•	minimizing diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations

ANSYS expects to continue to acquire companies, products, services and technologies. Risks that may be encountered in acquisitions include:

•	the acquisition may not further ANSYS’ business strategy, or ANSYS may pay more than it is worth;

•

ANSYS may not realize the anticipated increase in its revenues if a larger-than-predicted number of customers decline to renew annual leases or maintenance or if ANSYS is unable to sell the acquired products to its customer base;

•	ANSYS may have difficulty incorporating the acquired technologies or products with its existing product lines and maintaining uniform standards, controls, procedures and policies;

•	ANSYS may incur unanticipated costs;

•	ANSYS may significantly increase its interest expense, leverage and debt service requirements if it incurs debt to pay for an acquisition;

•	ANSYS may have higher than anticipated costs in continuing support and development of acquired products;

•	ANSYS may have multiple and overlapping product lines that are offered, priced and supported differently, which could cause customer confusion and delays;

•	ANSYS’ relationship with current and new employees, customers, partners and distributors could be impaired;

•	ANSYS may assume pre-existing contractual relationships that it otherwise would not have entered into and exiting or modifying such relationships may be costly to ANSYS and disruptive to customers;

•

ANSYS may not be able to implement the appropriate controls and procedures to ensure that the acquired entity is in compliance with the Sarbanes-Oxley Act of 2002, referred to herein as Sarbanes-Oxley;

•	ANSYS may not be able to ensure successful systems integration for both sales and financial applications;

•

ANSYS’ due diligence process may fail to identify technical problems, such as issues with the acquired company’s product quality, product architecture or unlicensed use of technology, including, for example, improperly incorporated open source code;

•	ANSYS may have legal and tax exposures or lose anticipated tax benefits as a result of unforeseen difficulties in legal entity merger integration activities;

•	ANSYS may face contingencies related to product liability, intellectual property, financial disclosures and accounting practices or internal controls;

•	the acquisition may result in litigation from terminated employees or third parties;

•	ANSYS’ ongoing business may be disrupted and management’s attention may be diverted by transition or integration issues;

•	ANSYS may enter lines of business or geographies in which it has no or limited prior experience;

•	ANSYS may be unable to obtain timely approvals from governmental authorities under competition and antitrust laws;

•	ANSYS may use significant amounts of its existing cash balances to complete the acquisition, thus reducing interest income and liquidity;

•	to the extent ANSYS issues a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	acquisitions may result in the creation of certain intangible assets, including goodwill, the write-down of which may result in a significant charge to earnings.

These factors could have a material, adverse effect on ANSYS’ business, financial position, results of operations or cash flows, particularly in the case of a larger acquisition or number of acquisitions.

ANSYS’ operations and infrastructure are subject to the risk of temporary damage due to system interference, breakdown or physical harm.

A significant portion of ANSYS’ software development personnel, source code and computer equipment is located at operating facilities in the United States, Canada, India and throughout Europe. The occurrence of a natural disaster or other unforeseen catastrophe at any of these facilities could cause interruptions in ANSYS’ operations, services and product development activities. Additionally, if ANSYS experiences problems that impair its business infrastructure, such as a computer virus, telephone system failure or an intentional disruption of its information technology systems by a third party, these interruptions could have a material, adverse effect on ANSYS’ business, financial position, results of operations, cash flows and the ability to meet financial reporting timelines. Further, because ANSYS’ sales are not generally linear during any quarterly period, the potential adverse effects resulting from any of the events described above or any other disruption of ANSYS’ business could be accentuated if it occurs close to the end of a fiscal quarter.

The indebtedness incurred in connection with the acquisition of Ansoft may negatively impact ANSYS’ flexibility and its financial condition.

In partial consideration for ANSYS’ acquisition of Ansoft, ANSYS expects to incur long-term debt from committed bank financing of up to $450 million. This indebtedness is material in relation to prior levels of indebtedness incurred by ANSYS. The incurrence of indebtedness, among other things, could:

•	make it difficult for ANSYS to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit ANSYS’ flexibility in planning for, or reacting to changes in, its business; and

•	make ANSYS more vulnerable in the event of a downturn in its business.

If ANSYS incurs new indebtedness in the future, the related risks that it now faces could intensify. Whether ANSYS is able to make required payments on its outstanding indebtedness and to satisfy any other future debt obligations will depend on its future operating performance and its ability to obtain additional debt or equity financing.

In addition, market conditions could make obtaining the financing pursuant to the current financing commitments more expensive than anticipated, which could have a material adverse effect on ANSYS’ business and financial condition.

Periodic reorganizations and adjustments to ANSYS’ sales force could temporarily impact productivity and adversely disrupt its sales.

ANSYS relies heavily on its direct sales force. From time to time, ANSYS reorganizes and makes adjustments to its sales force in response to such factors as management changes, performance issues, market opportunities and other considerations. These changes may result in a temporary lack of sales production and may adversely impact revenue in future quarters. There can be no assurance that ANSYS will not restructure its sales force in future periods or that the transition issues associated with such a restructuring will not recur.

ANSYS has agreements to receive royalties from third parties that utilize its technology, and if those contracts were terminated or not extended or renewed, or if the fees ANSYS is to receive are reduced, ANSYS would need to replace this revenue through other sources.

ANSYS has agreements with third parties whereby it receives royalty revenues in return for the right of the third party to utilize ANSYS’ technology or embed ANSYS’ technology in the third party’s products. To the extent that ANSYS is unable to maintain these third party relationships, or that the third party is unsuccessful in selling the embedded products, there could be an adverse impact on ANSYS’ business, financial position, results of operations and cash flows.

Variations in actual sales activity from sales forecasts could adversely affect ANSYS’ business, financial condition, results of operations and cash flows.

ANSYS makes many operational and strategic decisions based upon short- and long-term sales forecasts. ANSYS’ sales personnel continually monitor the status of all proposals, including the estimated closing date and the value of the sale, in order to forecast quarterly sales. These forecasts are subject to significant estimation and are impacted by many external factors. For example, a slowdown in information technology spending or economic factors could cause purchasing decisions to be delayed. A variation in actual sales activity from that forecasted could cause ANSYS to plan or to budget incorrectly and, therefore, could adversely affect ANSYS’ business, financial position, results of operations and cash flows.

ANSYS makes estimates in determining its worldwide income tax provision and failure to accurately predict its ultimate tax outcome could adversely impact its financial condition.

ANSYS makes significant estimates in determining its worldwide income tax provision. These estimates involve complex tax regulations in a number of jurisdictions across ANSYS’ global operations and are subject to many transactions and calculations in which the ultimate tax outcome is uncertain. The final outcome of tax matters could be different than the estimates reflected in the historical income tax provision and related accruals. Such differences could have a material impact on income tax expense and net income in the period in which such determination is made.

The amount of income tax paid by ANSYS is subject to ongoing audits by federal, state and foreign tax authorities. These audits often result in proposed assessments. ANSYS’ estimate for liabilities associated with uncertain tax positions is highly judgmental and actual future results may result in favorable or unfavorable adjustments to ANSYS’ estimated tax liabilities, including estimates for uncertain tax positions, in the period the assessments are made or resolved, audits are closed or when statutes of limitations on potential assessments expire. As a result, ANSYS’ effective tax rate may fluctuate significantly on a quarterly basis.

ANSYS allocates a portion of its purchase price to goodwill and intangible assets. Impairment charges associated with goodwill are generally not tax deductible and will result in an increased effective income tax rate in the period the impairment is recorded. ANSYS has recorded significant deferred tax liabilities related to acquired intangible assets that are not deductible for tax purposes. These deferred tax liabilities are based on future statutory tax rates in the locations in which the intangible assets are recorded. Any future changes in statutory tax rates would be recorded as an adjustment to the deferred tax liabilities in the period the change is announced, and could have a material impact on ANSYS’ effective tax rate during that period.

ANSYS is subject to non-income based taxes and is regularly under audit by tax authorities and may have additional tax exposure.

As a multinational corporation, ANSYS is subject to non-income based taxes, such as payroll, sales, use, value-added, withholding, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. ANSYS is regularly under audit by tax authorities with respect to these non-income taxes and may have exposure to additional non-income tax liabilities relating to the underlying tax as well as potential interest and penalties if ANSYS does not maintain compliance with the continuously changing rules and regulations. Acquisition activities increase ANSYS’ non-income tax exposures.

ANSYS is subject to significant regulatory compliance and internal governance requirements, and the failure to comply with such regulatory and governance requirements could result in a loss of sales to the government or the loss of investor confidence in its financial reports and have an adverse effect on its stock price and financial conditions.

Like all other public companies, ANSYS is subject to the rules and regulations of the SEC, including those that require ANSYS to report on and receive a certification from its independent accounting firm regarding ANSYS’ internal controls. Compliance with these requirements causes ANSYS to incur additional expenses and causes management to divert time from the day-to-day operations of ANSYS. While ANSYS anticipates being able to fully comply with these internal control requirements, if it is not able to comply with the Sarbanes-Oxley reporting or certification requirements relating to internal controls, ANSYS may be subject to sanction by the SEC or Nasdaq.

ANSYS’ stock is listed on the Nasdaq Global Select Market; thus, ANSYS is subject to the ongoing financial and corporate governance requirements of Nasdaq. While ANSYS anticipates being able to fully comply with these requirements, if it is not able to comply, ANSYS’ name may be published on Nasdaq’s daily Non-Compliant Companies list until Nasdaq determines that it has regained compliance or ANSYS no longer trades on Nasdaq.

ANSYS’ sales to the United States Government must comply with the regulations set forth in the Federal Acquisition Regulations. Failure to comply with these regulations could result in penalties being assessed against ANSYS or an order preventing ANSYS from making future sales to the United States Government. Further, ANSYS’ international activities must comply with the export control laws of the United States, the Foreign Corrupt Practices Act and a variety of other laws and regulations of the United States and other countries in which ANSYS operates. Failure to comply with any of these laws and regulations could adversely affect ANSYS’ business, financial position, results of operations and cash flows.

In certain circumstances the United States government, state and local governments and their respective agencies and certain foreign governments may have the right to terminate these engagements at any time, without cause. There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. The United States, European Union and certain other government contracts are subject to the approval of appropriations. Similarly, ANSYS’ contracts at the state and local levels are subject to government funding authorizations. Additionally, government contracts may contain rights to audit and permit the imposition of various civil and criminal penalties and administrative sanctions, including, but not limited to, termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

Pending or future investigations or litigation could have a material adverse effect on ANSYS’ results of operations.

ANSYS is involved in various investigations, claims and legal proceedings from time to time that arise in the ordinary course of its business activities. These proceedings currently include customary audit activities by various government authorities among other matters. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to ANSYS.

Changes in, or interpretations of, accounting principles, such as expensing of stock options, or taxation rules could adversely affect ANSYS’ results of operations.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practices could have a significant, adverse effect on ANSYS’ results of operations or the manner in which ANSYS conducts its business. Further, such changes could potentially affect ANSYS’ reporting of transactions completed before such changes are effective. For example, ANSYS was not previously required to record stock-based compensation charges to earnings in connection with stock option grants to its employees. However, the FASB issued a revised version of FASB Statement No. 123, “Share-Based Payment” that requires ANSYS to record stock-based compensation charges to earnings as of January 1, 2006. Such charges negatively impacted ANSYS’ earnings.

ANSYS’ financial condition or results of operations may be adversely affected by international business risks, including currency exchange rate fluctuations.

ANSYS is exposed to certain market risks, primarily foreign currency exchange rates, that arise from transactions occurring in the normal course of business. ANSYS seeks to reduce these risks primarily through its normal operating and financing activities.

The recent instability in the financial markets may negatively impact ANSYS or its customers and impact ANSYS’ ability to obtain future funding.

Recently, the financial markets have experienced a decline as a result of the U.S. subprime mortgage market crisis. While ANSYS is not directly exposed to the credit and liquidity risks associated with subprime lending, adjustable rate mortgages or securities backed by these mortgages, a decline in the financial stability across a significant component of ANSYS’ customer base could hinder its ability to collect amounts due from customers and could result in lower demand for ANSYS’ products. In addition, the state of the financial markets could impact ANSYS’ ability to obtain future funding.

Risks Relating to Ansoft’s Business

Ansoft’s future operating results are uncertain.

There can be no assurance that Ansoft’s revenue and net income will grow or be sustained in future periods or that Ansoft will be profitable in any future period. Future operating results will depend on many factors, including the degree and the rate of growth of the markets in which Ansoft competes and the accompanying demand for Ansoft’s products, the level of product and price competition, the ability of Ansoft to develop and market new or enhanced products and to control costs, the ability of Ansoft to expand its direct sales force and the ability of Ansoft to attract and retain key personnel.

Ansoft’s quarterly operating results are difficult to predict.

Ansoft is unable to accurately forecast its future revenues primarily because of the emerging nature of the market in which Ansoft competes. Ansoft’s revenues and operating results generally depend on the size, timing and structure of license agreements. These factors have historically been, and are likely to continue to be, difficult to forecast. In addition, Ansoft’s current and future expense levels are based largely on Ansoft’s operating plans and estimates of future revenues and are, to an extent, fixed. Ansoft may be unable to adjust spending sufficiently or quickly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to Ansoft’s planned expenditures would seriously harm Ansoft’s business, financial condition and results of operations. Such shortfalls in Ansoft’s revenue or operating results from levels expected by public market analysts and investors could seriously harm the trading price of Ansoft’s common stock. Additionally, Ansoft may not learn of such revenue shortfalls, earnings shortfalls or other failure to meet market expectations until late in a fiscal quarter, which could result in an even more immediate and serious harm to the trading price of Ansoft’s common stock.

Ansoft’s quarterly operating results have varied, and it is anticipated that Ansoft’s quarterly operating results will vary substantially from period to period depending on various factors, many of which are outside Ansoft’s control. Due to the foregoing factors, Ansoft cannot predict with any significant degree of certainty Ansoft’s quarterly revenue and operating results. Further, Ansoft believes that period-to-period comparisons of Ansoft’s operating results are not necessarily a meaningful indication of future performance.

Ansoft’s stock price is volatile.

The trading price of Ansoft’s common stock has fluctuated significantly in the past. The trading price of Ansoft’s common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to factors such as:

•	actual or anticipated fluctuations in Ansoft’s operating results;

•	announcements of technological innovations and new or enhanced products by Ansoft or Ansoft’s competitors;

•	new contractual relationships with strategic partners by Ansoft or Ansoft’s competitors;

•	proposed acquisitions by Ansoft or Ansoft’s competitors; and

•	financial results that fail to meet public market analyst expectations of performance.

In addition, the stock market in general, the Nasdaq Global Select Market and the market for technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may seriously harm the market price of Ansoft’s common stock in future periods.

Ansoft may lose competitive advantages if Ansoft’s proprietary rights are inadequately protected.

Ansoft’s success depends, in part, upon its proprietary technology. Ansoft relies on a combination of trade secrets, copyrights, trademarks and contractual commitments to protect its proprietary rights in its software products. Ansoft generally enters into confidentiality or license agreements with Ansoft’s employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, a third party may still copy or otherwise obtain and use Ansoft’s products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. It is possible that Ansoft may fail to adequately protect its proprietary rights. This would seriously harm Ansoft’s business, operating results and financial condition.

Ansoft may be unable to attract and retain the key management and technical personnel that Ansoft needs to succeed.

Ansoft’s future operating results depend in large part upon the continued services of its key technical and management personnel. Ansoft does not have employment contracts with any executive officers. Ansoft’s future success will also depend in large part on its ability to continue to attract and retain highly skilled technical, marketing and management personnel. The competition for such personnel, as well as for qualified EDA engineers, is intense. If Ansoft is unable to attract, hire and retain qualified personnel in the future, the development of new or enhanced products and the management of Ansoft’s increasingly complex business would be impaired. This could seriously harm Ansoft’s business, operating results and financial condition.

Ansoft depends on international sales for a significant percentage of its revenue.

International revenue, principally from Asian customers, accounted for approximately 61% and 62% of Ansoft’s total revenue in the years ended April 30, 2007 and 2006, respectively. Ansoft expects that international license and service revenue will continue to account for a significant portion of Ansoft’s total revenue for the foreseeable future. Ansoft’s international business activities are subject to a variety of potential risks, including:

•	the impact of recessionary environments in foreign economies;

•	longer receivable collection periods and greater difficulty in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	unexpected changes in regulatory requirements;

•	reduced protection of intellectual property rights in some countries; and

•	tariffs and other trade barriers and import/export regulations

Currency exchange fluctuations in countries in which Ansoft licenses its products could also seriously harm Ansoft’s business, financial condition and results of operations. In addition, the laws of certain countries do not protect Ansoft’s products and intellectual property rights to the same extent as do the laws of the United States. Moreover, it is possible that Ansoft may fail to sustain or increase revenue derived from international licensing and service or that the foregoing factors will seriously harm Ansoft’s future international license and service revenue, and, consequently, seriously harm Ansoft’s business, financial condition and results of operations.

Ansoft needs to successfully manage its expanding operations.

Revenues have grown from $8.7 million in fiscal 1996 to $89.1 million in fiscal year 2007, and the number of employees has grown from 69 in April 1996 to 300 as of April 30, 2007. Ansoft’s ability to manage growth effectively will require it to continue to improve its operational and financial systems, hire and train new employees and add additional space, both domestically and internationally. Ansoft may not be successful in addressing such risks, and the failure to do so would seriously harm Ansoft’s business, financial condition and results of operations.

Ansoft depends on the growth of the communications, semiconductor and electronics industries.

Ansoft is dependent upon the communications and semiconductor industry and, more generally, the electronics industry. These industries are characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. Any significant downturn could be especially severe on Ansoft. During such downturns, the number of new integrated circuit design projects often decreases. Since acquisitions of new licenses from Ansoft are largely dependent upon the commencement of new design projects, any slowdown in these industries could seriously harm Ansoft’s business, financial condition and results of operations.

A NSOFT SPECIAL MEETING

This proxy statement/prospectus is being sent to you as an Ansoft stockholder in order to provide you with important information regarding the proposed mergers in connection with the solicitation of proxies by Ansoft’s board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

Ansoft will hold a special meeting of its stockholders on                     , 2008, at 9:00 a.m., local time, at Ansoft’s corporate headquarters at 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania, 15219.

Matters for Consideration

At the Ansoft special meeting, Ansoft stockholders will be asked to consider and vote upon a proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Ansoft stockholders will also be asked to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Ansoft stockholders may also be asked to consider and vote upon such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting. Ansoft is not aware of any business to be acted upon at the special meeting, other than the proposals set forth in this proxy statement/prospectus. If, however, other matters incident to the conduct of the special meeting are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. If you vote “AGAINST” both proposals, the proxies are not authorized to vote for any adjournment, postponement, continuations or reschedulings of the meeting, including for the purpose of soliciting additional proxies, unless you so indicate on the proxy card.

Board of Directors’ Recommendation

After careful consideration, the Ansoft board of directors has unanimously approved and declared advisable the merger agreement and the mergers. The Ansoft board of directors believes that the merger agreement and the mergers are fair to and in the best interests of Ansoft and its stockholders. The Ansoft board of directors unanimously recommends that the Ansoft stockholders vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby and vote “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Record Date

The record date for determining the Ansoft stockholders entitled to vote at the special meeting is                     , 2008. Only holders of record of Ansoft common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were             shares of Ansoft common stock issued and outstanding, held by approximately             stockholders of record. Each share of Ansoft common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

Shares Held by Directors and Executive Officers

As of the record date, the directors and executive officers of Ansoft and their affiliates held shares of Ansoft common stock, or approximately     % of the total outstanding shares as of the record date, of Ansoft common stock. Concurrently with the execution and delivery of the merger agreement, on March 31, 2008, ANSYS entered into voting agreements with each of Nicholas Csendes, president and chief executive officer and member of the board of directors of Ansoft, and Dr. Zoltan Cendes, the founder, chairman of the board of directors and chief technology

officer of Ansoft, with respect to approximately 2,837,742 shares of Ansoft common stock or     % of the shares of Ansoft common stock outstanding on the record date, and stock options to purchase an aggregate of 1,000,000 shares of common stock of Ansoft. For more information, see “Voting Agreements” on page 83 of this proxy statement/prospectus.

Quorum and Vote Required

In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the shares of common stock outstanding on the record date for the meeting present in person or represented by proxy at the special meeting constitute a quorum under Ansoft’s by-laws. Ansoft will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, Ansoft currently expects that it will adjourn or postpone the special meeting to solicit additional proxies.

The affirmative vote of a majority of the shares of Ansoft’s common stock outstanding on the record date in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby is required in order for this proposal to pass. If an Ansoft stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption and approval of the merger agreement.

The approval of a proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby would require the affirmative vote of a majority of the outstanding shares of Ansoft common stock represented in person or by proxy at the special meeting of the stockholders, as further described under “—Adjournment and Postponement” below.

Adjournment and Postponement

Ansoft is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Ansoft may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Ansoft would determine to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby would require the affirmative vote of a majority of the outstanding shares of Ansoft common stock represented in person or by proxy at the special meeting of the stockholders. If an Ansoft stockholder fails to vote his, her or its shares, either in person or by proxy, it will not affect the outcome of the proposal to adjourn the special meeting, if necessary, but will reduce the number of votes required to approve such proposal. If an Ansoft stockholder abstains from voting for this proposal, either in person or by proxy, it will count as a vote against any such proposal to adjourn the special meeting. Broker non-votes will also count as votes against any such proposal to adjourn the special meeting.

Ansoft’s board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, Ansoft is not required to give notice of the time and place of the adjourned meeting unless its board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. If a quorum is not present or represented at the meeting, Ansoft’s by-laws permit a majority of the outstanding shares of Ansoft common stock represented in person or by proxy at the special meeting to adjourn the meeting without notice, other than announcement at the meeting, until a quorum is present or represented.

Voting of Proxies

The Ansoft proxy accompanying this proxy statement/prospectus is solicited on behalf of the Ansoft board of directors for use at the Ansoft special meeting.

Proxies Generally

Shares represented by a properly signed and dated proxy that are returned prior to the special meeting or properly voted by Internet or telephone will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Ansoft special meeting.

Abstentions

Ansoft will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of Ansoft common stock is required to adopt and approve the merger agreement and the transactions contemplated thereby, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the majority of shares represented at the special meeting in person or by proxy, so if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Broker Non-Votes

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Ansoft common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Ansoft common stock is required to adopt and approve the merger agreement and the transactions contemplated thereby, if you do not instruct your broker how to vote and your broker submits a proxy but does not vote your shares, it will have the effect of a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the majority of shares represented at the special meeting in person or by proxy, so if you do not instruct your broker how to vote and your broker submits a proxy but does not vote your shares, it will have the effect of a vote against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Voting by Attending the Special Meeting

A stockholder may also vote his, her or its shares in person at the special meeting. If a stockholder attends the special meeting, he or she may submit his, her or its vote in person, and any previous votes that were submitted by such stockholder will be superseded by the vote that such stockholder casts at the special meeting.

If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Ansoft common stock a properly executed legal proxy identifying you as an Ansoft stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before the special meeting by:

•	delivering to the corporate secretary of Ansoft a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the corporate secretary of Ansoft a new, signed proxy with a date later than the proxy you wish to revoke;

•	re-voting electronically by telephone or the Internet; or

•	attending the special meeting and voting in person.

Notices to the corporate secretary of Ansoft should be addressed to Corporate Secretary, Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219.

If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Solicitation of Proxies and Expenses

Ansoft is soliciting proxies for the special meeting from the Ansoft stockholders and will bear the related expenses in connection with the solicitation of proxies. Ansoft expects that the expenses of this special solicitation will be nominal. Following the mailing of this proxy statement/prospectus, Ansoft will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Ansoft, upon the request of the record holder, will reimburse such holder for their reasonable expenses. Georgeson Inc. has been retained by Ansoft to assist it in soliciting proxies, using the means described above, and will receive fees of $8,500, plus customary fees for services requested by Ansoft to be performed, in addition to reimbursement of any out-of-pocket expenses. In addition, certain directors, officers and employees of Ansoft may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.

Ansoft Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Ansoft common stock certificates will be mailed to Ansoft stockholders shortly after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, Georgeson Inc. toll-free at (877) 278-9676.

T HE MERGERS

Background of the Mergers

Both Ansoft and ANSYS routinely assess strategic opportunities as part of their evaluation of changes in the industry in which they operate and review opportunities to strengthen their respective businesses. In addition, because Ansoft and ANSYS have operated in the software industry, management of both companies have become aware of the other. Prior to 2005, under the guidance of counsel, Ansoft and ANSYS held discussions from time to time over the course of almost a decade, which did not result in meaningful negotiations regarding a business combination.

In the first quarter of 2005, representatives of Deutsche Bank met with Ansoft management to discuss general industry trends, including market conditions and valuations of comparable companies, and discussed potential strategic alternatives for the company, including acquisitions of smaller companies and a merger with or a sale to a larger company. Ansoft management expressed an interest in having discussions with potential strategic partners to explore these and other opportunities.

In the first and second quarters of 2005, representatives of Deutsche Bank held meetings with executives of a strategic industry participant, referred to herein as Party A, to discuss on a preliminary basis the possibility of a business combination between Ansoft and Party A.

On May 10, 2005, Ansoft entered into an engagement letter with Deutsche Bank pursuant to which Ansoft retained Deutsche Bank as its exclusive financial advisor to explore strategic alternatives.

On August 7, 2005, Ansoft management and representatives of Deutsche Bank met with executives of Party A to discuss the possibility of a business combination between Ansoft and Party A. Shortly following this meeting, executives of Party A informed representatives of Deutsche Bank that Party A was not currently interested in a business combination with Ansoft.

On September 15, 2005, representatives of Deutsche Bank held a meeting with executives of a strategic industry participant, referred to herein as Party B, to discuss the possibility of a business combination between Ansoft and Party B. On October 4, 2005, representatives of Ansoft management and Deutsche Bank held a meeting with executives of Party B to discuss the possibility of a business combination between Ansoft and Party B. Shortly following this meeting, executives of Party B informed representatives of Deutsche Bank that Party B was not currently interested in a business combination with Ansoft.

On October 12, 2005 and November 14, 2005, representatives of Deutsche Bank provided discussion materials relative to a potential business combination with Ansoft to representatives of ANSYS’ management.

On December 1, 2005, representatives of Ansoft management and Deutsche Bank held a meeting with Mr. Cashman and Ms. Shields of ANSYS to discuss the possibility of a business combination between Ansoft and ANSYS.

On December 28, 2005, representatives of Deutsche Bank held a telephonic meeting with Mr. Cashman and Ms. Shields of ANSYS to further discuss a business combination between Ansoft and ANSYS. Various issues were discussed, including the strategic rationale of business combination, potential price range, deal structure and cost synergies.

On January 27, 2006, representatives of Deutsche Bank held a telephonic meeting with Mr. Cashman and Ms. Shields of ANSYS to continue discussions regarding a potential business combination between ANSYS and Ansoft. Potential price range, deal structure and cost synergies were discussed further.

On February 9, 2006, representatives of Deutsche Bank telephonically presented an analysis of a potential business combination between ANSYS and Ansoft at a regular meeting of the board of directors of ANSYS.

On February 16, 2006, representatives of Deutsche Bank held a telephonic meeting with Mr. Cashman of ANSYS. Mr. Cashman informed the representatives of Deutsche Bank that ANSYS would, under appropriate circumstances, be interested in pursuing discussions regarding a business combination with Ansoft, but that these discussions would need to be suspended in light of the fact ANSYS was currently focusing its efforts on another acquisition. On that same day, ANSYS announced its acquisition of Fluent Inc., a global provider of computer-aided engineering simulation software.

On March 29, 2006, Ansoft terminated the engagement of Deutsche Bank as its financial advisor because no business combination with a strategic partner was imminent. However, Ansoft management authorized representatives of Deutsche Bank to continue to explore potential strategic transactions involving Ansoft and to contact third parties on a confidential basis in this regard.

On December 1, 2006, representatives of Deutsche Bank held a meeting with executives of a strategic industry participant, referred to herein as Party C, and with Ansoft’s authorization, discussed the possibility of a business combination between Ansoft and Party C. In January of 2007, executives of Party C informed representatives of Deutsche Bank that it was not currently interested in a business combination with Ansoft.

On June 4, 2007, representatives of Deutsche Bank held a meeting with members of ANSYS management regarding a potential business combination with Ansoft, among other topics.

From June through December 2007, representatives of Deutsche Bank held several meetings with the management team of Ansoft to update them on the various conversations that have taken place with the management team of ANSYS. The management team of Ansoft authorized representatives of Deutsche Bank to continue those discussions on behalf of Ansoft.

On September 10, 2007, representatives of Deutsche Bank had a meeting with members of ANSYS management regarding a potential business combination with Ansoft. Various issues were discussed, including Ansoft’s market capitalization, valuation metrics and trading multiples and the potential financial impact on ANSYS of a business combination between ANSYS and Ansoft. On October 16, 2007, October 22, 2007, November 30, 2007 and December 10, 2007, representatives of Deutsche Bank presented additional analyses to members of ANSYS management regarding the financial impact of a business combination between ANSYS and Ansoft assuming a range of purchase prices and financing alternatives. On December 17, 2007, representatives of Deutsche Bank presented updated analyses based on then current market conditions. Following this meeting, on January 3, 2008, Mr. Cashman informed the Deutsche Bank representatives that ANSYS was interested in exploring the possibility of a business combination with Ansoft.

On January 11, 2008 and January 14, 2008, ANSYS and Ansoft, respectively, executed a mutual confidentiality agreement to facilitate the exchange of information between the companies in order to further explore the possibility of a business combination between the two companies.

On January 14, 2008, Ansoft re-engaged Deutsche Bank to act as its financial advisor in connection with exploring a potential business combination.

On January 16, 2008, Mr. Csendes of Ansoft, Mr. Cashman and Ms. Shields of ANSYS and representatives of Deutsche Bank met to discuss a potential business combination between ANSYS and Ansoft. Mr. Csendes and Mr. Cashman each discussed his company’s business, operations and prospects, and internal financial projections were exchanged. Preliminary positions regarding general valuation parameters of Ansoft were discussed, as were the prospects of a combined company.

On January 23, 2008, representatives of Deutsche Bank held another meeting with members of ANSYS management regarding a potential business combination with Ansoft.

On February 13, 2008, representatives of Deutsche Bank were informed by members of ANSYS management that the ANSYS board of directors had held its regularly scheduled board of directors meeting and had authorized management to present to Ansoft a non-binding term sheet outlining the proposed material terms of an acquisition of Ansoft by ANSYS. On February 15, 2008, ANSYS presented this term sheet to representatives of Deutsche Bank, which provided that the price to be paid in the proposed transaction would be $30.00 per share, consisting of $15.00 in cash and $15.00 in stock, with the value of the ANSYS stock calculated using the 30 day average closing price of the ANSYS stock prior to the execution of a definitive merger agreement. Later on February 15, 2008, Mr. Csendes reviewed the terms proposed by ANSYS with the other members of the Ansoft board of directors. Representatives of Deutsche Bank also discussed the terms proposed with representatives of Ansoft. These discussions focused on valuation, the structure of a potential business combination, and the terms of the non-binding term sheet.

On February 18, 2008, representatives of Deutsche Bank discussed further with Mr. Csendes the terms of the proposed transaction. The Deutsche Bank representatives discussed the valuation proposed and their view as to whether ANSYS might be willing to increase its offer. Mr. Csendes continued to consult with the other members of the Ansoft board of directors regarding the proposed valuation and other terms presented in the term sheet. On February 20, 2008, representatives of Deutsche Bank discussed Ansoft’s comments on the proposed term sheet with Mr. Cashman and Ms. Shields of ANSYS, including comments concerning the proposed price, board representation and treatment of employee options, and presented a revised term sheet to ANSYS on behalf of Ansoft. In the revised term sheet, Ansoft proposed an increase to the share price to $33.00, consisting of $16.50 in cash and $16.50 in stock, with the value of the ANSYS stock calculated using the 30 trading day average closing price of the ANSYS stock prior to the execution of a definitive merger agreement.

On February 26, 2008, following a meeting of its board of directors, ANSYS presented a revised term sheet to representatives of Deutsche Bank. The revised term sheet increased ANSYS’ offer to $32.50 per share, consisting of $16.25 in cash and $16.25 in stock, with the value of the ANSYS stock calculated using the 30 day average closing price of the ANSYS stock prior to the execution of a definitive merger agreement. All other terms proposed by Ansoft were accepted by ANSYS. The Deutsche Bank representatives discussed the revised term sheet with Mr. Csendes, and it was determined that a meeting of the Ansoft board of directors be convened to consider the ANSYS proposal.

On February 29, 2008, the Ansoft board of directors held a special meeting to discuss the proposed business combination and the terms of the ANSYS proposal. Representatives of Wilson Sonsini Goodrich & Rosati, referred to herein as WSGR, Ansoft’s legal advisor in connection with the proposed business combination, and representatives of Deutsche Bank were also present at the meeting. Representatives of WSGR advised the Ansoft board of directors on its fiduciary duties regarding its consideration of ANSYS’ proposal. The Deutsche Bank representatives provided the Ansoft board of directors with an overview of the terms of the proposed transaction, along with a business and financial overview of ANSYS. The Deutsche Bank representatives discussed with the Ansoft board of directors the premiums to the then current price of the Ansoft common stock and the valuation metrics represented by the price proposed by ANSYS. The Deutsche Bank representatives also discussed with the Ansoft board of directors other alternatives potentially available to the company. The Ansoft board of directors discussed the potential likelihood of consummating a transaction with alternatives purchasers, both strategic and financial. The Deutsche Bank representatives discussed their belief that based on current market conditions and the price offered by ANSYS, receiving a superior offer from a financial purchaser would be highly unlikely. The Ansoft board of directors also discussed whether ANSYS might be willing to further increase its offer and determined, after consulting with the Deutsche Bank representatives, that given the financial metrics represented by the proposed price, it was highly unlikely that ANSYS would agree to further increase its offer, and that requesting a further increase might negatively impact ANSYS’ willingness to proceed with the transaction. At the conclusion of the meeting, the Ansoft board of directors authorized Ansoft management to proceed with discussions with ANSYS consistent with the terms proposed by ANSYS on February 26, 2008, and authorized Deutsche Bank to make inquiries to Party A and Party B to determine whether they would be interested in pursuing a strategic combination with Ansoft. The board of directors of Ansoft determined not to make inquiries to Party C due to significant competitive concerns and the low likelihood of interest based on prior discussions.

During the week of March 3, 2008, under the guidance of counsel, the companies began exchanging materials and conducting due diligence investigations of each other. The exchanged materials related to, among other things, financial, legal, tax and accounting matters of each company.

During the week of March 3, 2008 representatives of Deutsche Bank contacted a senior executive at Party A to discuss the potential for a strategic transaction between Ansoft and Party A. Party A indicated that it was not interested in a strategic transaction between Ansoft and Party A. Also during the week of March 3, 2008 representatives of Deutsche Bank contacted a senior executive at Party B to discuss the potential for a strategic transaction between Ansoft and Party B. Party B indicated that it likewise was not interested in a strategic transaction between Ansoft and Party B.

On March 7, 2008, Goodwin Procter LLP, ANSYS’ outside legal counsel, delivered to WSGR a draft merger agreement and a draft form of the voting agreement.

On March 10 and March 11, 2008, representatives of Ansoft and ANSYS held in person due diligence meetings in Pittsburgh, Pennsylvania. Representatives of Deutsche Bank were also in attendance on behalf of Ansoft. On March 11, 2008, representatives of Deloitte & Touche LLP, ANSYS’ accounting advisors, and Bank of America, N.A. and Banc of America Securities LLC, the proposed financing source for the transaction, were also in attendance on behalf of ANSYS. The parties discussed, among other things, various financial, legal and accounting due diligence matters. On March 11, 2008, representatives of Goldman Sachs & Co., which was engaged by ANSYS, were also in attendance for certain of such meetings.

During the afternoon of March 10, 2008, Ansoft management, Deutsche Bank and WSGR held a conference call during which Deutsche Bank reviewed its discussions with potential alternative acquirers.

During the morning of March 11, 2008, representatives of WSGR, Mr. Emswiler, Ansoft’s Chief Financial Officer, Mr. Csendes and representatives of Deutsche Bank had a telephone conversation to review and discuss the proposed terms of the merger agreement.

In the afternoon of March 11, 2008, on behalf of Ansoft, WSGR delivered to Goodwin Procter a revised draft of the merger agreement.

Later in the afternoon of March 11, 2008, the Ansoft board of directors held a special meeting by telephone to further discuss and consider the proposed business combination, to review the terms of the draft merger agreement provided by ANSYS, to discuss Ansoft’s due diligence review of ANSYS and to receive an update regarding Deutsche Bank’s inquiries of other potential acquirers. Representatives of WSGR and Deutsche Bank were also present at the meeting. Representatives of WSGR reviewed with the Ansoft board of directors the terms and conditions of the proposed merger agreement, including the structure of the transaction, the combined stock and cash nature of the consideration and other material issues. WSGR described to the Ansoft board of directors the provisions of the merger agreement related to Ansoft’s ability to respond to and accept a proposal for an alternative business combination after the execution of the merger agreement. Deutsche Bank described to the Ansoft board of directors the inquiries that it made of certain strategic parties concerning a possible alternative business combination transaction with Ansoft, and the fact that none of which resulted in an indication of interest. Deutsche Bank also reiterated its belief that given current market conditions and the price proposed by ANSYS, it would be highly unlikely that a superior offer from a financial purchaser could be obtained.

On March 12, 2008, representatives of WSGR and Goodwin Procter had a telephone conversation to negotiate provisions of the merger agreement.

Throughout the remainder of the week of March 11, 2008 and until the signing of the definitive merger agreement the companies continued, under the guidance of counsel, to regularly exchange information, perform due diligence and hold status update calls concerning the due diligence efforts.

On March 13, 2008, representatives of WSGR and Goodwin Procter had a telephone conversation to discuss open issues regarding the merger agreement.

On March 14, 2008, Goodwin Procter delivered to WSGR a revised draft of the merger agreement. From March 14 through March 19, 2008, representatives of WSGR and Messrs. Csendes and Emswiler of Ansoft had several telephone conversations to review the status of the negotiations of the merger agreement and the open issues, and representatives of WSGR and Goodwin Procter had several telephone conversations to negotiate provisions of the merger agreement.

On March 17, 2008, Mr. Csendes of Ansoft and Mr. Cashman of ANSYS met and discussed the ongoing due diligence review and various issues raised during the negotiation process. Also on March 17, 2008, Ms. Shields of ANSYS provided Deutsche Bank with an update concerning the due diligence process, as well as an update regarding the commitment letter from Bank of America for the proposed financing related to the transaction. Ms. Shields informed Deutsche Bank that ANSYS continued its negotiations with Bank of America concerning the financial terms contained in the commitment letter, and that these financing terms could have a material impact on the financial aspects of the transaction for ANSYS. Ms. Shields further informed Deutsche Bank that discussions with Bank of America would continue.

On March 19, 2008, on behalf of Ansoft, WSGR delivered to Goodwin Procter a revised draft of the merger agreement, and on March 20, 2008, on behalf of ANSYS, Goodwin Procter delivered to WSGR a further revised draft of each of the merger agreement and the voting agreement.

On March 20, 2008, the Ansoft board of directors held a special meeting by telephone to further discuss the proposed business combination. Representatives of WSGR and Deutsche Bank were also present at the meeting. Representatives of WSGR reviewed with the Ansoft board of directors the status of the negotiations regarding the merger agreement. Representatives of Deutsche Bank then discussed with the Ansoft board of directors the status of ANSYS’ discussions with Bank of America regarding the financing commitment letter and the issues raised by ANSYS concerning the financial terms of the commitment letter. The Ansoft board of directors was informed that ANSYS had serious reservations concerning its willingness to consummate the transaction on the current financial terms based on the pricing of the financing provided in the commitment letter. The Ansoft board of directors instructed Deutsche Bank and WSGR to convey to ANSYS’ representatives that a determination regarding the transaction needed to be made as soon as possible, and that Ansoft could not continue the sale process indefinitely given operational priorities and the risk of a breach of confidentiality regarding the transaction.

During the week of March 24, 2008, conversations continued between ANSYS and Bank of America concerning the financial terms of the commitment letter. On March 24 and 25, 2008, representatives of Deutsche Bank had discussions with Mr. Cashman, Ms. Shields and Ms. DiNardo of ANSYS regarding the potential financial impact of the proposed transaction on ANSYS given the financial terms currently proposed by Bank of America and the resulting uncertainty regarding ANSYS’ willingness to consummate the proposed transaction with Ansoft.

On March 27, 2008, representatives of Deutsche Bank, WSGR and Messrs. Csendes and Emswiler had a telephone conversation to review the status of the negotiations regarding the Bank of America commitment letter and the merger agreement. Representatives of Deutsche Bank explained that it was unlikely that Bank of America would further revise the pricing provisions in the commitment letter. The Deutsche Bank representatives further explained that given the potential financial impact on ANSYS, ANSYS was unlikely to proceed with the transaction on the current terms, and that the ANSYS board of directors was scheduled to meet on March 28, 2008 to make a final determination in this regard. The Deutsche Bank representatives then discussed possible adjustments to the merger consideration that they believed the ANSYS board of directors might propose in order to effect the transaction.

On March 28, 2008, Mr. Cashman, Ms. Shields and Ms. DiNardo of ANSYS contacted representatives of Deutsche Bank and informed them of the final pricing terms proposed by Bank of America. Mr. Cashman, Ms. Shields and Ms. DiNardo also informed the Deutsche Bank representatives that ANSYS held a special telephonic meeting of its board of directors that afternoon and the ANSYS board of directors approved proceeding with the transaction at a price of $32.50 per share, subject to a revision in the methodology to calculate the exchange ratio. While the consideration would still comprise $16.25 in cash and $16.25 in ANSYS stock, in lieu of pricing the ANSYS common stock portion of the exchange ratio using a 30 trading day trailing average, the methodology approved by the ANSYS board of directors used a 10 trading day trailing average, which would result in ANSYS issuing approximately 247,000 shares less in the transaction than the prior proposal.

Later on March 28, 2008, the Ansoft board of directors held a special meeting by telephone to further discuss the proposed business combination. Representatives of WSGR and Deutsche Bank were also present at the meeting. Representatives of Deutsche Bank discussed with the Ansoft board of directors the status of ANSYS’ discussions with Bank of America regarding the commitment letter. The Deutsche Bank representatives also explained the modified calculation of the exchange ratio proposed by the ANSYS board of directors. The Deutsche Bank representatives reviewed for the Ansoft board of directors the aggregate impact the modification would have on the consideration to be paid in the transaction, and discussed their belief that if this was not acceptable to the Ansoft board of directors, that discussions concerning the transaction could be terminated by ANSYS. The Ansoft board of directors considered the aggregate impact the change in methodology would have on the overall consideration to be paid, the significant premium the proposed price still represented to the then prevailing trading price of the Ansoft common stock, and the multiples to revenues and earnings represented by the proposed price, and determined to continue working towards a definitive agreement with ANSYS on the modified terms.

On March 28 and 29, 2008, representatives of WSGR and Goodwin Procter had telephone conversations to discuss the remaining open issues regarding the merger agreement and voting agreement.

On March 30, 2008, the Ansoft board of directors held a special meeting by telephone to review the proposed business combination. Representatives of WSGR, Deutsche Bank and KPMG were also present at the meeting. Representatives of WSGR reviewed with the Ansoft board of directors its legal obligations and fiduciary duties with respect to the consideration of the proposed business combination, and updated the Ansoft board of directors on the final terms of the proposed merger agreement. Representatives of WSGR and KPMG also updated the Ansoft board of directors regarding the legal, tax and accounting due diligence review of ANSYS, respectively. Representatives of Deutsche Bank reviewed certain financial matters concerning ANSYS and the proposed business combination. The Deutsche Bank representatives then delivered to the Ansoft board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 30, 2008, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Ansoft common stock (other than ANSYS and its affiliates) was fair, from a financial point of view, to such holders. Following further discussions, the Ansoft board of directors reviewed the various strategic reasons for the transaction, the financial condition of ANSYS, the prospects of Ansoft as a stand-alone company, current market conditions and the fact that based upon the 10-day trailing average closing price of the ANSYS common stock as of March 28, 2008, the transaction represented a purchase price of $32.50 per share of Ansoft common stock, or an approximate 38.8% premium to the Ansoft common stock closing price on March 28, 2008. The Ansoft board of directors, acting unanimously, then determined that the merger was fair to, and in the best interests of, Ansoft and its stockholders, approved the merger agreement and the transactions contemplated thereby and resolved to recommend that Ansoft stockholders adopt the merger agreement.

On March 30, 2008, the ANSYS board of directors held a special meeting by telephone to review the proposed business combination. Representatives of Goodwin Procter were also present at the meeting. Representatives of Goodwin Procter reviewed with the ANSYS board of directors its legal obligations and fiduciary duties with respect to the consideration of the proposed business combination and updated the ANSYS board of directors on the final terms of the proposed merger agreement. Following further discussions concerning the merger and its strategic benefits to ANSYS, the ANSYS board of directors, acting unanimously, approved the merger agreement and the transactions contemplated thereby.

On March 31, 2008, Ansoft and ANSYS executed the merger agreement, and ANSYS and the Ansoft stockholders party to the voting agreement executed the voting agreement. Ansoft and ANSYS issued a joint press release announcing the execution of the merger agreement before the opening of trading on March 31, 2008.

On April 3, 2008, Ansoft and ANSYS filed notification reports, together with requests for early termination of the waiting period, with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Ansoft’s Reasons for the Mergers

In evaluating the merger, the Ansoft board of directors consulted with Ansoft’s management, as well as with Ansoft’s legal and financial advisors, and, in reaching its decision to approve the merger and enter into the merger agreement, considered a number of factors, including the following factors that the Ansoft board of directors viewed as generally supporting its decision to approve the merger and enter into the merger agreement.

Financial Considerations. The Ansoft board of directors considered a number of financial factors pertaining to the merger as support for its decision to enter into the merger agreement, including the following:

•

the financial performance and condition, business operations and prospects of each of Ansoft, ANSYS and the combined company, and ANSYS’ historical record of achieving annual and quarterly targets and forecasts;

•

that Ansoft stockholders will own approximately 12% of the combined company’s outstanding shares immediately after the effective time of the merger, which will allow Ansoft stockholders to participate in all of the benefits of the combined company, including future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares for cash into a very liquid market at any time;

•

the financial terms of the transaction, including the fixed exchange rate of 0.431882 shares of ANSYS common stock for each share of Ansoft common stock and the payment of $16.25 in cash per share of Ansoft common stock to be paid in connection with the merger;

•

based upon the 10-day trailing average closing price of ANSYS common stock as of March 28, 2008 (the last trading day before the merger agreement was announced), the transaction represented a purchase price of $32.50 per share of Ansoft common stock, or an approximate 38.8% premium to the Ansoft common stock closing price on March 28, 2008; and

•	the opportunity for Ansoft stockholders to benefit from any increase in the trading of ANSYS common stock between signing and closing of the transaction.

Strategic Alternatives. The Ansoft board of directors considered the strategic alternatives to the merger available to Ansoft, including remaining a standalone entity and pursuing acquisitions of complementary products, assets, technologies or businesses. The Ansoft board of directors also considered the efforts and advice of Deutsche Bank, as well as its own experience, regarding the availability of other potential acquirers willing and able to acquire the company on terms more favorable to Ansoft’s stockholders than the transaction with ANSYS. After consideration of these alternatives, the Ansoft board of directors determined that a combination with ANSYS is expected to yield greater value to stockholders than other reasonably likely alternatives.

Governance Considerations. The Ansoft board of directors considered a number of governance factors pertaining to the merger as supporting its decision to enter into the merger agreement, including the following:

•	the board of directors of the combined company would include one designee of Ansoft;

•	the headquarters of the combined company would continue to be located in Pittsburgh, Pennsylvania; and

•

the strong management team that will result from the combination, the complementary cultural fit and organizational structure of both companies and the demonstrated ability of both management of Ansoft and management of ANSYS to integrate and obtain benefits from previous business combinations.

Tax Considerations. The Ansoft board of directors considered the ability to complete the merger as a “reorganization” for U.S. federal income tax purposes, with the Ansoft stockholders not being immediately taxed on the stock portion of the merger consideration that they receive.

Opinion of Financial Advisor. The Ansoft board of directors considered Deutsche Bank’s opinion, dated March 30, 2008, to the Ansoft board of directors as to the fairness, from a financial point of view, as of the date of the opinion and based upon and subject to various factors, assumptions, limitations and qualifications described in the opinion, of the merger consideration to be received by the Ansoft stockholders (other than ANSYS and its affiliates) pursuant to the merger agreement, as more fully described in “The Mergers—Opinion of Ansoft’s Financial Advisor” beginning on page 52.

Terms of the Merger Agreement. The Ansoft board of directors considered the terms of the merger agreement, including:

•	that ANSYS’ obligations to close the merger are not subject to a financing condition.

•

that under certain circumstances, the merger agreement permits Ansoft to provide material non-public information to, and engage in negotiations with, a third party that makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described in “The Merger Agreement—Acquisition Proposals By Third Parties” beginning on page 73), on the terms and subject to the conditions of the merger agreement;

•

the merger agreement permits the Ansoft board of directors, under certain circumstances, to change its recommendation with respect to the merger in response to an alternative transaction or to terminate the merger agreement with ANSYS and enter into a new agreement with respect to an alternative transaction;

•

in the view of the Ansoft board of directors, the circumstances under which termination fees are payable by Ansoft to ANSYS under the merger agreement should not preclude a bona fide alternative proposal involving Ansoft;

•	the termination fee provisions are the product of negotiations;

•	the size of the termination fee is reasonable in light of the size and benefits of the merger; and

•	the representations, warranties and covenants and closing conditions of Ansoft and ANSYS are generally reciprocal.

Regulatory Approvals. The Ansoft board of directors considered the regulatory approvals required to complete the merger, including expiration or termination of any waiting period or extension thereof under the HSR Act, and the belief of Ansoft’s management that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude or materially diminish the benefits expected from the merger, and would otherwise be completed in accordance with the terms of the merger agreement.

Due Diligence. The Ansoft board of directors considered the results of Ansoft’s financial, legal, tax and accounting due diligence review of ANSYS.

The Ansoft board of directors weighed the aforementioned material factors against a number of other factors identified in its deliberations that weighted negatively against the merger, including, without limitation, the following material factors:

•	the challenges inherent in the combination of two businesses of the size and scope of Ansoft and ANSYS and the possible diversion of management’s attention for an extended period of time;

•	the possibility that ANSYS does not obtain the financing necessary to complete the merger as contemplated by the commitment letter;

•	the risk of not capturing all of the anticipated synergies between Ansoft and ANSYS and the risk that other anticipated benefits of the merger might not be realized;

•

because the exchange ratio is fixed, in the event of a decrease in the price of ANSYS common stock between the date of execution of the merger agreement and the closing of the merger, Ansoft stockholders may receive less value for their shares upon the closing of the merger than calculated pursuant to the exchange ratio on the date of execution of the merger agreement and on the date of the Ansoft special meeting;

•	certain provisions of the merger agreement that could have the effect of discouraging proposals for alternative transactions involving Ansoft, including:

•	the restrictions on Ansoft’s ability to solicit proposals for alternative transactions involving Ansoft; and

•	that under certain circumstances Ansoft may be required to pay to ANSYS a termination fee of approximately $27 million;

•	the requirement that certain directors of Ansoft enter into voting agreements for the purposes of adopting the merger agreement and approving the merger;

•	current financial market conditions and historical market price, volatility and trading information with respect to Ansoft’s and ANSYS’ stock;

•	the fees and expenses associated with completing the merger;

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Ansoft as a standalone company because of such failure or delay; and

•	the other risks described in “Risk Factors” beginning on page 23.

After consideration of these factors, the Ansoft board of directors determined that these risks could be mitigated or managed by Ansoft or ANSYS or by the combined company following the mergers, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the mergers or on the combined company following the mergers, and that, overall, these risks were significantly outweighed by the potential benefits of the mergers.

Although this discussion of the information and factors considered by the Ansoft board of directors is believed to include the material factors considered by the Ansoft board of directors, it is not intended to be exhaustive and may not include all of the factors considered by the Ansoft board of directors. In reaching its determination to approve and recommend the mergers and the merger agreement, the Ansoft board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the mergers and the merger agreement are advisable and in best interests of Ansoft and its stockholders. Rather, the Ansoft board of directors based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of the Ansoft board of directors may have given differing weights to different factors.

R ecommendation of the Ansoft Board of Directors

The Ansoft board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Ansoft and the Ansoft stockholders and recommends that the Ansoft stockholders vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, and “FOR” the proposal to adjourn the Ansoft special meeting including, if necessary, to solicit additional proxies in favor of such adoption and approval.

Opinion of Ansoft’s Financial Advisor

Deutsche Bank has acted as exclusive financial advisor to Ansoft in connection with the mergers. At the March 30, 2008 meeting of Ansoft’s board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to Ansoft’s board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $16.25 in cash without interest per share and 0.431882 shares of ANSYS common stock per share was fair, from a financial point of view, to the holders of the outstanding shares of Ansoft common stock, excluding ANSYS and its affiliates.

The full text of Deutsche Bank’s written opinion, dated March 30, 2008, referred to herein as the Deutsche Bank Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the Deutsche Bank Opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. Deutsche Bank provided the Deutsche Bank Opinion for the information and assistance of Ansoft’s board of directors in connection with its consideration of the mergers. The Deutsche Bank Opinion is not a recommendation as to how any holder of shares of Ansoft common stock should vote with respect to the mergers or any other matter. Ansoft stockholders are urged to read the Deutsche Bank Opinion in its entirety. The summary of the Deutsche Bank Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s role as exclusive financial advisor to Ansoft, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning Ansoft and certain internal analyses, financial forecasts and other information relating to Ansoft prepared by management of Ansoft. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Ansoft regarding the businesses and prospects of Ansoft. In addition, Deutsche Bank has, to the extent publicly available,

•	reviewed the reported prices and trading activity of Ansoft common stock,

•	compared certain financial and stock market information for Ansoft with similar information for certain other companies it considered relevant whose securities are publicly traded,

•	reviewed the financial terms of certain recent business combinations which it deemed relevant,

•

reviewed a draft dated as of March 30, 2008 of the merger agreement and certain related documents, including drafts dated as of March 30, 2008 of the voting agreements by and among ANSYS and the Ansoft stockholders party thereto, and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Ansoft, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with Ansoft’s permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, including any contingent, derivative or off-balance sheet assets and liabilities, of Ansoft or ANSYS or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Ansoft under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with Ansoft’s permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ansoft as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of the Deutsche Bank Opinion.

For purposes of rendering its opinion, Deutsche Bank has assumed with Ansoft’s permission that, in all respects material to its analysis, the mergers will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the mergers will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Ansoft and its advisors with respect to such issues.

The following is a summary of the material financial analyses presented by Deutsche Bank to Ansoft’s board of directors in connection with rendering the Deutsche Bank Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank and is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Deutsche Bank. Some of the financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted below, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 28, 2008 and is not necessarily indicative of current market conditions.

Historical Stock Performance Analysis. Deutsche Bank reviewed and analyzed the consideration to be received by holders of Ansoft common stock pursuant to the merger agreement, which consists of $16.25 in cash without interest and 0.431882 shares of ANSYS common stock in exchange for each share of Ansoft common stock, in relation to the closing price of Ansoft common stock on March 28, 2008, which was the last trading day prior to March 31, 2008, which was the date of the signing of the merger agreement; the closing prices of Ansoft common stock on the 20 th, 30th and 60th trading days prior to March 31, 2008; the lowest and highest closing prices of Ansoft common stock during the one-year period prior to March 31, 2008; and the average closing prices of Ansoft common stock for the 30 trading days, 60 trading days and last twelve months, referred to herein as LTM, prior to March 31, 2008. This analysis indicated that the price per share to be paid to the holders of shares of Ansoft common stock pursuant to the merger agreement represented:

•	a premium of 39.3% based on the closing price of $23.42 per share on March 28, 2008;

•	a premium of 34.2% based on the closing price of $24.32 per share on the 20th trading day prior to March 31, 2008;

•	a premium of 38.4% based on the closing price of $23.57 per share on the 30th trading day prior to March 31, 2008;

•	a premium of 29.6% based on the closing price of $25.18 per share on the 60th trading day prior to March 31, 2008;

•	a premium of 53.6% based on the low closing price of $21.24 per share for the one-year period prior to March 31, 2008;

•	a discount of (6.9)% based on the high closing price of $35.05 per share for the one-year period prior to March 31, 2008;

•	a premium of 34.2% based on the average closing price of $24.32 per share for the 30-trading day period prior to March 31, 2008;

•	a premium of 38.0% based on the average closing price of $23.64 per share for the 60-trading day period prior to March 31, 2008; and

•	a premium of 13.6% based on the average closing price of $28.72 per share for the one-year period prior to March 31, 2008.

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for Ansoft to corresponding information and measurements for a group of nine publicly traded EDA companies and technical software companies, consisting of Synopsys, Inc., Cadence Design Systems, Inc., Mentor Graphics Corporation, Magma Design Automation, Inc., Autodesk, Inc., Dassault Systemes S.A., Parametric Technology Corporation, Wind River Systems, Inc. and MSC.Software Corporation, which are collectively referred to in this discussion as the Selected Companies, as well as for ANSYS. These financial information and valuation measurements included, among other things: ratios of common equity market value as adjusted for debt and cash, which is referred to in this discussion as Enterprise Value, to revenues and ratios of common equity market prices per share, which is referred to in this discussion as Price, to earnings per share, referred to herein as EPS. To calculate the trading multiples for Ansoft, Deutsche Bank used Ansoft’s publicly available information concerning historical financial performance and Ansoft’s management’s estimates of Ansoft’s revenues and EPS for calendar 2008 and 2009. To calculate the trading multiple for the Selected Companies and ANSYS, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by selected equity research analysts. For each metric, from the range of values for the Selected Companies, Deutsche Bank selected a reference range that yielded the ranges of implied prices per share set forth in the following table:

Multiple	Range of Implied Share Prices
Enterprise Value as a multiple of estimated 2008 revenues	$7.61 - $14.40
Enterprise Value as a multiple of estimated 2009 revenues	$7.71 - $14.88
Price as a multiple of estimated 2008 EPS	$11.73 - $18.76
Price as a multiple of estimated 2009 EPS	$9.44 - $20.22

Deutsche Bank also noted that the implied prices per share of Ansoft common stock based upon multiples of ANSYS for each metric ranged from $28.76 to $31.64.

None of the Selected Companies is identical to Ansoft. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, which are reflected in the Deutsche Bank Opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of 19 merger and acquisition transactions announced since December 2001 involving companies in the EDA and technical software industries, which are referred to in this discussion as the Selected Precedent Transactions. The Selected Precedent Transactions reviewed were:

Date Announced	Acquirer	Target
3/20/08	Synopsys, Inc.	Synplicity, Inc.
10/31/07	Parametric Technology Corporation	CoCreate Software, Inc.
6/11/07	International Business Machines Corporation	Telelogic AB
6/11/07	Mentor Graphics Corporation	Sierra Design Automation, Inc.
5/15/07	Oracle Corporation	Agile Software Corporation
1/24/07	Siemens AG	UGS Corp.
8/31/06	Private equity consortium	Intergraph Corporation
3/02/06	Dassault Systemes S.A.	MatrixOne, Inc.
2/16/06	ANSYS, Inc.	Fluent Inc.
5/16/05	Dassault Systemes S.A.	ABAQUS, Inc.
1/12/05	Cadence Design Systems, Inc.	Verisity, Ltd.
12/1/04	Synopsys, Inc.	Nassda Corporation
1/13/03	Synopsys, Inc.	Numerical Technologies, Inc.
12/06/02	International Business Machines Corporation	Rational Software Corporation
7/22/02	Synopsys, Inc.	inSilicon Corporation
4/23/02	Cadence Design Systems, Inc.	Simplex Solutions, Inc.
4/23/02	Mentor Graphics Corporation	Innoveda, Inc.
12/7/01	Mentor Graphics Corporation	IKOS Systems, Inc.
12/4/01	Synopsys, Inc.	Avant! Corporation

For each of the Selected Precedent Transactions, Deutsche Bank calculated and compared Enterprise Value as a multiple of LTM revenues and ratios of LTM Price to EPS. For each metric, from the range of values for the Selected Precedent Transactions, Deutsche Bank selected a reference range that yielded the ranges of implied prices per share set forth in the following table:

Multiple	Range of Implied Share Prices
Enterprise Value as a multiple of LTM revenue	$12.42 - $18.09
Enterprise Value as a multiple of LTM Price to EPS	$23.95 - $27.94

All multiples for the Selected Precedent Transactions were based on public information available at the time of the announcement of each transaction, without taking into account differing market and other conditions during the period in which the Selected Precedent Transactions occurred.

Because the reasons for, and circumstances surrounding, each of the Selected Precedent Transactions were so diverse, and due to the inherent differences between the operations and financial conditions of Ansoft and the companies involved in the Selected Precedent Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, which are reflected in the Deutsche Bank Opinion, concerning differences among the characteristics of these transactions and the mergers that could affect the value of the subject companies and businesses and Ansoft.

Discounted Cash Flow Analysis. Deutsche Bank performed an illustrative discounted unlevered free cash flow analysis to determine indications of implied equity value per share of Ansoft common stock based upon

Ansoft’s management’s estimates. In performing the illustrative discounted unlevered free cash flow analysis, Deutsche Bank applied discount rates ranging from 11.0% to 13.0% to projected unlevered free cash flows of Ansoft for each of the years ending December 31, 2008, 2009, 2010, 2011 and 2012. The terminal values of Ansoft were calculated based on a range of unlevered free cash flow perpetuity growth rates ranging from 3.0% to 5.0%. Based on this analysis, Deutsche Bank derived implied equity values per share of Ansoft common stock ranging from $21.00 to $30.91.

Contribution Analysis. Deutsche Bank performed a contribution analysis in which it analyzed and compared the relative implied contributions of Ansoft and ANSYS to the combined company on a percentage basis based on:

•	actual revenues for calendar year 2007 and estimated calendar year 2008 and 2009 revenues;

•	actual license revenues for calendar year 2007 and estimated calendar year 2008 and 2009 license revenues;

•	actual operating income for calendar year 2007 and estimated calendar year 2008 and 2009 operating income; and

•	actual net income for calendar year 2007 and estimated calendar year 2008 and 2009 net income.

For purposes of this analysis, Deutsche Bank reviewed the fully diluted Enterprise Value of Ansoft and ANSYS, respectively, on March 28, 2008, used Ansoft’s management’s estimates of Ansoft’s revenues, license revenues, operating income and net income for calendar 2008 and 2009, and used publicly available equity research analyst estimates of ANSYS’ revenues, license revenues, operating income and net income for calendar 2008 and 2009. Based on this analysis, Deutsche Bank derived implied prices per share of Ansoft common stock ranging from $27.52 to $32.16.

Analysis of Premiums Paid. Deutsche Bank reviewed the median premiums paid in 122 U.S. merger and acquisition transactions announced from January 1, 2004 through February 29, 2008, which are referred to in this discussion as the U.S. Transactions; in 44 U.S. technology merger and acquisition transactions announced from January 1, 2004 through February 29, 2008, which are referred to in this discussion as the U.S. Technology Transactions; and in 28 U.S. cash and stock combination consideration transactions announced from January 1, 2004 through February 29, 2008, which are referred to in this discussion as the U.S. Technology Cash and Stock Consideration Transactions and, collectively with the U.S. Transactions and the U.S. Technology Transactions, as the Selected Transactions, to the closing price of the target’s common stock on the trading day prior to the date of the announcement of each transaction and the 20th trading day prior to the date of the announcement of each transaction. Deutsche Bank then applied the median premiums to the closing price of Ansoft’s common stock of $23.42 per share on March 28, 2008 and the closing price of Ansoft’s common stock of $24.32 per share on the 20th trading day prior to March 31, 2008, which yielded the implied price per share ranges set forth in the following table:

Selected Transactions	Range of Implied Share Prices
U.S. Transactions	$28.46 - $30.79
U.S. Technology Transactions	$27.97 - $30.64
U.S. Technology Cash and Stock Consideration Transactions	$27.75 - $30.34

All premiums for the Selected Transactions were based on public information available at the time of announcement of each transaction, without taking into account differing market and other conditions during the period during which the Selected Transactions occurred.

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Ansoft’s board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing the Deutsche Bank Opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of its analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the Deutsche Bank Opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Ansoft’s board of directors as to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of Ansoft common stock, excluding ANSYS and its affiliates, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Ansoft’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Ansoft’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Ansoft or its advisors, neither Ansoft nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the mergers were determined through negotiations between Ansoft and ANSYS and were approved by Ansoft’s board of directors. Although Deutsche Bank provided advice to Ansoft during the course of these negotiations, the decision to enter into the merger was solely that of Ansoft’s board of directors. As described above, the opinion and presentation of Deutsche Bank to Ansoft’s board of directors were only one of a number of factors taken into consideration by Ansoft’s board of directors in making its determination to approve the mergers. The Deutsche Bank Opinion was provided to Ansoft’s board of directors to assist it in connection with its consideration of the mergers and does not constitute a recommendation to any holder of Ansoft common stock as to how to vote with respect to the mergers.

Ansoft selected Deutsche Bank as exclusive financial advisor in connection with the mergers based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Ansoft has retained Deutsche Bank pursuant to a letter agreement dated May 10, 2005. In light of the fact that no business combination with a strategic partner was imminent, on March 29, 2006, Ansoft terminated the engagement of Deutsche Bank as its financial advisor. However, Ansoft management authorized Deutsche Bank to continue to explore potential strategic transactions involving Ansoft and to contact third parties on a confidential basis in this regard. On January 14, 2008, Ansoft re-engaged Deutsche Bank as its financial advisor. As compensation for Deutsche Bank’s services in connection with the mergers, Ansoft paid Deutsche Bank a cash fee of $500,000 upon delivery of the Deutsche Bank Opinion and has agreed to pay Deutsche Bank a cash fee equal to 1.5% of the aggregate value of the merger consideration upon consummation of the mergers, against which the opinion fee will be credited. The cash fee payable upon consummation of the mergers will be calculated based on the aggregate value of the merger consideration on the fifth day prior to the closing date of the mergers. Based on the closing price of ANSYS common stock on April 9, 2008, the cash fee payable upon consummation of the mergers would be $12.2 million. Ansoft has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the mergers.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG and, together with its affiliates, is referred to herein as the DB Group. Deutsche Bank has in the past met with executives and the board of directors of ANSYS to discuss strategic opportunities and potential business combinations with industry participants, including with Ansoft. The DB Group may provide investment and commercial banking services to ANSYS and Ansoft in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of ANSYS and Ansoft for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

ANSYS’ Reasons for the Mergers

The ANSYS board of directors has unanimously approved the merger agreement at a special telephonic meeting held on March 30, 2008, and has determined that the merger agreement and the mergers are in the best interests of ANSYS and its stockholders. In reaching this decision, the ANSYS board considered the financial performance and condition, business operations and prospects of each of ANSYS, Ansoft and the combined company, the terms and conditions of the merger agreement and the ancillary documents, the results of the due diligence investigation conducted by ANSYS’ management, accountants and legal counsel, and the analysis of ANSYS’ legal and financial advisors, including Goldman Sachs & Co.

The ANSYS board of directors also considered a number of potential benefits of the mergers, including those listed below:

•

the mergers will add leading edge EDA technologies to ANSYS’ broad portfolio of mechanical, fluids and dynamics simulation solutions and give ANSYS one of the most complete, independent engineering simulation software offerings in the industry. ANSYS has no equivalent offerings to Ansoft’s specialized high-performance electronics and electromagnetic applications and the acquisition is expected to enhance the breadth, functionality, usability and interoperability of the combined ANSYS portfolio of engineering simulation solutions;

•	the mergers are the preferred transaction in comparison to alternatives available at this time to further the ANSYS vision and strategy of Simulation Driven Product Development™;

•	the mergers are expected to be modestly accretive to stockholders of the combined company within the first 12 months of combined operations;

•	the mergers bring together two companies with complementary cultures that are committed to innovation and have demonstrated track records of execution;

•	the direct and indirect sales presences of the two companies are largely complementary and will provide an increased global presence for ANSYS;

•	the mergers enhance ANSYS’ management team depth and technical expertise through the addition of Ansoft’s senior management and technical personnel and other employees; and

•

the mergers are expected to increase operational efficiency and lower design and engineering costs for customers, accelerate development and delivery of new and innovative products to the marketplace and create opportunities for cost reduction through the elimination of redundant overhead expenses and public company costs.

The ANSYS board of directors also considered a number of potentially negative factors, including those listed below:

•

the risk that the value of the Ansoft business could decline after the execution of the merger agreement, particularly in light of the fact that the merger consideration would not be adjusted to reflect declines in the market price of Ansoft common stock;

•

the risk that, notwithstanding ANSYS’ positive history in successfully integrating prior acquisitions, the potential benefits of the mergers would not be realized fully as a result of challenges the companies might face in integrating their technology, personnel and operations, as well as general industry-wide or economic conditions or other factors;

•

the risk that, if the mergers are not consummated, ANSYS’ management would have devoted substantial time and resources to the combination at the expense of attending to and growing ANSYS’ business or other business opportunities;

•

the risk that ANSYS cannot obtain the financing necessary to consummate the mergers, or that such financing can only be obtained on terms which are less favorable to ANSYS than it had originally contemplated;

•	the risk associated with the additional demands that the acquisition of Ansoft would place on management; and

•

the potential adverse impact on the resale of additional shares of ANSYS capital stock into the stock market after the closing, which could have the effect of putting downward pressure on the trading price of ANSYS common stock.

The foregoing list comprises the material factors considered by the ANSYS board of directors in its consideration of the mergers. In view of the variety of factors and information considered, the ANSYS board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of the ANSYS board of directors may have given different weight to different factors.

I nterests of Ansoft’s Executive Officers and Directors in the Mergers

In considering the recommendation of the Ansoft board of directors in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, you should be aware that some directors and officers of Ansoft have interests in the mergers that may be different from, or in addition to, your interest as an Ansoft stockholder. The Ansoft board of directors was aware of these potential interests and considered them. These potential interests, to the extent material, include the following:

General. Ansoft’s directors and officers do not have employment or other agreements that provide for payments upon a change of control.

Indemnification and Insurance. From and after the effective time of the step one merger, ANSYS has agreed to honor Ansoft’s obligations with respect to indemnification or exculpation provisions in favor of any person who is or was a director, officer, employee, fiduciary or agent of Ansoft as provided in Ansoft’s organizational documents, indemnification agreements of Ansoft with such person or otherwise in effect as of the date the merger agreement and was signed with respect to claims related to matters occurring prior to the effective time of the step one merger.

Ansoft has also agreed to purchase a “tail” directors’ and officers’ liability insurance at or prior to the effective time of the step one merger which has an effective term of six years from the effective time of the step one merger, covers those persons who are covered by Ansoft’s directors’ and officers’ insurance policy in effect immediately prior to the effective time of the step one merger, contains terms and conditions, including coverage amounts, which are no less advantageous than those contained in the terms and conditions of Ansoft’s directors’ and officers’ insurance policies in effect immediately prior to the effective time of the step one merger, and has an aggregate premium of no more than $210,000.

Stock Ownership and Voting Power. As of                    , 2008, directors and officers of Ansoft beneficially owned approximately     % of the outstanding shares of common stock of Ansoft entitled to vote at the special meeting.

In connection with the execution of the merger agreement, Nicholas Csendes, president, chief executive officer and member of the board of directors of Ansoft, and Dr. Zoltan Cendes, the founder, chairman of the board of directors and chief technology officer of Ansoft, who collectively beneficially own approximately     % of the voting power of Ansoft common stock as of the record date, entered into voting agreements agreeing to vote for the mergers.

Acceleration of Executive Officer and Director Options. All optionholders, including the directors and officers of Ansoft that are optionholders, will be entitled to acceleration of all of their stock options immediately prior to the closing of the step one merger. The following table identifies for each Ansoft executive officer and director as of April 18, 2008, the aggregate number of shares of his vested and unvested Ansoft stock options, the aggregate number of shares subject to his outstanding unvested Ansoft stock options that will become fully vested and exercisable immediately prior to the closing of the step one merger, the weighted average exercise price of his Ansoft stock options that will be accelerated immediately prior to the closing of the step one merger and the value of such accelerated stock options based on the difference between the exercise price and the market price of Ansoft shares on April 18, 2008, the weighted average exercise price of his collective vested and unvested Ansoft stock options, and the value of all such stock options.

Name And Title	Aggregate Shares Subject to Outstanding Stock Options(1)	Aggregate Shares Subject to Unvested Stock Options to be Accelerated	Weighted Average Exercise Price of Unvested Stock Options to be Accelerated	Value of Unvested Stock Options to be Accelerated(2)	Weighted Average Exercise Price of All Stock Options	Value of All Stock Options(3)
Nicholas Csendes, Director, President and Chief Executive Officer	500,000	—	—	—	$4.12	$14,485,000

Dr. Zoltan Cendes, Chairman of the Board of Directors and Chief Technology Officer	500,000	—	—	—	$4.12	$14,485,000

Padmanabhan Premkumar, Executive Vice President	200,000	—	—	—	$2.50	$6,118,000

Thomas Flynn, Vice President of Sales	65,000	13,000	$14.69	$239,250	$8.87	$1,574,050

Shane Emswiler, Chief Financial Officer	102,700	74,000	$22.74	$765,840	$18.73	$1,474,768

Peter Robbins, Director	60,000	—	—	—	$5.00	$1,685,400

John N. Whelihan, Director	10,000	—	—	—	$2.56	$330,900

Paul J. Quast, Director	30,000	20,000	$6.23	$537,200	$6.23	$805,800

(1)	Number does not include stock options that have already been exercised.

(2)	Calculated by multiplying the shares subject to unvested stock options by the difference between the fair market value of shares of Ansoft common stock on April 18, 2008 and the weighted average exercise price of such unvested stock options.

(3)	Calculated by multiplying the shares subject to all stock options by the difference between the fair market value of shares of Ansoft common stock on April 18, 2008 and the weighted average exercise price of such stock options.

Appointment of Dr. Zoltan Cendes as Director and Officer of ANSYS and Employment of Other Officers. Immediately following the effective time of the step one merger, Dr. Zoltan Cendes will serve on the ANSYS board of directors and will serve as a chief technologist of the combined company. Certain of Ansoft’s other officers will be offered employment with ANSYS. No agreements have been entered into and no terms, conditions or understandings have been finalized regarding continued employment with either Dr. Zoltan Cendes or any of Ansoft’s other officers.

M aterial United States Federal Income Tax Consequences of the Mergers

The following is a summary of the material United States federal income tax consequences of the step one merger and the step two merger applicable to a holder of shares of Ansoft common stock that receives merger consideration, pursuant to the terms of the merger agreement. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to herein as the Code, Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, referred to herein as the IRS, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is not a complete description of the United States federal income tax consequences of the mergers. The United States federal income tax laws are complex, and the tax consequences of the mergers can vary depending on each Ansoft stockholder’s individual circumstances and tax status. This discussion is limited to Ansoft stockholders that hold their shares of Ansoft common stock and will hold their shares of ANSYS common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a particular holder of Ansoft common stock or to holders of Ansoft common stock that are subject to special treatment under United States federal income tax laws, such as certain former citizens or residents of the United States, entities treated as partnerships, S corporations or other flow-through entities for United States federal income tax purposes, dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who acquired their shares of Ansoft common stock pursuant to the exercise of stock options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation, United States persons (as defined below) whose functional currency is not the United States dollar, persons deemed to sell their Ansoft common stock under the constructive sale provisions of the Code and persons who acquired Ansoft common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction.

In addition, this summary does not address the tax consequences of the mergers to holders of stock options or warrants to acquire Ansoft common stock. Furthermore, this discussion does not address the tax consequences of the mergers under any state, local, foreign or other tax laws or any U.S. federal estate, gift, or alternative minimum tax considerations. ANSYS has not requested, and does not plan to request, any rulings from the IRS concerning the mergers, and the statements in this registration statement are not binding on the IRS or any court.

This discussion is also limited to holders of Ansoft common stock who are United States persons. For purposes of this discussion, the term “United States person” means:

•	an individual citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

EACH HOLDER OF ANSOFT COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, IN LIGHT OF THE PARTICULAR CIRCUMSTANCES OF SUCH HOLDER.

Tax Consequences of the Mergers Generally. ANSYS and Ansoft have structured the mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to be tax-free to both ANSYS and Ansoft. Completion of the mergers is conditioned upon the receipt of a closing tax opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Ansoft, that the step one merger and the step two merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, fails to render such opinion, the foregoing condition nonetheless will be deemed satisfied if Goodwin Procter LLP, counsel to ANSYS, renders such opinion to Ansoft. The closing tax opinion will be given in reliance on customary representations and assumptions as to factual matters. The closing tax opinion is not, however, binding on the IRS. In the event that the representations or assumptions underlying the closing tax opinion are incorrect and the ultimate facts do not support reorganization treatment, the closing tax opinion cannot be relied upon.

Tax Consequences to Ansoft Stockholders. If the step one merger and the step two merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Ansoft stockholders who do not perfect their appraisal rights will recognize gain, but not loss, upon exchanging their shares of Ansoft stock for merger consideration in the step one merger. The gain, if any, recognized will equal the lesser of:

•	the amount of cash received in the exchange; and

•	the amount of gain realized in the exchange.

The amount of gain realized in the exchange will equal the excess of:

•	the sum of the cash and the fair market value of the ANSYS common stock received in the exchange; over

•	the tax basis of the shares of Ansoft common stock surrendered in the exchange.

For this purpose, an Ansoft stockholder must calculate gain or loss separately for each identifiable block of shares of Ansoft common stock that the stockholder surrenders in the step one merger. Because losses are not permitted to be recognized, an Ansoft stockholder cannot offset a loss realized on one block of those shares against a gain recognized on another block of those shares. Any gain recognized generally will be capital gain and will be long-term capital gain if the shares of Ansoft common stock exchanged have been held for more than one year as of the date of the step one merger. Under current law, long-term capital gains are taxed at a maximum 15% federal rate for non-corporate taxpayers. Short-term capital gains are taxed at ordinary income rates. The aggregate tax basis in the shares of ANSYS common stock received pursuant to the step one merger will be equal to the aggregate tax basis in the shares of Ansoft common stock surrendered in the step one merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized. The holding period of the shares of ANSYS common stock received in the step one merger by a holder of Ansoft common stock will include the holding period of the shares of Ansoft common stock that such holder surrendered in exchange therefor. Cash received in lieu of a fractional share of ANSYS common stock, and gain recognized in connection with the receipt of such cash, are not taken into account in making the computations of gain realized or recognized or basis in the shares received. Rather, this cash and gain are treated as described below.

Ansoft stockholders who owned at least five percent (by vote or value) of the total outstanding stock of Ansoft or Ansoft stock with a tax basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the mergers are completed that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Ansoft common stock, the fair market value of such stock, and other information regarding the reorganization. Holders of Ansoft common stock should consult their own tax advisors with respect to the applicability of this and any other tax reporting requirements to their particular circumstances.

Receipt of Cash in Lieu of a Fractional Share. A holder of Ansoft stock who receives cash in lieu of a fractional share of ANSYS common stock generally will be treated as having received such fractional share pursuant to the mergers and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for the fractional share (including the holding period for the share(s) of Ansoft common stock surrendered therefor) is greater than one year.

Dissenting Stockholders and Appraisal Rights. An Ansoft stockholder who perfects dissenters’ or appraisal rights with respect to such stockholder’s shares of Ansoft common stock generally will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in those shares and the amount of cash received in exchange for those shares. The tax consequences of cash received may vary depending upon the individual circumstances of the stockholder and other factors. Each holder of Ansoft common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding and Information Reporting. An Ansoft stockholder may be subject to backup withholding at a rate of 28% on the consideration received in connection with the step one merger, unless an exception applies or the Ansoft stockholder furnishes its taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) and certifies under penalty of perjury that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with all applicable requirements of the backup withholding rules. Amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. ANSOFT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

Accounting Treatment

ANSYS intends to treat the mergers as a purchase by ANSYS of Ansoft under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Ansoft will be recorded, as of the completion of the mergers, at the respective fair values, in the financial statements of ANSYS. Financial statements and reported results of operations of ANSYS issued after the completion of the mergers will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Ansoft.

R egulatory Approvals Required for the Mergers

The mergers are subject to review by the Antitrust Division of the Department of Justice, referred to herein as the DOJ, and the Federal Trade Commission Bureau of Competition, referred to herein as the FTC, under the HSR Act that requires ANSYS and Ansoft to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the mergers. On April 3, 2008, ANSYS and Ansoft each made the required filings under the HSR Act and requested early termination of the required waiting period.

Either the DOJ or FTC could open an investigation of the mergers that could extend the statutory waiting period, and could also challenge or seek to block the mergers under the antitrust laws, as it deems necessary or desirable in the public interest, before or after the statutory waiting period, and even after completion of the mergers. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the mergers, before or after they are completed. Ansoft and ANSYS cannot be sure that a challenge to the mergers will not be made or that, if a challenge is made, Ansoft and ANSYS will prevail.

Delisting and Deregistration

If the mergers are completed, Ansoft common stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Quotation on the NASDAQ Global Select Market

The merger agreement provides that ANSYS will cause the shares of ANSYS common stock to be issued in the mergers to be approved for trading on the Nasdaq Global Select Market.

A ppraisal Rights

Under Section 262 of the DGCL, any holder of Ansoft common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the step one merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Ansoft common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Appendix D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Appendix D. Any holder of Ansoft common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

The stockholder must not vote in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal, abstain or not vote its shares.

•	The stockholder must deliver to Ansoft a written demand for appraisal before the vote on the merger agreement at the special meeting.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the step one merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the step one merger.

•

The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the step one merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement and the transactions contemplated thereby will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Ansoft common stock issued and outstanding immediately prior to the effective time of the step one merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Ansoft of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

ANSOFT CORPORATION

225 WEST STATION SQUARE DRIVE, SUITE 200

PITTSBURGH, PENNSYLVANIA 15219

ATTENTION: CORPORATE SECRETARY

If the step one merger is completed, Ansoft will give written notice of the effective time of the step one merger within 10 days after such effective time to each former Ansoft stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the step one merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Ansoft common stock held by all dissenting stockholders. The surviving company is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the step one merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Ansoft has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Ansoft common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the step one merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. A fairness opinion of an investment banking firm does not in any manner address fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the step one merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the step one merger.

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that any attempt to withdraw made more than 60 days after the effective time of the step one merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN ANSOFT STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

THE MERGER AGREEMENT

This section contains material information pertaining to the merger agreement. The following summary is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this document. WE URGE YOU TO READ CAREFULLY THE FULL TEXT OF THE MERGER AGREEMENT. The voting agreements are described in the section “Voting Agreements” on page 83.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the step one merger, a wholly-owned subsidiary of ANSYS, Merger Sub, will merge with and into Ansoft. Ansoft will be the surviving corporation in the step one merger. In accordance with Delaware law and subject to the terms and conditions of the merger agreement, immediately thereafter in the step two merger, the surviving corporation will merge with and into a wholly-owned subsidiary of ANSYS that is a limited liability company, referred to herein as Merger LLC. Merger LLC will be the surviving entity and will continue its limited liability company existence under the laws of Delaware under the name “Sidney LLC.” When the mergers are completed, the separate corporate existence of Ansoft will terminate.

Completion of the Mergers

The mergers will be completed when all of the conditions to completion of the mergers are satisfied or waived, including the adoption and approval of the merger agreement and the transactions contemplated thereby by the stockholders of Ansoft. The mergers will become effective when duly executed and delivered certificates of merger are filed with the Secretary of State of the State of Delaware.

ANSYS and Ansoft are working to complete the mergers as quickly as practicable and currently expect that the mergers could be completed promptly after the special meeting of Ansoft stockholders. However, ANSYS and Ansoft cannot predict the exact timing of the completion of the mergers because it is subject to regulatory approvals and other conditions.

Merger Consideration

Form of Consideration. Upon completion of the step one merger, each outstanding share of Ansoft common stock, excluding any treasury shares and any shares held by ANSYS, its subsidiaries, or any dissenting stockholder, will be converted into the merger consideration of $16.25 in cash without interest per share and 0.431882 shares of ANSYS common stock per share. The exchange ratio is based on the ten trading day trailing average closing price of ANSYS common stock and the implied value is $32.50 per Ansoft share.

The total amount of merger consideration you will receive will be the product of the merger consideration per share multiplied by the number of your shares of Ansoft common stock.

Treatment of Ansoft Stock Options. As a result of the mergers, all outstanding stock options under Ansoft’s stock option plans and agreements, including stock options held by executive officers and directors of Ansoft, will fully vest and become exercisable immediately prior to the closing of the step one merger. Persons who exercise their stock options prior to the effective time of the step one merger will be entitled to receive the merger consideration, just like other Ansoft stockholders. If persons holding such stock options choose not to exercise their stock options prior to the effective time of the step one merger, their stock options will be converted into an option to receive shares of ANSYS stock. The number of shares of ANSYS stock that each Ansoft optionholder will be entitled to is determined by the option exchange ratio set forth in the merger agreement. Each Ansoft option will be converted into the right to receive the number of shares subject to the Ansoft option multiplied by the option exchange ratio, rounded down to the nearest whole share. The new exercise price for Ansoft stock options will equal the old exercise price, divided by the option exchange ratio, rounded up to the nearest whole cent.

The option exchange ratio is equal to the ratio numerator divided by the ratio denominator, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down. The ratio numerator is $16.25 plus the product of (A) 0.431882 and (B) the average of the closing prices for a share of ANSYS common stock on the NASDAQ Global Select Market for the 30 trading days ending one day prior to the closing, referred to herein as the applicable ANSYS stock price. The ratio denominator is the applicable ANSYS stock price. As a result, the exchange ratio for determining the option exchange ratio will not be fixed until the day before closing. Stockholders as of the record date who are also optionholders may not know the option exchange ratio before submitting their vote on the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Because the market price of ANSYS common stock fluctuates, the value of the stock options to purchase ANSYS common stock that Ansoft optionholders will receive in the step one merger may be greater or less than the value received by Ansoft stockholders.

ANSYS Stock. Each share of ANSYS common stock issued and outstanding at the time of the step one merger will remain issued and outstanding and those shares will be unaffected by the step one merger. As of the closing, current ANSYS stockholders will own approximately 88% and current Ansoft stockholders will own approximately 12% of the combined company’s outstanding shares on a fully diluted basis.

P rocedures for Exchanging Ansoft Common Stock Certificates. Promptly after the effective time of the mergers, Mellon Investor Services LLC, as the exchange agent for the mergers, will establish an exchange fund to hold the merger consideration to be paid to Ansoft stockholders in connection with the mergers. The exchange fund will consist of shares of ANSYS common stock, the cash portion of the merger consideration and cash to be paid in lieu of fractional shares of ANSYS common stock.

As promptly as practicable following the completion of the mergers, the exchange agent will mail to each record holder of Ansoft common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates or book-entry shares in exchange for the cash consideration and shares of ANSYS common stock. Upon proper surrender of Ansoft stock certificates or book-entry shares in accordance with the exchange agent’s instructions, the holder of such Ansoft stock certificates or book-entry shares will be entitled to receive book-entry shares representing the number of whole shares of ANSYS common stock issuable to such holder pursuant to the mergers, the cash portion of the merger consideration issuable to such holder pursuant to the mergers and cash in lieu of any fractional share of ANSYS common stock issuable to such holder. The surrendered certificates representing Ansoft common stock will be canceled.

After the effective time of the mergers, each certificate and book-entry share representing shares of Ansoft common stock that has not been surrendered will represent only the right to receive shares of ANSYS common stock issuable pursuant to the mergers, the cash portion of the merger consideration and cash in lieu of any fractional share of ANSYS common stock to which the holder of any such certificate is entitled, and any unpaid dividends and distributions as further described below. No interest shall be paid or accrued on any cash constituting the merger consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Ansoft stock certificates or book-entry shares.

Any holder or former holder of Ansoft common stock may be subject to withholding under the Code, or under another provision of state, local or foreign tax law. To the extent such amounts are withheld, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

HOLDERS OF ANSOFT COMMON STOCK SHOULD NOT SEND IN THEIR ANSOFT STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF ANSOFT STOCK CERTIFICATES.

Adjustment to Merger Consideration

Holders of certificates previously representing Ansoft common stock will not be paid any dividends or distributions with a record date after the consummation of the step one merger until their Ansoft stock certificates are surrendered for exchange. When the certificates are surrendered, any such unpaid dividends declared by ANSYS will be paid without interest.

In the event ANSYS or Ansoft changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of ANSYS common stock or Ansoft common stock issued and outstanding prior to the closing as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding ANSYS common stock or Ansoft common stock and the record date is prior to the closing, the merger consideration will be proportionately and appropriately adjusted.

In addition, in the event that Ansoft has breached its representations regarding its capitalization or brokers’ fees in a material respect, the merger consideration will be adjusted such that ANSYS pays in the aggregate, an amount equal to the amount that it would have paid had such representations been true and correct.

F ractional Shares

No fractional shares of ANSYS common stock will be issued in connection with the step one merger and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Ansoft after the step one merger. Instead, each holder of shares of Ansoft common stock exchanged pursuant to the step one merger who would otherwise have been entitled to receive a fraction of a share of ANSYS common stock will receive an amount of cash (without interest) determined by multiplying the fractional share interest to which such stockholder would otherwise be entitled by the average of the last sale prices of ANSYS common stock, as reported on the Nasdaq Global Select Market, for the five trading days immediately preceding the closing, rounded to the nearest whole cent.

R epresentations and Warranties

The merger agreement contains customary representations and warranties made by ANSYS, Merger Sub and Merger LLC on the one hand, and Ansoft on the other, relating to their respective businesses, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the mergers or termination of the merger agreement, as further described below. The representations and warranties of each of ANSYS, Merger Sub and Merger LLC and Ansoft have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, will not survive consummation of the mergers and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Ansoft made a number of representations and warranties to ANSYS, Merger Sub and Merger LLC in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capitalization and ownership of subsidiaries;

•	corporate power and authority to enter into the merger agreement and the transactions contemplated thereby;

•

absence of any conflicts with organizational documents, notices or consents of governmental authorities required, violation or breach of any obligations, or applicable laws as a result of entering into the merger agreement and the transactions contemplated thereby;

•	broker’s fees;

•	SEC filings and the financial statements contained in those filings, compliance with NASDAQ and sufficiency of internal controls;

•	absence of certain changes or events since April 30, 2007 through March 31, 2008;

•	legal proceedings;

•	absence of undisclosed liabilities;

•	compliance with applicable laws and reporting requirements;

•	taxes and tax returns;

•	employee benefit programs;

•	labor and employment matters;

•	material contracts and the absence of breaches of material contracts;

•	leased property;

•	environmental liability;

•	state takeover laws;

•	customers;

•	intellectual property;

•	warranty and related matters;

•	books and records;

•	related party transactions;

•	illegal payments;

•	receipt of opinion of financial advisor; and

•	information relating to Ansoft included in this proxy statement/prospectus and the registration statement on Form S-4.

ANSYS, Merger Sub and Merger LLC made a number of representations and warranties to Ansoft in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and the transactions contemplated thereby;

•

absence of any conflicts with organizational documents, notices or consents of governmental authorities required, violation or breach of any obligations, or applicable laws as a result of entering into the merger agreement and the transactions contemplated thereby;

•	broker’s fees;

•	SEC filings and the financial statements contained in those filings, compliance with NASDAQ and sufficiency of internal controls;

•	absence of certain changes or events since December 31, 2007 through March 31, 2008;

•	legal proceedings;

•	absence of undisclosed liabilities;

•	compliance with applicable laws and reporting requirements;

•	intellectual property;

•	books and records;

•	illegal payments;

•	ANSYS common stock to be issued in the mergers and sufficient cash to pay all cash amounts required; and

•	information relating to ANSYS, Merger Sub and Merger LLC included in this proxy statement/prospectus and the registration statement on Form S-4.

As noted above, significant portions of the representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means any change, event, circumstance or condition that has or results in a material adverse effect on the ability of ANSYS or Ansoft to consummate the transactions contemplated by the merger agreement or on the business, financial condition, assets, liabilities or results of operations of ANSYS or Ansoft, as applicable, and their respective subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect:

•	any failure by the party to meet any projections or forecasts or revenue or earnings predictions;

•	any change in the stock price or trading volume of Ansoft common stock in the case of Ansoft or ANSYS common stock in the case of ANSYS, in and of itself;

•

any change, effect or circumstance resulting from the announcement or pendency of the merger agreement or the consummation of the transactions contemplated by the merger agreement or the compliance with the terms of the merger agreement;

•	changes affecting any of the industries in which either ANSYS or Ansoft operates, to the extent they do not affect ANSYS or Ansoft, as applicable, disproportionately in any material respect;

•

changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war, armed conflicts or otherwise) to the extent they do not affect ANSYS or Ansoft, as applicable, disproportionately;

•	any action taken at the written request of ANSYS or Ansoft, as applicable;

•	changes resulting from change in any domestic (federal, state of local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree; or

•	changes to general accounting requirements.

Covenants Under the Merger Agreement

Conduct of Ansoft’s Business Pending the Merger. Ansoft has agreed in the merger agreement that prior to the effective time of the step one merger, unless contemplated by the merger agreement or unless ANSYS otherwise consents in writing, Ansoft will, and will cause its subsidiaries to:

•	in all material respects, operate its business only in the usual, regular and ordinary course consistent with past practice;

•

use commercially reasonable efforts to preserve its present business organization, keep the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and others; and

•	not take any action or fail to take any action that individually or in the aggregate could be expected to have a material adverse effect on Ansoft and its subsidiaries, taken as a whole.

In addition, Ansoft agreed that prior to the effective time of the step one merger, unless contemplated by the merger agreement or unless ANSYS otherwise consents in writing, Ansoft will, and will cause its subsidiaries to, conduct its business in compliance with specific restrictions relating, among other things, to the following:

•	the declaration or payment of any dividends, or any other distributions, in respect of its capital stock;

•

the split, combination or reclassification of any of its capital stock or other equity interests or the issuance, authorization or proposal to issue any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

•	the redemption, purchase or other acquisition of shares of Ansoft capital stock or other equity interests;

•

the issuance, delivery, award, grant or sale, or an agreement to do any of the foregoing, or the acceleration of the vesting of any shares of any class of capital stock or other equity interests of Ansoft or its subsidiaries, subject to certain exceptions;

•	the amendment of its organizational documents, or the change in authorized capital stock;

•

the entrance into, amendment, modification or consent to the termination of any agreement pursuant to which any other party is granted any joint or exclusive right, other than in the ordinary course of business consistent with past practice;

•

the incurrence of any indebtedness or the guarantee of any indebtedness, the issuance or amendment of any debt securities or warranties, the making of any loans, advances or capital contributions or encumbrance of material assets, in each case, other than in the ordinary course of business consistent with past practice;

•	the prepayment of any loans, the amendment of any of its borrowing arrangements or the waiver, release or assignment of any material rights or claims, other than in the ordinary course of business;

•	the material reduction of any insurance coverage;

•	the material change or implementation of accounting policies, methods or procedures, except as required by GAAP or applicable law;

•

the increase of annual or discretionary amounts of base salary, bonus compensation payable to any officer, employee, agent or consultant of Ansoft or its subsidiaries, except in the ordinary course of business consistent with past practice;

•

subject to certain exceptions, the entrance into, establishment, adoption or amendment of any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit plan, contract or arrangement;

•	the hiring of any employee or consultant with an annual salary in excess of $100,000, except in the ordinary course of business consistent with past practice;

•	the material acquisition or capital expenditure in excess of $500,000, other than in the ordinary course of business consistent with past practice;

•	the sale, lease, license, pledge or other disposition or encumbrance of any assets or the acquisition of any assets, other than in the ordinary course of business and consistent with past practice;

•	the acquisition or agreement to acquire any business or any corporation, partnership association or other business organization;

•

the disposition of, license, grant, or lapsing or any rights to intellectual property assets, or the disposition of disclosure to any person, any trade secret of Ansoft, other than in the ordinary course of business consistent with past practice;

•	the modification, amendment, violation or termination, or waiver, release or assignment of any rights or claims under, any of Ansoft’s or its subsidiaries’ rights under any material contract;

•

the making or changing of any material tax election, the changing of any material method of tax accounting, the amendment of any material tax return, the filing of any material tax return in a manner that is inconsistent with the past practice of Ansoft, the settlement of any audit, claim, examination or deficiency litigation, the request of any private letter or tax ruling the entrance into any closing agreement with any tax authority, or the consent to any extension or waiver of the limitation period applicable to any claim or assessment;

•	the material modification or termination of any lease, except that Ansoft may renew leases on terms materially consistent with existing terms;

•	the acquisition of any real property;

•	the settlement of litigation in excess of $100,000, except in the ordinary course of business consistent with past practice;

•	the revaluation of any of its assets, except as required by GAAP or applicable law; and

•

the agreement, commitment to or entrance into any contract or arrangement to take any of the actions referred to above, or to intentionally take any other action that would prevent Ansoft from performing, or cause Ansoft not to perform, any of its covenants and agreements under the merger agreement.

Conduct of ANSYS’ Business Pending the Merger. ANSYS has agreed in the merger agreement that prior to the effective time of the step one merger, unless contemplated by the merger agreement or unless Ansoft otherwise consents in writing, ANSYS will, and ANSYS will cause its subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice.

In addition, ANSYS agreed that prior to the effective time of the step one merger, unless contemplated by the merger agreement or unless Ansoft otherwise consents in writing, ANSYS will, and will cause each of its subsidiaries to, conduct its business in compliance with specific restrictions relating, among other things, to the following:

•	the amendment of its organizational documents or the charge in authorized capital stock;

•	the acquisition or agreement to acquire any material business;

•

the sale, lease, license, pledge, disposition, distribution or encumbrance of any properties or assets if such transaction would be required to be reported on a current report on Form 8-K under the Exchange Act;

•

the adjustment, split, combination, reclassification or similar transaction in respect of any shares of ANSYS common stock, or any distribution, declaration, setting aside or payment of any dividend or other distribution, or any repurchase, redemption or other acquisition of any shares of ANSYS common stock; and

•

the agreement, commitment to or entrance into any contract or arrangement to take any of the actions referred to above, or to intentionally take any other action that would prevent ANSYS from performing, or cause ANSYS not to perform, any of its covenants and agreements under the merger agreement.

A cquisition Proposals By Third Parties

The merger agreement contains provisions prohibiting Ansoft from seeking a competing transaction, subject to certain exceptions described below. Under these “no solicitation” provisions, Ansoft has agreed that neither it nor its subsidiaries, nor any of its officers and directors or its subsidiaries shall, and that it will use reasonable best efforts to cause its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or proposals that constitute or would reasonably be expected to lead to any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data, relating to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal and to promptly notify ANSYS of any acquisition proposal it receives.

However, prior to the adoption and approval of the merger agreement and the transactions contemplated thereby at the special meeting, Ansoft may, after providing written notice to ANSYS, furnish information to and enter into discussions or negotiations with any person that makes an unsolicited bona fide competing proposal that the Ansoft board of directors in good faith, after consultation with its outside counsel and financial advisor, concludes is likely to result in, or constitutes, a superior proposal if, and only to the extent that, the Ansoft board of directors determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary obligations to Ansoft’s stockholders under applicable law. Ansoft has agreed to provide ANSYS with notice of any superior proposal it receives.

An acquisition proposal is any of the following proposals or offers, other than transactions contemplated by the merger agreement:

•	a merger, recapitalization, reorganization, business combination or consolidation, or any similar transaction, involving Ansoft or any of its subsidiaries;

•	a sale, lease exchange, mortgage, pledge, transfer or other acquisition of more than 15% of the assets of Ansoft and its subsidiaries, taken as a whole, in one or a series of related transactions;

•

a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 15% or more of the voting power of Ansoft; or

•	a liquidation or dissolution of Ansoft.

A superior proposal is any written acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50% for these purposes) made by a third party that the board of directors of Ansoft and/or a committee of the board of directors of Ansoft determines in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to Ansoft stockholders than the mergers from a financial point of view, taking into account all financial, regulatory, legal and other aspects of the acquisition proposal including, without limitation, the likelihood of consummation and certainty of financing.

ANSYS may terminate the merger agreement if the board of directors of Ansoft has withdrawn or modified in a manner adverse to ANSYS its approval and recommendation to adopt and approve the merger agreement and the transactions contemplated thereby or if the board of directors of Ansoft approves or recommends that Ansoft’s stockholders tender their shares in a tender or exchange offer. Likewise, Ansoft may terminate the merger agreement if Ansoft enters into a definitive agreement to effect a superior competing transaction. If either ANSYS or Ansoft terminates the merger agreement in connection with these provisions, or in the additional circumstances described in “—Termination of the Merger Agreement and Termination Fee” beginning on page 81, Ansoft has agreed to promptly pay ANSYS a fee of approximately $27 million.

Other Agreements

The merger agreement contains other mutual agreements, in addition to the covenants relating to the conduct of business described above, including the following mutual agreements:

•

to prepare and cause to be filed as promptly as practicable this proxy statement/prospectus and to use reasonable best efforts to cause the registration statement or proxy statement/prospectus to comply with SEC rules and regulations and to respond promptly to any comments of the SEC or its staff;

•	to provide each other with all information concerning themselves and their subsidiaries as the other party may reasonably request in connection with the preparation of this document;

•

subject to applicable law, use their reasonable best efforts to as promptly as practicable, obtain from any governmental authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by ANSYS or Ansoft or any of their respective subsidiaries in connection with the merger agreement, the mergers and the consummation of the transactions contemplated thereby, including, without limitation, all filings required under the Exchange Act and the HSR Act;

•

not to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by the merger agreement without the prior written consent of the other party;

•	to notify the other of

•

any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the mergers or any of the other transactions contemplated by the merger agreement,

•	any notice or other communication from any governmental authority in connection with the mergers or any of the other transactions contemplated by the merger agreement, or

•

any litigation relating to, involving or otherwise affecting any of the parties or any of their respective subsidiaries that relates to the mergers or any of the other transactions contemplated by the merger agreement;

•

to give prompt written notice to the other party if any representation or warranty made by the party contained in the merger agreement becomes untrue or inaccurate in any material respect, or any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the party’s closing conditions to fail to be satisfied at the closing;

•

if any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the mergers or the other transactions contemplated by the merger agreement, each of ANSYS and Ansoft and their respective boards of directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated;

•

to approve any disposition of equity securities of Ansoft (including derivative securities), in the case of Ansoft, and any acquisition of equity securities of ANSYS (including derivative securities), in the case of ANSYS, resulting from the transactions contemplated by the merger agreement by each officer and director of Ansoft who is subject to the reporting requirements of Section 16(a) of the Exchange Act;

•

at the request of the other party, to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the merger agreement, the mergers and the transactions contemplated thereby; and

•

not to take or cause to be taken any action that would prevent the step one merger and the step two merger, considered together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ANSYS has also agreed:

•	to cause the shares of ANSYS common stock issued in the step one merger to be approved for listing on the Nasdaq Global Select Market;

•	to address certain employee benefit matters (see “—Employee Benefit Plans” on page 80);

•	to address certain indemnification and insurance matters (see “The Mergers—Interests of Ansoft’s Directors and Officers in the Mergers” on page 59);

•

to use its reasonable best efforts to obtain and close the financing contemplated by the commitment letters as soon as commercially reasonable but in any event at or prior to the closing and use reasonable best efforts to obtain and close an alternative financing in the event that such financing is not available, and to keep Ansoft reasonably informed with respect to all material activity concerning the status of the financing; provided, however that ANSYS’ failure to obtain such financing shall not relieve it of its obligations to consummate the mergers; and

•

immediately following the effective time of the step one merger, to elect Dr. Zoltan Cendes, the founder, chairman of the board of directors and chief technology officer of Ansoft, or a replacement named by Ansoft, to the board of directors of ANSYS.

Ansoft has also agreed:

•

to take all action necessary in accordance with applicable law to call, give notice of, convene, and hold a meeting of its stockholders to consider and vote on a proposal to adopt and approve the merger agreement and the transactions contemplated thereby;

•	to comply with certain covenants in connection with any acquisition proposals by third parties (see “—Acquisition Proposals by Third Parties” on page 73);

•

upon reasonable prior notice and subject to applicable laws, to provide ANSYS with reasonable access to all of its properties, books, contracts, commitments, and records and to its executive officers, customers, suppliers or key employees;

•	to take any further action necessary or desirable to carry out the purposes of the merger agreement as may be reasonably requested by, and at the sole expense of, ANSYS;

•

to cooperate with ANSYS and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable the delisting of the Ansoft common stock from the Nasdaq Global Select Market and deregister the Ansoft common stock under the Exchange Act as promptly as practicable after the closing; and

•

to promptly deliver to ANSYS or its tax advisors such documents and other materials relating to tax matters which are reasonably requested by such persons in connection with the transactions contemplated by the merger agreement.

D ebt Financing

Debt Commitment Letter

ANSYS intends to fund the cash portion of the merger consideration through a combination of existing cash and new bank debt. ANSYS has entered into a commitment letter, dated March 28, 2008, which is referred to as the commitment letter, with Bank of America, N.A., which is referred to as Bank of America, and Banc of America Securities LLC, which is referred to as BAS. Pursuant to, and subject to the terms and conditions of, the commitment letter, Bank of America, as the initial lender, has committed to provide to ANSYS a senior unsecured credit facility of up to $450 million.

The financing described in the debt commitment letter is referred to in this proxy statement/prospectus as the senior unsecured credit facility. The commitments to provide the bank financing are subject to customary conditions for financing of this type, including the following:

•

the accuracy and completeness in all material respects of all representations made by ANSYS and its affiliates made to Bank of America and BAS and ANSYS’ compliance with the terms of the commitment letter and the related fee letter;

•

prior to and during the syndication of the senior unsecured credit facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the ANSYS or any of its subsidiaries;

•

the negotiation, execution and delivery of definitive documentation for the senior unsecured credit facility, consistent with the summary of terms attached to the commitment letter and otherwise reasonably satisfactory to Bank of America, BAS and other lenders;

•

there not having occurred since March 28, 2008, with respect to ANSYS and its subsidiaries, a material adverse effect, which is defined in the commitment letter as any change, event, circumstance or condition that has or results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of ANSYS and its subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect:

•

changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect ANSYS and its subsidiaries taken as a whole in any material respect;

•	changes in or affecting the industries in which ANSYS operates to the extent they do not disproportionately affect ANSYS and its subsidiaries taken as a whole, in any material respect;

•	changes resulting from changes in accounting requirements or applicable law;

•

the failure in and of itself to meet any projections or forecasts or revenue or earning predictions (provided that this clause shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or

•	changes in ANSYS’ stock price or trading volume of ANSYS’ stock, in and of itself;

•

there not having occurred since March 28, 2008, with respect to Ansoft, a material adverse effect, which is defined in the commitment letter as any change, event, circumstance or condition that has or results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Ansoft and its subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect:

•

changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Ansoft and its subsidiaries taken as a whole in any material respect;

•	changes in or affecting the industries in which the Ansoft operates to the extent they do not disproportionately affect the Ansoft and its subsidiaries taken as a whole, in any material respect;

•	changes resulting from changes in accounting requirements or applicable law; or

•

the failure in and of itself to meet any projections or forecasts or revenue or earning predictions (provided that this clause shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or

•	changes in the Ansoft’s stock price or trading volume of the Ansoft’s stock, in and of itself;

•

the completeness and accuracy of information provided to the lenders and projections requested by the lenders are prepared in good faith based upon assumptions believed to be reasonable at the time in all material respects;

•

the consummation of the acquisition in accordance with the terms of the merger agreement without waiver or amendment thereof in a manner that is material and adverse to the lenders unless consented to by the lenders, and in accordance with applicable law and regulatory approvals;

•	the reasonable satisfaction of the lenders with the capital and ownership structure of ANSYS after giving effect to the transaction;

•	the refinancing of existing indebtedness of ANSYS in a manner reasonably satisfactory to the lenders and the discharge of existing indebtedness of Ansoft and its subsidiaries, with certain exceptions;

•	the receipt of customary opinions, certificates and closing documentation, including, without limitation, evidence of insurance, lien searches and information required by regulatory authorities;

•	the receipt of a certification from ANSYS that on the closing date its maximum leverage ratio, as defined in the summary of terms attached to the commitment letter, does not exceed 2.75 to 1.00.

•	the receipt of all governmental, shareholder and third party consents and approvals or expiration of waiting periods necessary for the closing of the transaction and the debt financing;

•

the absence of any injunction prohibiting the transaction and the absence of any action, suit, investigation or proceeding with respect to matters other than the transaction that would reasonably be expected to have a material adverse effect;

•	compliance with the Federal Reserve’s margin regulations;

•	the satisfaction of the lenders with respect to intercompany indebtedness and all indebtedness and other material liabilities owing to third parties;

•	the satisfaction of the lenders that certain ERISA requirements have been complied with;

•	the receipt of certain financial statements and forecasts as described in the commitment letter;

•

all accrued costs, fees, expenses and other compensation payable to the arrangers, the initial lenders and the agents shall have been paid to the extent documented and delivered reasonably in advance of the closing date;

•	all of the representations and warranties in the loan documentation shall be materially true and correct; and

•	no defaults or events of default shall have occurred and be continuing.

The commitments of Bank of America under the commitment letter will terminate on the earliest to occur of:

•

July 31, 2008 (which date shall be extended to such time as reasonably required to consummate the transactions pursuant to the merger agreement, but in any event no later than September 30, 2008), unless the closing of the transactions occurs on or prior thereto;

•	the closing of the transactions under the merger agreement without the use of the senior unsecured credit facility; and

•

the acceptance by the ANSYS or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of Ansoft and its subsidiaries other than as part, or in furtherance, of the transactions under the merger agreement.

Since certain terms of the senior unsecured credit facility related to pricing and structure are subject to further agreement, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. In particular, there may be changes to the terms to facilitate the syndication of the senior unsecured credit facility. Except to the extent required by applicable law, ANSYS does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement/prospectus to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

Senior Unsecured Credit Facility

General. The senior unsecured credit facility is expected to:

•	have a maximum original aggregate principal amount of $450 million;

•	be used to finance a portion of the mergers and to refinance the indebtedness of ANSYS and its subsidiaries and to pay fees, commissions and expenses in connection therewith;

•	mature five years from the date of the initial extension of credit under the senior unsecured credit facility; and

•

amortize in quarterly installments in annual amounts equal to 10% of the original principal amount during each of the first, second and third years, 20% during the fourth year and 50% during the fifth year.

Interest Rates. The loans under the senior unsecured credit facility are expected, at the option of ANSYS, to bear interest at the following:

•

a rate equal to the London Interbank Offered Rate, referred to herein as LIBOR, for the applicable interest period selected by the borrower, plus an applicable margin ranging from 0.75% to 1.50%, depending on ANSYS’ ratio of funded debt to earnings before interest, taxes, depreciation and amortization, or

•

the base rate, which will be the higher of the base rate of interest announced by the administrative agent from time to time as its prime commercial lending rate and the federal funds rate plus 0.50%, in each case plus an applicable margin ranging from 0% to 0.5%, depending on ANSYS’ ratio of funded debt to earnings before interest, taxes, depreciation and amortization.

Prepayments. ANSYS is expected to be able to prepay borrowings under the senior unsecured credit facility at any time without premium or penalty. Any prepayment with respect to a LIBOR-based loan must include reimbursement for any breakage and redeployment costs of the lenders resulting from the prepayment. ANSYS is expected to be required to prepay loans in a manner substantially similar to the terms contained in ANSYS’ existing credit facility, with modifications to provide for the transactions contemplated by the commitment letter and others to be mutually agreed.

Guarantors. All obligations under the senior unsecured credit facility are expected to be guaranteed by each existing and future direct and indirect domestic subsidiary of ANSYS.

Covenants, Representations and Warranties. The senior unsecured credit facility is expected to contain covenants, representations and warranties substantially similar to those set forth in ANSYS’ existing credit facility, with modifications to provide for the transactions contemplated by the commitment letter and others to be mutually agreed. The senior unsecured credit facility is also expected to contain financial covenants requiring the borrower to maintain a maximum leverage ratio and a minimum fixed charge coverage ratio.

Events of Default. Events of default under the senior unsecured credit facility are expected to be substantially similar to those set forth in ANSYS’ existing credit facility, with modifications to provide for the transactions contemplated by the commitment letter and others to be mutually agreed.

C onditions to Completion of the Mergers

The respective obligations of ANSYS and Ansoft to complete the mergers and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the merger agreement must be adopted and approved by the requisite affirmative vote of the holders of outstanding shares of Ansoft common stock;

•

no threatened, instituted or pending suit, action or proceeding in which a governmental authority is seeking an order to or to prohibit or limit ANSYS’ ability to own, control, direct, manage or operate any of the assets or businesses of Ansoft or its subsidiaries or its ability to vote, transfer, receive dividends or otherwise exercise full ownership rights of the surviving corporation;

•

no order, injunction or decree or other legal restraint or prohibition preventing the consummation of the mergers is in effect, and no statute, rule regulation, order, injunction or decree shall have been enacted, issued, entered, promulgated or enforced that prohibits or makes illegal the consummation of the mergers;

•

the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act and no stop order suspending the effectiveness of the registration agreement or this proxy statement/prospectus shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC or any state securities administrator and no similar proceeding in respect of this proxy statement/prospectus shall have been initiated or threatened by the SEC or any state securities administrator;

•	the shares of ANSYS common stock to be issued at the effective time of the step one merger shall have been authorized for listing on the Nasdaq Global Select Market;

•

the representations and warranties of the other party set forth in the merger agreement must be true and correct without reference to any qualification as to materiality, except where a failure to be true and correct would not have a material adverse effect on the party making the representations and warranties (except with respect to Ansoft’s representations regarding capitalization and brokers fees, which must be true and correct in all material respects, subject to Ansoft’s ability to adjust the aggregate consideration to be paid to cure such breach); and

•	the other party to the merger agreement must have performed in all material respects all of its agreements and covenants required by the merger agreement.

The obligations of ANSYS, Merger Sub and Merger LLC to complete the mergers are also subject to the following conditions:

•	Ansoft’s delivery to ANSYS of a certificate regarding the performance of Ansoft’s obligations;

•	holders of not more than 10% of the outstanding shares of Ansoft common stock shall have demanded appraisal rights under Delaware law; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on Ansoft and its subsidiaries that is continuing.

The obligation of Ansoft to complete the mergers is also subject to the following conditions:

•	ANSYS’ and Merger Sub’s delivery to Ansoft of a certificate regarding the performance of their obligations;

•

delivery to Ansoft by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of an opinion to the effect that the step one and step two mergers, taken together, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided however, that if this opinion is not delivered, this condition will be deemed to be satisfied if Ansoft receives an opinion to this effect from Goodwin Procter LLP; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on ANSYS and its subsidiaries that is continuing.

Employee Benefit Plans

After the effective time of the step one merger and subject to the requirements of applicable law and unless such recognition of service would result in a duplication of benefits, ANSYS will treat the service of former Ansoft employees who remain employed with ANSYS or its subsidiaries as service rendered to ANSYS or its subsidiaries for all purposes, including, but not limited to, eligibility to participate, vesting and applicability of any minimum waiting periods for participation, excluding for these purposes benefit accrual under any defined benefit plan.

Following the effective time of the step one merger, former Ansoft employees who remain employed with ANSYS or its subsidiaries will be entitled to participate in either the Ansoft benefit plans, other than equity-based plans, or the ANSYS employee benefit plans on the same terms as similarly-situated employees of ANSYS or a combination of the two, as determined by ANSYS. ANSYS may, in its discretion, terminate any of the Ansoft benefit plans or merge any of them with ANSYS’ employee benefit plans as it deems appropriate.

Ansoft’s Option Plans

As a result of the mergers, all outstanding stock options under Ansoft’s stock option plans and agreements, including stock options held by executive officers and directors of Ansoft, will fully vest and become exercisable immediately prior to the closing of the step one merger. Persons who exercise their stock options prior to the effective time of the step one merger will be entitled to receive the merger consideration, just like other Ansoft stockholders. If persons holding such stock options choose not to exercise their stock options prior to the effective time of the step one merger, their stock options will be converted into an option to receive shares of ANSYS stock. The number of shares of ANSYS stock that each Ansoft optionholder will be entitled to and the exercise price of such stock options is determined by the option exchange ratio set forth in the merger agreement. Each Ansoft option will be converted into the right to receive the number of shares subject to the Ansoft option multiplied by the option exchange ratio, rounded down to the nearest whole share. The new exercise price for Ansoft stock options will equal the old exercise price, divided by the option exchange ratio, rounded up to the nearest whole cent. The option exchange ratio is equal to the ratio numerator divided by the ratio denominator, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down. The ratio numerator is $16.25 plus the product of (A) 0.431882 and (B) the average of the closing prices for a share of ANSYS common stock on the NASDAQ Global Select Market for the 30 trading days ending one day prior to the closing, referred to herein as the applicable ANSYS stock price. The ratio denominator is the applicable ANSYS stock price.

T ermination of the Merger Agreement and Termination Fee

The merger agreement may be terminated at any time before the effective time of the step one merger in the following manner:

•	by mutual written consent;

•	by either ANSYS or Ansoft, if Ansoft’s stockholder approval has not been obtained at the special meeting;

•

by either ANSYS or Ansoft, if the mergers have not been consummated by September 30, 2008, except that such date may be extended with the consent of Ansoft for an additional six months if the sole reason for the delay is related to any waiting period required by the antitrust laws;

•

by either ANSYS or Ansoft if any judgment, order, ruling or decision by a court or governmental authority permanently enjoining, restraining or otherwise prohibiting the mergers shall have become final and nonappealable;

•

by either ANSYS or Ansoft, if the other breaches its respective representations and warranties or fails to perform its respective obligations and such breach or failure results in the breaching party’s inability to bring-down its representations and warranties or fulfill its obligations under the merger agreement, and such breach is not cured within 30 days;

•

by ANSYS, if Ansoft’s board of directors makes a change of recommendation with respect to the merger agreement, fails to confirm promptly its recommendation of the merger agreement upon the request of ANSYS to do so, recommends that Ansoft’s stockholders tender their shares in a tender or exchange offer, or Ansoft shall have intentionally breached its obligations not to solicit an acquisition proposal; or

•	by Ansoft, if it enters into a definitive agreement to effect a superior proposal.

Ansoft shall pay to ANSYS a termination fee of approximately $27 million if the merger agreement is terminated in the following manner:

•

by ANSYS, if Ansoft’s board of directors makes a change of recommendation, fails to confirm promptly its recommendation of the merger agreement upon the request of ANSYS to do so, recommends that Ansoft’s stockholders tender their shares in a tender or exchange offer, or Ansoft shall have intentionally breached its obligations not to solicit an acquisition proposal;

•	by Ansoft, if it enters into a definitive agreement to effect a superior proposal; or

•

by either ANSYS or Ansoft, if Ansoft’s stockholder approval has not been obtained at the special meeting of Ansoft’s stockholders or Ansoft’s stockholder approval has not been obtained by September 30, 2008, if, at the time of either such termination, an acquisition proposal is publicly disclosed and within 12 months after the termination, a definitive agreement is entered into, which is closed within 24 months following the termination.

Amendment, Extension and Waiver

Ansoft and ANSYS may amend the merger agreement at any time prior to the effective time of the step one merger. However, after approval by Ansoft’s stockholders, no amendment may be made that by law or in accordance with the rules of any stock exchange requires further approval by Ansoft stockholders without obtaining such approval. Any amendment to the merger agreement must be in writing and signed on behalf of Ansoft, ANSYS, Merger Sub and Merger LLC.

At any time before the effective time of the step one merger, Ansoft and ANSYS may:

•	extend the time for performance of any of the other party’s obligations;

•	waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after approval by Ansoft’s stockholders, no extension or waiver may be made that by law or in accordance with the rules of any stock exchange requires further approval by Ansoft stockholders without obtaining such approval. Any agreement to an extension or waiver must be in writing signed on behalf of the party agreeing to the extension or waiver.

Expenses

The merger agreement provides that each party will pay its own costs and expenses in connection with the mergers and the other transactions contemplated by the merger agreement.

Management and Operations of ANSYS and Merger LLC Following the Mergers

General. After the mergers are completed, it is anticipated that Sidney LLC will remain as ANSYS’ wholly-owned subsidiary.

Management After the Mergers. The executive officers of ANSYS and Sidney LLC following the mergers will be the same as the executive officers of ANSYS and Sidney LLC, respectively, prior to the mergers.

Board of Directors After the Mergers. The board of directors of ANSYS following the mergers will be the same as the ANSYS board of directors prior to the mergers, except that Dr. Zoltan Cendes, the founder, chairman of the board of directors and chief technology officer of Ansoft, shall be a director of ANSYS immediately following the effective time of the step one merger. The managing member of Sidney LLC following the mergers will be the same as the Sidney LLC managing member prior to the mergers. See “The Mergers—Interests of Ansoft’s Directors and Officers in the Mergers” beginning on page 59.

V OTING AGREEMENTS

Ansoft’s two founders, Nicholas Csendes and Dr. Zoltan Cendes, who are officers and directors and who collectively own 2,837,742 shares of Ansoft common stock or approximately     % of the voting power of Ansoft common stock as of the record date, and who collectively hold stock options to purchase an additional 1,000,000 shares of Ansoft common stock, have each individually entered into voting agreements with ANSYS. These voting agreements grant ANSYS irrevocable proxies to vote any shares of Ansoft common stock over which such stockholder has voting power in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby and against any acquisition proposal, agreement or transaction providing for the consummation of a transaction contemplated by any acquisition proposal.

The voting agreements prohibit the sale, assignment, transfer or other disposition by these Ansoft stockholders of their shares of Ansoft common stock, or the entrance into an agreement or commitment to do any of the foregoing, except for the following:

•	transfers by will or by operation of law, in which case the voting agreement shall bind the transferee;

•

transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the stockholder under, the voting agreement;

•	transfers of shares in connection with the exercise of stock options to purchase 100,000 shares within 30 days prior to their expiration in accordance with their terms either

•	with a value after payment of any taxes owed as a result of the transfer, that does not exceed the sum of the option exercise price and minimum withheld tax; or

•	to Ansoft in a net exercise transaction; and

•	as ANSYS may otherwise agree in writing in its sole discretion.

Each stockholder executing a voting agreement has made representations and warranties to ANSYS regarding any information relating to and provided in writing by such stockholder or his affiliates for inclusion in this proxy statement/prospectus and regarding his ownership and unencumbered title to the shares of Ansoft stock subject to the voting agreement. Each of these Ansoft stockholders has also made representations and warranties to ANSYS regarding power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement.

The voting agreements will terminate at the earlier of:

•	the effective time of the step one merger;

•	termination of the merger agreement in accordance with its terms; or

•	upon mutual written consent of such stockholder and ANSYS.

INFORMATION ABOUT ANSYS

ANSYS develops and globally markets engineering simulation software and services widely used by engineers and designers across a broad spectrum of industries, including aerospace, automotive, manufacturing, electronics, biomedical and defense. Headquartered at Southpointe in Canonsburg, Pennsylvania, ANSYS and its subsidiaries employ approximately 1,400 people as of December 31, 2007 and focus on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. ANSYS distributes its ANSYS ® suite of simulation technologies, including ANSYS Workbench™, ANSYS CFX ® , ANSYS ICEM CFD™, ANSYS AUTODYN ® , and ANSYS FLUENT ® products, through a global network of channel partners and direct sales offices in strategic, global locations. It is ANSYS’ intention to continue to maintain this mixed sales and distribution model.

ANSYS was founded in 1970 and is incorporated under the laws of the State of Delaware. ANSYS’ common stock trades on the Nasdaq Global Select Market under the symbol “ANSS.” ANSYS’ principal executive offices are located at Southpointe, 275 Technology Drive, Canonsburg, Pennsylvania, 15317, and its telephone number is (724) 746-3304.

More information regarding the corporate structure and governance of ANSYS is contained in the section entitled “Comparison of Rights of Holders of ANSYS Common Stock and Ansoft Common Stock” beginning on page 85.

Additional information concerning ANSYS is included in ANSYS’ reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 93.

INFORMATION ABOUT ANSOFT

Ansoft is a leading developer of high-performance EDA software. Ansoft products are used by electrical engineers worldwide to design state-of-the-art technology products, such as cellular phones, internet networking, satellite communications systems, integrated circuits and circuit boards and electronic sensors and motors. Engineers use Ansoft’s software to maximize product performance, eliminate physical prototypes, and to reduce time-to-market. Ansoft provides several products that address its customers’ component and system level design needs. As of April 30, 2007, Ansoft had over 2,000 customers in the communications, semiconductor, automotive/industrial, computer, consumer electronics and defense/aerospace industries.

Ansoft was founded in 1984 and is incorporated under the laws of the State of Delaware. Ansoft’s common stock trades on the NASDAQ Global Select Market under the symbol “ANST.” Ansoft’s principal executive offices are located at 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219, and its telephone number is (412) 261-3200.

More information regarding the corporate structure and governance of Ansoft is contained in “Comparison of Rights of Holders of ANSYS Common Stock and Ansoft Common Stock” beginning on page 85.

Additional information concerning Ansoft is included in Ansoft’s reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 91.

COMPARISON OF RIGHTS OF HOLDERS OF

ANSYS COMMON STOCK AND ANSOFT COMMON STOCK

Upon completion of the merger, the stockholders of Ansoft will become stockholders of ANSYS, and the ANSYS certificate of incorporation and the ANSYS by-laws will govern the rights of former Ansoft stockholders. The rights of ANSYS stockholders are currently governed by Delaware law, ANSYS’ restated certificate of incorporation, as amended, and ANSYS’ second amended and restated by-laws. The rights of Ansoft stockholders are currently governed by Delaware law, Ansoft’s third amended and restated certificate of incorporation and Ansoft’s amended and restated by-laws. Both companies are Delaware corporations, so many of the rights of Ansoft stockholders will be similar to their rights as ANSYS stockholders. The following is a summary of material differences between the rights of Ansoft stockholders and the rights of ANSYS stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Ansoft stockholders and ANSYS stockholders. The summary is qualified in its entirety by reference to Delaware law, ANSYS’ certificate of incorporation, ANSYS’ by-laws, Ansoft’s certificate of incorporation and Ansoft’s by-laws.

Authorized Capital Stock

The authorized capital stock of ANSYS consists of 150,000,000 shares of ANSYS common stock and 2,000,000 shares of preferred stock, each par value $0.01 per share.

The authorized capital stock of Ansoft consists of 50,000,000 shares of Ansoft common stock and 1,000,000 shares of preferred stock, each par value $0.01 per share.

Size of the Board of Directors

The number of directors on ANSYS’ board of directors is determined by the board of directors. ANSYS currently has an authorized board of directors of eight directors.

The number of directors on Ansoft’s board of directors is determined by the board of directors. Ansoft currently has an authorized board of directors of five directors.

Cumulative Voting

The stockholders of each of ANSYS and Ansoft are not entitled to cumulate votes in connection with the election of their respective directors.

Classes of Directors

ANSYS’ certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term.

Ansoft’s certificate of incorporation does not provide for a classified board of directors. Ansoft’s directors are elected for a term of one year.

Filling Vacancies on the Board of Directors

For ANSYS, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in the office, although less than a quorum. Furthermore, whenever the holders of any series of preferred stock that are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of series of preferred stock may be filled in accordance with the terms of the certificate of incorporation and any certificate of designations.

For Ansoft, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Removal of Directors

ANSYS’ certificate of incorporation provides that any director of ANSYS may be removed only with cause and only by the holders of at least two-thirds of the shares then entitled to vote in the election of such director.

Ansoft’s by-laws provide that any director or all of the directors of Ansoft may be removed from the board of directors, but only for cause and only by the holders of a majority of the shares then entitled to vote at an election of directors. Notwithstanding the foregoing, any director or all of the directors of Ansoft may be removed from the board of directors at any time, with or without cause, by the unanimous vote or consent of the shares then entitled to vote at an election of directors.

Nomination of Directors for Election

ANSYS’ by-laws provide that nominations of persons for election to the board of directors of the corporation may be made at any meeting of stockholders only (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the by-laws, and who is present or is present through a representative at the annual meeting.

For nominations to be properly brought before a stockholders meeting by a stockholder pursuant to clause (b) of the preceding sentence, the stockholder must have given timely notice of the nomination in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered no less than 75 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year’s annual meeting, and in respect of nominations to be brought before a special meeting, notice by the stockholder to be timely must be so delivered no later than the later of (x) the 75th day prior to the meeting and (y) the 15th day following the day on which public announcement of the date of the meeting is first made by ANSYS. Notwithstanding the foregoing, if the number of directors to be elected to the board of directors is increased and there is no public announcement by ANSYS naming all of the nominees for director or specifying the size of the increased board at least 75 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely delivered with respect to nominees for any new positions created by such increase if delivered to or mailed and received by ANSYS no later than the close of business on the 15th day following the date of such public announcement by ANSYS.

A stockholder’s notice must set forth all of the following in order for the nomination to be considered at the stockholders’ meeting:

•	the name, age, business address and residence address of any nominees;

•	the principal occupation or employment of such nominees;

•	the class and number of shares that are beneficially owned by the nominees;

•	the consent of each nominee to serve as a director, if elected;

•	the stockholder’s name and address and the name and address of any beneficial owners of the ANSYS stock registered in stockholder’s name;

•

the class and number of shares of capital stock of ANSYS held of record, beneficially, owned or represented by proxy by the stockholder and any other stockholders known by such stockholder to be supporting such nominee; and

•	a description of all arrangements or understandings between such stockholder and each nominee.

Ansoft’s by-laws provide that nominations of persons for election to the board of directors of the corporation may be made by the Ansoft board of directors or by any stockholder of Ansoft entitled to notice of, and to vote at, any meeting called for the election of directors and who complies with the notice procedures set forth in the by-laws.

For nominations by stockholders to be timely, the nominations must be mailed and received by Ansoft’s Chairperson of the board of directors no later than 60 days prior to the anniversary date of the immediately preceding annual meeting, with respect to an election of directors to be held at an annual meeting of the stockholders of Ansoft, and the close of business on the 15th day following the date on which the notice of such meeting is first given to stockholders or public disclosure of the meeting is made, with respect to an election of directors to be held at a special meeting of the stockholders.

A stockholder’s notice to Ansoft must set forth all of the following:

•	the name and residence address of each proposed nominee and of the notifying stockholder;

•	the principal occupation of each proposed nominee;

•	a representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person in the notice;

•	the total number of shares of Ansoft that will be voted for each proposed nominee;

•	the total number of shares of Ansoft owned by the notifying stockholder;

•

a description of all arrangements or understandings between the notifying stockholder and each nominee and any other person(s) pursuant to which the nomination is to be made by the notifying stockholder;

•	such other information regarding each proposed nominee as would be required to be included in a proxy statement filed with the SEC; and

•	the consent of each nominee to serve as a director of Ansoft if so elected.

If any of the information in any notice received by Ansoft within the prescribed times is determined to be deficient in any manner, Ansoft shall advise the notifying stockholder in writing of such deficiencies not later than the close of business on the fifth day following the date that Ansoft first received the notification. The stockholder must cure such deficiencies within five days following receipt of notice from Ansoft of the deficiencies.

The above nominating procedures shall not apply to any special meeting of the stockholders of Ansoft called for the election of directors if the notice of the meeting was not given to stockholders at least 20 days prior to the date named for the meeting.

Stockholder Action Without a Meeting

Unless prohibited in the certificate of incorporation, Delaware law provides that stockholders may take action by written consent in lieu of a stockholders meeting if signed by holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting where all stockholders are present and voting. ANSYS’ certificate of incorporation provides that stockholders do not have the right to take action by written consent without a meeting.

Ansoft’s certificate of incorporation does not prohibit stockholders from taking action by written consent without a meeting.

Calling Special Meetings of Stockholders

ANSYS’ by-laws provide that a special meeting of stockholders may be called at any time only by ANSYS’ board of directors. ANSYS’ stockholders do not have the ability to call a special meeting of the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Ansoft’s by-laws provide that special meetings of the stockholders may be called at any time only by the board of directors, the president or by holders of not less than one-fifth of all outstanding shares of Ansoft.

Submission of Stockholder Proposals

ANSYS’ by-laws allow stockholders to propose business to be brought before any annual stockholder meeting. However, proposals may only be made by a stockholder who has given timely written notice to the Secretary of ANSYS before the annual or special stockholder meeting and who is present at such meeting in person or by a representative.

Under ANSYS’ by-laws, to be timely, notice of stockholder proposals to be made at an annual stockholder meeting must be received by ANSYS no less than 75 days, nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual stockholder meeting, notice will be timely if delivered not later than the later of the 75th day prior to the annual meeting or the 15th day following the day on which the meeting is first publicly announced.

The proposal must also set forth the following:

•	a brief description of the business the stockholder proposes to bring before the meeting and the reasons for conducting that business at that meeting;

•	the name and address of the stockholder proposing such business;

•	the class and number of share of ANSYS’ capital stock beneficially owned by the stockholder;

•	the names and addresses of the beneficial owners, if any, of any capital stock of ANSYS registered in such stockholder’s name and the class and number of shares owned by such beneficial owners;

•	the names and addresses of other stockholders known by the stockholder to support such proposal; and

•	any material interest of the stockholder in the business proposed.

Ansoft’s by-laws do not provide procedures for the submission of stockholder proposals.

Indemnification

The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

ANSYS’ certificate of incorporation and by-laws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because that person is or was a director or officer of ANSYS will be indemnified against expenses, including attorney’s fees, and held harmless by ANSYS to the fullest extent permitted by the Delaware General Corporation Law. This indemnification shall inure to the benefit of such person’s heirs, executors, administrators and personal representatives. ANSYS will indemnify a person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. The indemnification rights conferred by ANSYS are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, ANSYS’ certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, ANSYS is authorized to purchase and maintain insurance on behalf of its directors and officers.

ANSYS may also, in the discretion of the board of directors, indemnify all employees and agents against any expenses, judgments, fines, settlements, and other amounts reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee or agent of ANSYS.

ANSYS may pay expenses incurred by directors, officers, employees or agents in defending a civil or criminal action, suit or proceeding because that person is a director, officer, employee or agent in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if ANSYS receives an undertaking by or on behalf of that director, officer, employee or agent to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by ANSYS, as authorized by ANSYS’ certificate of incorporation and by-laws.

Ansoft’s certificate of incorporation and by-laws provide that any person who was or is a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative because that person is or was a director, officer, employee or agent of Ansoft, or is or was serving at the request of the Ansoft as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney’s fees, by Ansoft to the fullest extent authorized by the Delaware General Corporation Law. This indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. The indemnification rights conferred in the certificate of incorporation, by-laws and the Delaware General Corporation Law are not exclusive of any other right to which persons seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Ansoft is authorized to purchase and maintain insurance on behalf of its directors and officers.

Charter Amendments

The respective certificates of incorporation of each of ANSYS and Ansoft contain no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

Amendment of By-laws

ANSYS’ certificate of incorporation and by-laws provide that the by-laws of ANSYS may be amended or repealed by the board of directors. ANSYS’ by-laws and certificate of incorporation provide that the by-laws may be amended or repealed by the vote of stockholders holding at least two-thirds of the total shares entitled to vote at any annual meeting of the stockholders or any special meeting of the stockholders called for that purpose. If the board of directors recommends approval of such amendment or repeal, then such amendment or repeal shall only require the vote of stockholders holding at least a majority of the total shares entitled to vote.

Ansoft’s certificate of incorporation and by-laws confer the power to alter, amend or repeal by-laws upon the directors, subject to the right of the stockholders to alter or repeal by-laws made by the board of directors.

LEGAL MATTERS

The validity of the shares of ANSYS common stock offered by this proxy statement/prospectus will be passed upon for ANSYS by Goodwin Procter LLP, counsel for ANSYS.

Goodwin Procter LLP, counsel for ANSYS, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Ansoft, will pass upon certain U.S. federal income tax consequences of the mergers for ANSYS and Ansoft, respectively.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from ANSYS’ Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of ANSYS’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to ANSYS’ adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 and Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Fluent Inc. and subsidiaries as of December 31, 2005 and for the year then ended, appearing in the Current Report on Form 8-K/A of ANSYS filed on August 17, 2006 with the Securities and Exchange Commission have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Ansoft Corporation and subsidiaries as of April 30, 2007 and 2006, and for each of the years in the three-year period ended April 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s audit report dated June 7, 2007 covering the April 30, 2007 consolidated financial statements refers to a change in accounting for share based payments in 2007.

OTHER MATTERS

As of the date of this document, the Ansoft board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

In addition to solicitation of proxies by mail, directors, officers and regular employees of Ansoft (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise.

STOCKHOLDER PROPOSALS

Ansoft intends to hold a 2008 annual meeting of stockholders only if the merger is not completed. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, any proposal of a stockholder of Ansoft that is intended to be presented by such stockholder at Ansoft’s 2008 annual meeting of stockholders (if it is held) must have been received by Ansoft no later than April 7, 2008, in order for such proposal to be considered for inclusion in Ansoft’s proxy statement and form of proxy relating to such meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ANSYS and Ansoft to “incorporate by reference” information into this proxy statement/prospectus. This means that ANSYS and Ansoft can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither ANSYS nor Ansoft incorporate the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that ANSYS and Ansoft have previously filed with the SEC, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act. They contain important information about ANSYS and Ansoft including, among other things, information about their financial condition. You may obtain the information incorporated by reference into this document without charge by following the instructions in “Where You Can Find More Information” on page 93. The following documents, which were filed by ANSYS with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	ANSYS’ amended current reports on Form 8-K/A filed on July 14, 2006 and August 17, 2006;

•

ANSYS’ annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 28, 2008 (including the information incorporated by reference therein from ANSYS’ definitive proxy statement field with the SEC on April 4, 2008);

•	ANSYS’ current reports on Form 8-K filed with the SEC on February 19, 2008 and March 31, 2008; and

•	The description of ANSYS’ securities contained in ANSYS’ registration statement on Form 8-A filed with the SEC on June 12, 1996.

The following documents, which were filed by Ansoft with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Ansoft’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2008, filed with the SEC on February 15, 2008;

•	Ansoft’s quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2007, filed with the SEC on November 16, 2007;

•	Ansoft’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2007, filed with the SEC on August 16, 2007;

•

Ansoft’s annual report on Form 10-K for the fiscal year ended April 30, 2007, filed with the SEC on June 8, 2007 (including the information incorporated by reference therein from Ansoft’s definitive proxy statement field with the SEC on July 26, 2007);

•	Ansoft’s current reports on Form 8-K filed with the SEC on September 6, 2007, October 22, 2007, May 31, 2007, December 3, 2007 and March 31, 2008; and

•	The description of Ansoft’s common stock contained in its registration statement on Form 8-A filed with the SEC on March 1, 1996, as amended on May 1, 1998.

In addition, ANSYS and Ansoft incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting, except for any disclosures furnished pursuant to Item 2.02 or Item 7.01 (and, in each case, the corresponding exhibits filed pursuant to Item 9.01) of any current report on Form 8-K, unless otherwise expressly stated in that current report on Form 8-K. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to the Exchange Act.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Ansoft has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Ansoft, and ANSYS has supplied all information contained or incorporated by reference in this proxy statement/prospectus about ANSYS.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about ANSYS and Ansoft from other documents that are not included in or delivered with this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 91.

ANSYS will provide you with copies of such documents relating to ANSYS (excluding all exhibits unless ANSYS has specifically incorporated by reference am exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

ANSYS, Inc.

Attn: Corporate Secretary

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

Ansoft will provide you with copies of such documents relating to Ansoft (excluding all exhibits unless Ansoft has specifically incorporated by reference am exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Ansoft Corporation

Attn: Corporate Secretary

225 West Station Square Drive, Suite 200

Pittsburgh, Pennsylvania 15219

(412) 261-3200

If you would like to request documents, ANSYS or Ansoft must receive your request by                    , 2008 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting.

ANSYS and Ansoft file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information (as well as documents incorporated by reference herein) may be inspected and copied at Room located at 100 F Street, N.E., Washington, D.C. 20549. Information about the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding ANSYS and Ansoft. The address of the SEC web site is www.sec.gov.

ANSYS filed a registration statement on Form S-4 to register with the SEC the issuance of ANSYS common stock in the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ANSYS. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS INVOLVING OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT/PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table presents unaudited pro forma condensed combined financial data that reflects the proposed acquisition of Ansoft by ANSYS. This information is derived from and should be read in conjunction with the historical financial statements and notes thereto of Ansoft and ANSYS that are incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations data assume that the pending acquisition of Ansoft occurred on January 1, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined statement of operations combines the historical results of ANSYS for the year ended December 31, 2007 with the historical results of Ansoft for the four quarters ended January 31, 2008, plus pro forma adjustments.

The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of Ansoft occurred on December 31, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined balance sheet combines the historical balances of ANSYS as of December 31, 2007 with the historical balances of Ansoft as of January 31, 2008, plus pro forma adjustments.

The unaudited pro forma condensed combined financial statements assume that the mergers are accounted for using the purchase method of accounting and represent a current estimate based upon available information of the combined company’s results of operations during the period presented. As of the date of this document, ANSYS has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Ansoft assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has it identified all the adjustments necessary to conform Ansoft’s data to ANSYS’ accounting policies. However, ANSYS has made certain adjustments to the historical book values of the assets and liabilities of Ansoft to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial data. The fair value adjustments included in the unaudited pro forma condensed combined financial statements represent management’s estimates of these adjustments based upon currently available information. The preliminary purchase price allocations assigned value to certain identifiable intangible assets, including customer relationships, core technology and trademarks. Actual results may differ from this unaudited pro forma combined data once ANSYS has determined the final purchase price for Ansoft, completed the detailed valuation studies necessary to finalize the required purchase price allocations, determined the interest rate spread associated with the variable rate debt incurred in the acquisition and identified any necessary conforming accounting policy changes for Ansoft. Accordingly, the final purchase price allocations, which will or may be determined subsequent to the closing of the mergers, and their effects on the results of operations, may differ materially from the unaudited pro forma combined amounts included in this section.

The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the mergers or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

ANSYS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2007

	Historical ANSYS	Historical Ansoft (see note 1)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and short-term investments	$171,851	$30,530	$(50,263)	A	$152,118
Accounts receivable, net	48,281	20,497			68,778
Other receivables and current assets	67,499	2,218			69,717
Deferred income taxes	17,538	4,027			21,565

Total current assets	305,169	57,272	(50,263)		312,178
Property and equipment, net	29,082	2,233			31,315
Capitalized software costs, net	895	—			895
Marketable securities	—	33,580	(33,580)	D	—
Goodwill	453,689	1,239	637,160	C	1,092,088
Other intangible assets, net	176,850	295	258,939	B	436,084
Other long-term assets	3,607	164	5,313	G	9,084
Deferred income taxes	—	4,866	(4,866)	H	—

Total assets	$969,292	$99,649	$812,703		$1,881,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital leases	$7,716	$—	$35,344	F	$43,060
Accounts payable	3,603	214			3,817
Accrued income taxes	10,718	2,618			13,336
Other accrued expenses	51,031	6,360			57,391
Deferred revenue	122,799	23,695	(1,885)	E	144,609

Total current liabilities	195,867	32,887	33,459		262,213
Long-term debt and capital leases, less current portion	52,430	—	330,157	F	382,587
Deferred income taxes	62,471	—	91,676	H,I	154,147
Other long-term liabilities	17,314	4,716	(101)	E	21,929

Total long-term liabilities	132,215	4,716	421,732		558,663
Stockholders’ equity	641,210	62,046	357,512	J	1,060,768

Total liabilities and stockholders’ equity	$969,292	$99,649	$812,703		$1,881,644

ANSYS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2007

	Historical ANSYS	Historical Ansoft	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Revenue:
Software licenses	$253,287	$55,832			$309,119
Maintenance and service	132,053	42,182			174,235

Total revenue	385,340	98,014			483,354

Cost of sales:
Software licenses	9,113	641			9,754
Amortization of software and acquired technology	21,532	—	$17,166	K	38,698
Maintenance and service	47,402	1,802			49,204

Total cost of sales	78,047	2,443	17,166		97,656
Gross profit	307,293	95,571	(17,166)		385,698
Operating expenses:
Selling, general and administrative	115,108	41,592			156,700
Research and development	56,481	19,363			75,844
Amortization	8,935	1,165	7,194	K	17,294

Total operating expenses	180,524	62,120	7,194		249,838
Operating income	126,769	33,451	(24,360)		135,860
Interest expense	(6,822)	—	(11,895)	N	(18,717)
Other income (expense), net	4,316	3,002	(3,354)	N	3,964
Income before income tax provision	124,263	36,453	(39,609)		121,107
Income tax provision	41,871	12,908	(14,655)	M	40,124

Net income	$82,392	$23,545	$(24,954)		$80,983
Earnings per share—basic:
Basic earnings per share	$1.06				$0.91
Weighted average shares—basic	77,792		11,349	L	89,141
Earnings per share—diluted:
Diluted earnings per share	$1.02				$0.88
Weighted average shares—diluted	81,135		11,349	L	92,484

ANSYS, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of ANSYS and Ansoft after giving effect to borrowings incurred and stock issued to finance the Ansoft acquisition, as well as certain assumptions and adjustments.

The unaudited pro forma condensed combined statement of operations data assume that the pending acquisition of Ansoft occurred on January 1, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined statement of operations combines the historical results of ANSYS for the year ended December 31, 2007 with the historical results of Ansoft for the four quarters ended January 31, 2008, plus pro forma adjustments.

The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of Ansoft occurred on December 31, 2007. Because ANSYS has a fiscal year ending on December 31 and Ansoft has a fiscal year ending on April 30, the pro forma condensed combined balance sheet combines the historical balances of ANSYS as of December 31, 2007 with the historical balances of Ansoft as of January 31, 2008, plus pro forma adjustments.

The unaudited pro forma condensed combined financial statements assume that the mergers are accounted for using the purchase method of accounting and represent a current estimate based upon available information of the combined company’s results of operations during the period presented. As of the date of this document, ANSYS has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Ansoft assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has it identified all the adjustments necessary to conform Ansoft’s data to ANSYS’ accounting policies. However, ANSYS has made certain adjustments to the historical book values of the assets and liabilities of Ansoft to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial data. The fair value adjustments included in the unaudited pro forma condensed combined financial statements represent management’s estimates of these adjustments based upon currently available information. The preliminary purchase price allocations assigned value to certain identifiable intangible assets, including customer relationships, core technology and trademarks. Actual results may differ from this unaudited pro forma combined data once ANSYS has determined the final purchase price for Ansoft, completed the detailed valuation studies necessary to finalize the required purchase price allocations, determined the interest rate spread associated with the variable rate debt incurred in the acquisition and identified any necessary conforming accounting policy changes for Ansoft. Accordingly, the final purchase price allocations, which will or may be determined subsequent to the closing of the merger, and their effects on the results of operations, may differ materially from the unaudited pro forma combined amounts included in this section.

The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the mergers or the other transactions described above been consummated as of January 1, 2007 or December 31, 2007.

2.	Ansoft Acquisition

On March 31, 2008, ANSYS entered into an Agreement and Plan of Merger with Ansoft Corporation. Subject to the terms of the merger agreement, at the effective time of the merger, each issued and outstanding share of Ansoft common stock will be converted into the right to receive (i) cash, without interest, in an amount equal to $16.25 per share, and (ii) 0.431882 of a share of Company common stock. The total purchase price is estimated at approximately $850 million (as detailed further below) but will fluctuate based on the number of Ansoft stock options that may be exercised prior to the closing of the merger transaction.

In order to fund the cash portion of the purchase price, ANSYS intends to secure up to $450 million in committed bank financing. The interest rate on these borrowings will be based on the British Bankers Association London Inter-Bank Offered Rate for dollar deposits (“LIBOR”) plus an additional spread based on the consolidated leverage ratio. The debt is expected to be repaid over a period of five years and will include covenants related to the consolidated leverage ratio and the consolidated fixed charge coverage ratio, as well as certain restrictions on additional investments and indebtedness.

Preliminary Purchase Price

The total preliminary purchase price is estimated at $850 million, and is comprised of:

(in thousands)
Value of 11,349,370 shares of common stock based on the average closing market price ($36.97) two days before and after the announced acquisition.	$419,558
Cash consideration	427,031
Acquisition-related transaction costs	3,000

Total preliminary purchase price	$849,589

Preliminary Purchase Price Allocation

The total preliminary purchase price will be allocated to Ansoft tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(in thousands)
Cash and other net tangible assets/liabilities	39,605
Goodwill	638,399
Identifiable intangible assets	259,234
Net deferred tax liabilities	(87,649)

Total preliminary purchase price allocation	$849,589

The preliminary allocation of the purchase price is based upon management’s estimates, as described below. These estimates and assumptions are subject to change upon final valuation.

The pro forma condensed combined statement of operations and balance sheet data do not include estimates of in-process research and development at the time of the closing of the acquisition. To the extent in-process research and development costs are identified, the result will be a reduction in pro forma goodwill and stockholders’ equity.

The pro forma condensed combined statement of operations data do not reflect the adverse impact on revenue that will occur as a result of the reduction in deferred revenue on the opening balance sheet to comply with the fair value provisions of EITF 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree.”

Cash and other net tangible assets/liabilities: Cash and tangible assets were recorded at their respective carrying amounts, except for adjustments to deferred revenues. ANSYS reduced Ansoft’s historical deferred revenues by $2.0 million in the pro forma condensed combined balance sheet to adjust deferred revenue to estimated fair value.

Goodwill: Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired. The fair value of Ansoft’s assembled workforce was also estimated and was classified as goodwill in accordance with Financial Accounting Standards Board Statement

No. 141, “Business Combination.” Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that ANSYS determines that the value of goodwill has become impaired, ANSYS will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets: Identifiable intangible assets acquired include developed software, trade name, and customer contracts and related relationships. Developed software comprises products that have reached technological feasibility. Customer contracts and related relationships represent the underlying relationships and agreements with customers of Ansoft’s installed base.

The fair value of intangible assets was based on management’s preliminary valuation using market comparable information and ANSYS’ historical experience with respect to other acquisitions. Estimated useful lives were based on historical experience.

Pre-acquisition contingencies: ANSYS has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

3.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A) To record the following adjustments to cash and cash equivalents:

(in thousands)
To record ANSYS bank loan proceeds	$425,000
To record acquisition-related transaction costs of ANSYS and Ansoft, including loan acquisition costs, investment banking, legal and accounting fees	(22,313)
To record the payoff of ANSYS’ existing long-term debt	(59,499)
To record the anticipated conversion of Ansoft marketable securities to cash in advance of the closing date	33,580
To record cash paid to Ansoft stockholders	(427,031)

Total adjustments to cash	$(50,263)

(B) To record the difference between the preliminary value and the historical amount of intangible assets:

	Historical Amount, Net	Preliminary Fair Value	Increase	Annual Amortization	Estimated Useful Life
	(dollars in thousands)
Developed software	$—	$120,164	$120,164	$17,166	7 years
Trade name	—	59,661	59,661	—	Indefinite
Customer contracts and related relationships	295	79,409	79,114	8,359	9.5 years

Total identifiable intangible assets	$295	$259,234	$258,939	25,525

Ansoft historical amortization				1,165

Net increase in amortization				$24,360

(C) To eliminate Ansoft’s historical goodwill and record the preliminary fair value of goodwill:

	Historical Amount, Net	Preliminary Fair Value	Increase
	(in thousands)
Goodwill	$1,239	$638,399	$637,160

(D) To record the anticipated conversion of Ansoft marketable securities to cash.

(E) To record the difference between the preliminary fair value and the historical amount of Ansoft’s deferred revenue. The preliminary fair value comprises unexpired contractual obligations, primarily for post-contract support.

(F) To record the payoff of ANSYS’ existing long-term debt and to reflect the borrowings expected to occur under the credit facility associated with the acquisition of Ansoft.

	Current Portion of Long-Term Debt	Long-Term Debt, Net of Current Portion	Total Borrowings
	(in thousands)
Payoff of Existing Credit Facility	$(7,156)	(52,343)	(59,499)
Borrowings Under New Credit Facility	42,500	382,500	425,000

Net Increase	$35,344	$330,157	$365,501

(G) To record anticipated loan acquisition costs related to the credit facility associated with the acquisition of Ansoft.

(H) To reclassify long-term deferred tax assets as an offset to long-term deferred tax liabilities.

(I) To record adjustments for deferred tax balances related to identifiable intangible assets and deferred revenues:

	Preliminary Fair Value Adjustment	Estimated Tax Rate	Deferred Tax Asset (Liability)
	(dollars in thousands)
Increase in identifiable intangible assets (excludes trade name)	$258,939	37%	$(95,807)
Decrease in deferred revenues	1,986	37%	(735)

Net deferred tax liabilities			$(96,542)

(J) To record the following adjustments to stockholders’ equity:

(in thousands)
To eliminate Ansoft’s historical stockholders’ equity	$(62,046)
To record the issuance of 11,349,370 ANSYS shares in connection with the acquisition	419,558

Total adjustments to stockholders’ equity	$357,512

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

(K) To record amortization expense related to acquired intangible assets. See note B.

(L) To record the issuance of ANSYS common stock in connection with the acquisition.

(M) To record the income tax impact on pro forma adjustments at the estimated effective tax rate of 37%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had ANSYS and Ansoft filed consolidated income tax returns during the periods presented.

(N) To record the effects of the acquisition on interest expense:

	Effect on Annual Interest Income	Effect on Annual Interest Expense
	(dollars in thousands)
Interest expense on debt financing of $425 million, including the amortization of loan acquisition costs		$(18,608)

Removal of ANSYS interest expense associated with long-term borrowings to be paid off at the closing of the acquisition		6,713

Interest income from ANSYS and Ansoft cash used to fund the acquisition of $83.8 million	(3,354)

Total adjustments to interest expense and interest income	$(3,354)	$(11,895)

4.	Interest Expense Sensitivity

The pro forma amounts for interest expense, net income, basic earnings per share and diluted earnings per share are based on estimated borrowings and an interest rate of 4.21%, calculated as the three-month LIBOR rate plus 1.50%. At the time of this filing, the interest rate on borrowings under the credit facility incurred in connection with the Ansoft acquisition has not been determined. The actual LIBOR spread will be based on market factors at the time syndication of the borrowings is completed. If the actual LIBOR spread is higher than 1.50% when the credit facility is completed, pro forma interest expense will increase and pro forma net income, basic earnings per share and diluted earnings per share will decrease as follows:

	L + 1.50%	L + 2.50%	L + 3.50%	L + 4.50%	L + 5.50%
	(in thousands, except per share amounts)
Interest expense	($18,717)	($22,696)	($26,786)	($30,877)	($34,968)
Net income	$80,983	$78,476	$75,899	$73,322	$70,745
Earnings per share—basic	$0.91	$0.88	$0.85	$0.82	$0.79
Earnings per share—diluted	$0.88	$0.85	$0.82	$0.79	$0.76

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ANSYS, INC.,

EVGENI, INC.,

SIDNEY LLC,

and

ANSOFT CORPORATION

Dated as of March 31, 2008

i

ii

Exhibits
Exhibit A	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 31, 2008, by and among ANSYS, Inc., a Delaware corporation (“Buyer”), Evgeni, Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), Sidney LLC, a single member Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger LLC”), and Ansoft Corporation, a Delaware corporation (“Seller”).

WHEREAS, Buyer, Merger Sub, Merger LLC and Seller intend to effect a merger (the “Merger”) of Merger Sub with and into Seller in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Seller to be the surviving corporation of the Merger, which Merger will be followed immediately by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”), with the Merger LLC to be the surviving entity in the Upstream Merger (the “Surviving Entity”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto.

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, Seller and the managing member of Merger LLC have declared that it is advisable and in the best respective interests of Buyer, Merger Sub, Merger LLC and Seller and their respective stockholders or sole member, as applicable, to consummate, and have approved this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Merger and the Upstream Merger shall occur.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Buyer, Merger Sub and Merger LLC to enter into this Agreement, Buyer and certain stockholders have entered into voting agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote or cause to be voted, at Seller’s Stockholder Meeting (as defined below) all of the shares of the Seller Common Stock (as defined below) beneficially owned by such stockholder in favor of the adoption and approval of this Agreement.

WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into Seller. Seller shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, which shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger. Immediately after the Effective Time, the Surviving Corporation shall cause the Upstream Merger to become effective by filing a certificate of merger with the Secretary of State of Delaware (the “Upstream Merger Certificate”), in accordance with the relevant provisions of the DGCL and the LLC Act. The “Upstream Merger Effective Time” shall be the date and time when the Upstream Merger becomes effective as set forth in the Upstream Merger Certificate.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, but subject to satisfaction of such conditions at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities, and duties of Seller and Merger Sub, as provided under Section 259 of the DGCL. At and after the Upstream Merger Effective Time, the Upstream Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Merger Effective Time, the Surviving Entity shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities, and duties of the Surviving Corporation and Merger LLC, as provided in the DGCL and the LLC Act and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Entity.

1.5 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of Seller (the “Seller Charter”), as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except the name of Seller as the Surviving Corporation shall continue to be Ansoft Corporation and the provisions of the Merger Sub Charter relating to the incorporator of the Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided and in accordance with the DGCL (the “Surviving Corporation Charter”). From and after the Effective Time, the Bylaws of Seller (the “Seller Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

(b) At the Upstream Merger Effective Time, by virtue of the Upstream Merger and without any action on the part of Merger LLC or the Surviving Corporation, the Certificate of Formation of Merger LLC, as in effect immediately prior to the Upstream Merger Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with the LLC Act, except the name of the Surviving Entity shall be Sidney LLC (the “Surviving Entity Certificate of Formation”). From and after the Upstream Merger Effective Time, by virtue of the Upstream Merger and without any action on the part of Merger LLC or the Surviving Corporation, the Limited Liability Company Agreement of Merger LLC as in effect immediately prior to the Upstream Merger Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity, except the name of the Surviving Entity shall be Sidney LLC (the “Surviving Entity Limited Liability Company Agreement”).

1.6 Directors and Officers.

(a) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws. From and after the Upstream Merger Effective Time, the directors of Merger LLC immediately prior to the Effective Time shall become the directors of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Limited Liability Company Agreement.

(b) From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws. From and after the Upstream Merger Effective Time, the officers of Merger LLC at the Upstream Merger Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Limited Liability Company Agreement.

ARTICLE II - EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK;

EXCHANGE OF SHARES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. All shares of common stock, $0.01 par value per share, of Seller (“Seller Common Stock”) that are owned by Seller or any wholly owned Subsidiary of Seller and any shares of Seller Common Stock owned by Buyer, Merger Sub, or any other wholly owned Subsidiary of Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock. Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to adjustment as provided for in Section 8.1(c): (i) $16.25 per share in cash without interest (the “Cash Consideration”), and (ii) 0.431882 shares (the “Exchange Ratio”) of common stock, $0.01 par value per share, of Buyer (the “Buyer Common Stock”) (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein as the “Merger Consideration.” As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate” and collectively, the “Certificates”) or a book-entry share (each a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II upon surrender of such Certificate or Book-Entry Share, as the case may be, in accordance with Section 2.2, without interest or dividends.

(d) Seller Stock Options and Related Matters.

(i) As soon as practicable following the date of this Agreement, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions or use its reasonable best effort to take such other actions as are required to provide for the conversion of each Seller Stock Option as provided in this Section 2.1(d).

(ii) At the Effective Time, each Seller Stock Option that is outstanding and unexercised immediately prior to the Effective Time (“Assumed Options”), whether or not vested, shall be converted into and become an option to purchase Buyer Common Stock as provided below in this Section 2.1(d)(ii), and Buyer shall assume such Seller Stock Option in accordance with this Section 2.1(d)(ii) and the terms (as in effect as of the date of this Agreement) of the Seller Stock Option Plans and/or the seller option agreement by which such Option is evidenced. All rights to purchase Seller Common Stock under Assumed Options shall, effective as of the Effective Time, thereupon be converted into rights to purchase Buyer Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for Buyer Common Stock; (B) the number of shares of Buyer Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Seller Common Stock that were subject to such Assumed Option immediately prior to the Effective Time by the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of Buyer Common Stock; (C) the per share exercise price for the Buyer Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Seller Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) after giving effect to any acceleration of vesting of any Assumed Option that will occur as a result of the Merger pursuant to the terms of any such Assumed Option, any remaining restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the conversion of such Assumed Option. Buyer shall file with the SEC, no later than three (3) Business Days after the Closing, a registration statement on Form S-8 (or any successor form), if available for use by Seller, relating to the Buyer Shares issuable with respect to the Assumed Options. “Option Exchange Ratio” is the quotient of (x) $16.25, plus (A) the Exchange Ratio multiplied by (B) the average of the closing prices of Buyer Common Stock for the thirty (30) trading days ending one (1) day prior to the Closing, divided by (y) the average of the closing prices of Buyer Common Stock for the thirty (30) trading days ending one (1) day prior to the Closing, rounded to the nearest one-hundred thousandth of a cent, with $.000005 rounded down.

(iii) Notwithstanding the foregoing, in the event that the number of shares of Buyer Common Stock issuable upon the exercise of Assumed Options plus the number of shares of Buyer Common Stock to be issued in respect of shares of Seller Common Stock in the Merger (the “Total Shares”) exceeds twenty percent (20%) of the number of shares of Buyer Common Stock outstanding prior to the Merger, the number of Assumed Options shall be reduced to an amount such that the Total Shares is less than 20% of the number of shares of Buyer Common Stock outstanding prior to the Merger. Any Options that are not Assumed Options by operation of this subparagraph shall be entitled to receive, in lieu of being assumed by Buyer, an amount of cash equal to $32.50, minus the exercise price of such Option not assumed. Only Options that are vested and permitted to receive such cash payment pursuant to the applicable Seller Stock Option Plan shall be eligible to receive such cash payment. The Options to receive such cash payment shall be allocated amongst the holders thereof pro rata based on the number of Options eligible to receive the cash payment held by each.

2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on Nasdaq, for the five (5) trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.3 Exchange Procedures.

(a) Exchange Fund. At or before the Effective Time, for the benefit of the holders of Seller Common Stock, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”), and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deliver, or cause to be delivered, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable following the Effective Time, and provided that Seller has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, who has not previously surrendered such Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as the case may be, shall pass, only upon delivery of the Certificates or the Book-Entry Shares, as the case may be, to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as the case may be, in exchange for the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate or Certificates or Book-Entry Shares, as the case may be, shall have been converted pursuant to Sections 2.1 and 2.2 of this Agreement. Upon proper surrender of a Certificate or Book-Entry Share, as applicable, for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Seller Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Seller Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock to which such former holder has the right to receive in respect of the Certificate or Book-Entry Share, as the case may be, surrendered pursuant to this Agreement, and the Certificate or Book-Entry Share, as the case may be, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Certificates or Book-Entry Shares, as applicable, representing shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.2, and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.3. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares, as the case may be.

(c) Dividends or Other Distributions. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share, as applicable, until the holder thereof shall surrender such Certificate or Book-Entry Share, as applicable, in accordance with this Section 2.3. After the surrender of a Certificate or Book-Entry Share, as applicable, in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate or Book-Entry Share, as applicable.

(d) Lost Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Seller Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates or Book-Entry Share or Book-Entry Shares, as the case may be, representing the shares of Seller Common Stock for exchange as provided in this Section 2.3, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate or Book-Entry Share, as the case may be, evidencing Seller Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Share, as applicable, so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate or Book-Entry Share, as applicable, and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Share, as applicable, surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No Further Ownership Rights in Seller Common Stock. The Merger Consideration (including any payments paid pursuant to Section 2.2) delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares, as the case may be, are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled against delivery of the Merger Consideration for each share of Seller Common Stock formerly represented by such certificate.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares, as the case may be, nine (9) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer, upon demand, and any holder of a Certificate or a Book-Entry Share, as the case may be, who has not previously complied with this Article II prior to the end of such nine (9) month period shall thereafter look only to Buyer for payment of its claim for the Merger Consideration. If outstanding Certificates or Book-Entry Shares, as the case may be, are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Seller Common Stock represented by any Certificate or Book-Entry Shares, as the case may be, for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Seller Common Stock represented by any Certificate or Book-Entry Shares, as the case may be, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and be payable to the Surviving Corporation.

(h) Withholding Rights. Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share or Seller Stock Option, as the case may be, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such deducted, withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(i) Adjustments to Prevent Dilution. In the event Buyer or Seller changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Seller Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Seller Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock grants or similar equity awards.

2.4 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of the Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost, or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive, without any interest thereon, the Merger Consideration.

(b) Seller shall give Buyer, Merger Sub and Merger LLC prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Buyer, Merger Sub and Merger LLC (the “Seller Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer, Merger Sub and Merger LLC as follows:

3.1 Corporate Organization.

(a) Seller is a corporation, duly organized, validly existing, and in good corporate standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Charter and the Seller Bylaws, copies of which have previously been made available to Buyer, Merger Sub and Merger LLC, are true, correct, and complete copies of such documents as currently in effect.

(b) Each of Seller’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of Seller’s Subsidiaries has all requisite corporate power or other power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of Seller’s Subsidiaries that currently have operations, copies of which have previously been made available to Buyer, Merger Sub and Merger LLC, are true, correct, and complete copies of such documents as currently in effect.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (the “Seller Preferred Stock”), of Seller. At the close of business on March 27, 2008, there were 23,271,814 shares of Seller Common Stock issued and outstanding (of which none were shares of restricted stock of Seller) and no shares of Seller Preferred Stock issued and outstanding. At the close of business on March 27, 2008, there were 6,750,726 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller. At the close of business on March 27, 2008, there were 3,007,044 shares of Seller Common Stock issuable upon exercise of outstanding Seller Stock Options, subject to adjustment on the terms set forth in the Seller Stock Option Plans. Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights. Except for the Seller Stock Option Plans or as reflected in Section 3.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Seller to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Seller Common Stock or

Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem, or otherwise acquire any shares of capital stock of, or other equity interests in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of Seller. Section 3.2(a) of the Seller Disclosure Schedule sets forth (i) the name of each holder of a Seller Stock Option, (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option, (v) the vesting schedule of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised. Section 3.2(a) of the Seller Disclosure Schedule sets forth a complete list of the Seller Restricted Stock Awards granted under the Seller Stock Option Plans and the vesting schedule for each such award, if any. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.

(b) Section 3.2(b) of the Seller Disclosure Schedule lists each of Seller’s Subsidiaries on the date of this Agreement and indicates for each such Subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Seller; and (ii) the jurisdiction of incorporation or organization. Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Seller held, directly or indirectly, by Seller are validly issued, fully paid (to the extent required under the applicable governing documents), and nonassessable and are owned by Seller free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

3.3 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to obtaining the approval of the Seller Stockholders to adopt and approve this Agreement. The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the Board of Directors of Seller. The Board of Directors of Seller has declared this Agreement advisable and has directed that this Agreement be submitted to the Selling Stockholders for adoption and approval at the Seller Stockholders’ Meeting and, except for the adoption and approval of this Agreement by the Seller Stockholders, the filing of the Certificate of Merger and the Upstream Merger Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Seller is necessary to authorize the adoption, execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer, Merger Sub and Merger LLC) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

3.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and any applicable foreign antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger and the Upstream Merger Certificate, and (c) as otherwise set forth in Section 3.4 of the Seller Disclosure Schedule, none of the execution, delivery, or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) violate any Law or Order applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii), and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) have a Seller Material Adverse Effect.

3.5 Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder, or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Deutsche Bank Securities Inc. (the “Seller’s Advisor”) and for legal, accounting, and other professional fees payable in connection with the Merger, all of which will be payable by Seller.

3.6 Seller Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Seller has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since May 1, 2004 (the forms, statements, reports and documents filed or furnished since May 1, 2004 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Seller SEC Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Each of the Seller SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Seller SEC Reports, or, if not yet filed or furnished, will to Seller’s knowledge comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Seller SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Seller SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Seller SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Seller’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Seller has made available to Buyer, Merger Sub and Merger LLC true, correct, and complete copies of all amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents, and other instruments that previously had been filed by Seller with the SEC and are currently in effect. As of the date of this Agreement, Seller has timely responded to all comment letters of the staff of the SEC relating to the Seller SEC Reports, and the SEC has not advised Seller that any final responses are inadequate, insufficient or otherwise non-responsive. Seller has made available to Buyer, Merger Sub and Merger LLC true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Seller and any of its Subsidiaries, on the other hand, occurring since May 1, 2004 and prior to the date of this Agreement and will, reasonably promptly following the receipt thereof, make available to Buyer, Merger Sub and Merger LLC any such correspondence sent or received after the date hereof. To the knowledge of Seller, as of the date of this Agreement, none of the Seller SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Seller SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of its date, or, in the case of Seller SEC Reports filed after the date hereof, will to Seller’s knowledge fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of its date and (ii) each of the consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Seller SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or, in the case of Seller SEC Reports filed after the date hereof, will to Seller’s knowledge fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Seller Financial Statements”).

(e) Seller has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of Seller, such system is effective in providing such assurance. Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and, to the knowledge of Seller, such controls and procedures are effective in ensuring such disclosures and communications, and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Seller’s auditors and the Audit Committee of the Board of Directors of Seller (and made summaries of such disclosures available to Buyer, Merger Sub and Merger LLC) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. Each of Seller and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Seller is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. Seller has made available to Buyer, Merger Sub and Merger LLC any written reports and other material correspondence since April 30, 2004 provided by Seller’s external auditors to the Audit Committee required or contemplated by listing standards of Nasdaq, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since April 30, 2004, to the knowledge of Seller, no material complaints from any source regarding questionable accounting or auditing matters have been received by Seller. Seller has made available to Buyer, Merger Sub and Merger LLC a summary of all complaints or concerns made since April 30, 2004 through Seller’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law that relate to financial reporting, internal controls and related matters.

(f) Each of the principal executive officer of Seller and the principal financial officer of Seller (or each former principal executive officer of Seller and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Seller nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(g) Neither Seller nor any of its Subsidiaries nor, to the knowledge of Seller, any director, officer, or internal or external auditor of Seller or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Seller or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to any director or executive officer of Seller.

(h) To the knowledge of Seller, no employee of Seller or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806(a)(1) or (a)(2) of the Sarbanes-Oxley Act by Seller or any of its Subsidiaries.

3.7 Absence of Certain Changes or Events. Since April 30, 2007, except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement, Seller and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices and there has not been:

(a) any change, event, circumstance or condition to the knowledge of Seller that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to Seller or to any wholly owned Subsidiary of Seller), or any repurchase, redemption or other acquisition by Seller or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Seller or any of its Subsidiaries;

(c) except as required as a result of a change in applicable Law or GAAP, any material change in any method of accounting or accounting practice by Seller or any of its Subsidiaries;

(d)(i) any increase in the compensation payable or to become payable to its officers or employees (except as required by any plan or arrangement and for increases in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws, including Section 409A of the Code, except in any such case in the ordinary course and consistent with past practice; or

(e) any agreement to do any of the foregoing.

3.8 Legal Proceedings. Section 3.8 of the Seller Disclosure Schedule includes a description of all material Actions and, to the knowledge of Seller, investigations of a Governmental Authority involving Seller or any of its Subsidiaries’ respective officers or directors in connection with the business of Seller or any of its Subsidiaries occurring, arising or existing since April 30, 2004. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries, and (b) neither Seller nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, or decree of any Governmental Authority, which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger or Upstream Merger, (ii) otherwise prevent or materially delay performance by Seller or any of its Subsidiaries of any their respective material obligations under this Agreement, or (iii) have a Seller Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. Since April 30, 2007, except for those liabilities that are reflected or reserved against on the Seller Financial Statements and other than in the ordinary course consistent with their past practices, neither Seller nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

3.10 Compliance with Applicable Laws and Reporting Requirements. Seller and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations, and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the “Seller Permits”) and Seller and each of its Subsidiaries is in material compliance with the terms of the Seller Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. The businesses of Seller and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Authority (including, but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Seller Material Adverse Effect. To the knowledge of Seller, no investigation by any Governmental Authority with respect to Seller or any of its Subsidiaries is pending or threatened.

3.11 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, Seller or any of its Subsidiaries, and each material Tax Return in which Seller or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Seller and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) The reserve for Tax liability of Seller and its Subsidiaries for the period up to the date of the most recent financial statements contained in the Seller SEC Reports has been established in accordance with GAAP, and none of Seller or any of its Subsidiaries has incurred any material liabilities for Taxes since such date other than in the ordinary course of business.

(d) Neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(e) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(f) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Seller or any of its Subsidiaries.

(g) Neither Seller nor or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(h) Neither Seller nor any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) Neither Seller nor any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement.

(j) Neither Seller nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Seller or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(k) The taxable year of Seller and each of its Subsidiaries for all income Tax purposes is the fiscal year ended April 30th, and Seller and each of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(l) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither Seller nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(n) Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(o) No written claim has been made by any Taxing Authority that Seller or any of its Subsidiaries is subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.12 Employee Benefit Programs.

(a) Schedule 3.12(a) of the Seller Disclosure Schedule sets forth a list of every Employee Program maintained by Seller or an ERISA Affiliate.

(b) Each Employee Program which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such.

Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, no event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither Seller nor any ERISA Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by Seller or any ERISA Affiliate. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, with respect to any Employee Program ever maintained by Seller or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Seller or any ERISA Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Employee Programs ever maintained by Seller or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither Seller nor any ERISA Affiliate has within the past six years maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation laws) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by Seller, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation report completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f) Each Employee Program required to be listed on Schedule 3.12(a) of the Seller Disclosure Schedule may be amended, terminated, or otherwise discontinued by Buyer after the Effective Time in accordance with its terms without material liability to Buyer or any of its Subsidiaries.

(g) Except as set forth in Section 3.12(g) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any employment or consulting agreements with any current or former manager, director, officer, or employee which required payment of cash compensation in the fiscal year ended April 30, 2007 in excess of $400,000.

(h) Except with respect to the agreements disclosed in Section 3.12(h) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of Seller or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Seller or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Seller made any such payment, and the consummation of the transactions contemplated herein shall not obligate Seller or any other entity to make any parachute payment subject to Section 280G of the Code.

(i) Each Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the regulations and other guidance issued thereunder. No stock option granted under any Seller Stock Option Plan has any exercise price that was or may be less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(j) For purposes of this section:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or part of the same “controlled group” as Seller for purposes of ERISA Section 302(d)(8)(C).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.13 Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, Seller and its Subsidiaries are in compliance with all federal, state, and foreign applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. To Seller’s knowledge, there are not currently any material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and no complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted in writing to Seller.

(b) Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of Seller, neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Seller or any of its Subsidiaries.

3.14 Material Contracts. Section 3.14 of the Seller Disclosure Schedule is a correct and complete list of each currently effective contract to which Seller or any of its Subsidiaries is a party as of the date hereof and which constitutes any of the following (collectively, the “Seller Contracts”):

(a) a partnership, joint venture, strategic alliance or other similar contract involving a sharing of profits, losses, costs or liabilities;

(b) a contract providing for the indemnification by any of Seller or a Subsidiary of Seller of any Person, other than in the ordinary course of business (i) consistent with past practice; (ii) in connection with the distribution, sale or license of the Seller Products, or (iii) the procurement of any third-party products or services;

(c) an agreement, arrangement or obligation with another Person which by its terms limits in any material respect (i) the ability of Seller or any of its Subsidiaries to solicit customers, (ii) the localities in which all or any significant portion of the business and operations of Seller or any of its Subsidiaries or, following the consummation of the transactions contemplated by this Agreement, the business and operations of Buyer and its Affiliates, is or would be conducted, or (iii) the scope of the business and operations of Seller and its Subsidiaries, taken as a whole;

(d) any material licenses, sublicenses and other agreements to which Seller or its Subsidiaries are a party (i) granting any other Person the right to use Seller Intellectual Property Assets, other than in the ordinary course of business consistent with past practice, (ii) restricting in any material respect the right of Seller or its Subsidiaries to use Seller Intellectual Property Assets, other than in the ordinary course of business consistent with past practice, or (iii) pursuant to which Seller or any of its Subsidiaries are authorized to use any third party Intellectual Property Assets, which are incorporated in, are, or form a part of the Seller Product or which are otherwise used (or currently proposed to be used) by Seller or any of its Subsidiaries in the Business other than commercial off-the-shelf software having an acquisition price of less than $150,000 in the aggregate for all such related software;

(e) a material contract that contains any royalty, dividend or similar arrangement based on the revenues or profits of Seller or any of its Subsidiaries;

(f) a material contract with any Governmental Authority;

(g) other than in the ordinary course of business consistent with past practice, a contract for the acquisition or disposition of any material interest in, or any material amount of, property or assets of Seller or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets;

(h) a contract under which Seller or any of its Subsidiaries has made advances or loans in excess of $100,000 to any other Person; or

(i) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Seller or any of its Subsidiaries in excess of $400,000, other than agreements entered into in the ordinary course of business consistent with past practice.

Seller has made available or delivered to Buyer, Merger Sub and Merger LLC true and complete copies of all written and accurate and complete descriptions of all material terms of all oral Seller Contracts. Each Seller Contract is in full force and effect and neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any other party thereto is in default or breach under the terms of any such Seller Contract. Each Seller Contract is a valid and binding obligation of Seller and/or its Subsidiaries and, to the knowledge of Seller, each of the other parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. Seller and/or each of its Subsidiaries has duly performed all of its material obligations under each such Seller Contract to the extent that such obligations have accrued.

3.15 Properties.

(a) Section 3.15(a) of the Seller Disclosure Schedule identifies (i) the street address of each parcel of Leased Real Property, (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addendum, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property that materially affect or may materially affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”) and (iii) the identity of the lessor, lessee, and current occupant (if different than the lessee) of each such parcel of Leased Real Property. With respect to each Lease, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i) the Leases and the Ancillary Lease Documents are valid, binding, and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended except as disclosed on Section 3.15(a) of the Seller Disclosure Schedule, and Seller or a Subsidiary holds a valid and existing leasehold interest under such Leases free and clear of any Encumbrances except Permitted Encumbrances. Seller has delivered to Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Section 3.15(a) of the Seller Disclosure Schedule;

(ii) none of the Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Lease and all Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Leases, none of Seller nor any Subsidiary has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) neither Seller, any of its Subsidiaries, nor, to the knowledge of Seller, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;

(vi) no party to the Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Leases; and

(vii) neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Leases or any Ancillary Lease Documents.

(viii) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Seller, threatened against any Real Property.

(ix) Seller and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to conduct the business of Seller as currently conducted, except for Permitted Encumbrances. Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by Seller or its Subsidiaries as now used, possessed, and controlled by Seller or its Subsidiaries, as applicable.

(b) The Leased Real Property constitutes all of the real property used or occupied by Seller and its Subsidiaries in connection with the conduct of the Business.

(c) Neither Seller nor any Subsidiary has any Owned Real Property.

3.16 Environmental Liability. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(a) Seller and its Subsidiaries are in material compliance with all Environmental Laws applicable to their operations and use of the Leased Real Property;

(b) none of Seller or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by any of Seller or its Subsidiaries at or on the Leased Real Property that requires reporting, investigation or remediation by Seller or its Subsidiaries pursuant to any Environmental Law;

(c) none of Seller or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of Seller, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of Seller, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Seller or any of its Subsidiaries pursuant to any Environmental Law.

(e) For the purposes of this Agreement:

(i) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

(ii) “Environmental Laws” means all Laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.

(iii) “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

(iv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

3.17 State Takeover Laws. The Board of Directors of Seller has approved this Agreement and taken all other requisite action such that the provisions of any antitakeover laws and regulations of any Governmental Authority, including, without limitation, any provisions of the Seller Charter relating to special voting requirements for certain business combinations, will not apply to this Agreement or any of the transactions contemplated hereby.

3.18 Customers. During the 12 month period ended April 30, 2007 and the nine month period ended October 31, 2007, none of Seller’s customers accounted for more than 5% of Seller’s revenues. Since April 30, 2007, none of the 20 largest customers of Seller during the 12 month period ended April 30, 2007 and the nine month period ended October 31, 2007, (a) has cancelled, terminated or materially adversely altered its relationship with Seller or its Subsidiaries, other than in the ordinary course of business consistent with past practice or (b) to the knowledge of Seller, has threatened or indicated its intention to Seller to cancel, terminate or materially adversely alter its relationship with Seller or its Subsidiaries or to reduce materially its purchase from or sale to Seller or any of its Subsidiaries of any products, goods or services, other than in the ordinary course of business consistent with past practice. To the knowledge of Seller, as of the date hereof no customer of Seller or any of its Subsidiaries has threatened or indicated its intention to Seller or such Subsidiary to cancel, terminate or materially adversely alter its relationship with Seller or such Subsidiary as a result of the Merger or any similar transaction.

3.19 Intellectual Property.

(a) Section 3.19 of the Seller Disclosure Schedule contains a complete and accurate list of all registered Marks and applications to register Marks that are owned by Seller or any of its Subsidiaries, issued Patents and applications to register Patents owned by Seller, and registered Copyrights owned by Seller or any of its Subsidiaries (collectively, “Seller Registered IP Rights”), including each jurisdiction in which Seller Registered IP Rights have been filed or registered and all applicable serial or registration numbers. Except as set forth on Section 3.19 of the Seller Disclosure Schedule:

(i) to the knowledge of Seller, Seller and its Subsidiaries exclusively own or possesses adequate and enforceable rights to use all of the Intellectual Property Assets necessary for the operation of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(ii) Seller and its Subsidiaries are not now nor have they ever been a member or a promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate them to grant or offer to any other Person any license or right to any Seller Intellectual Property Asset;

(iii) to the knowledge of Seller, all Seller Intellectual Property Assets are valid and enforceable and all Seller Registered IP Rights that have been issued or registered by, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, U.S. Copyright Office or in any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and to the knowledge of Seller, all actions, documents and instruments necessary to maintain or if registered perfect the rights of Seller in and to the Seller Intellectual Property Assets have been taken, validly executed, delivered and/or filed in a timely manner with the appropriate Governmental Authority (including, but not limited to those steps necessary to maintain or if registered perfect Seller’s rights in Seller Intellectual Property Assets developed under contracts or awards from the United States Government), except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(iv) there are no pending claims, or, to the knowledge of Seller, threatened claims against any of Seller or any of its Subsidiaries alleging that any of the operations of the Business, any activity by Seller or its Subsidiaries, any computer programs and/or services and related documentation that Seller or its Subsidiaries design, manufacture, market, sell and/or distribute for themselves, a customer or a third party (each such product or service shall be referred to herein as a “Seller Product“) infringes on or violates (or in the past infringed or violated) the rights of third parties in or to any Intellectual Property Assets (“Third Party IP Rights”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person or that any of the Seller Intellectual Property Assets is invalid or unenforceable, nor is there any interference, opposition, reissue, reexamination or other proceeding of any nature pending or, to the knowledge of Seller, threatened, in which the scope, validity and/or enforceability of any Seller Intellectual Property Asset is being, has been or would reasonably be expected to be contested or challenged;

(v) to the knowledge of Seller, neither the operation of the Business as currently conducted nor any activity by Seller or its Subsidiaries, nor any Seller Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Right or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(vi) all current employees of Seller or its Subsidiaries with material technical responsibilities or involved in the creation of material Intellectual Property Assets (including, but not limited to all source code for Seller Products) have executed written new employee declarations with Seller or one of its Subsidiaries and all former employees with material technical responsibilities or involved in the creation of material Intellectual Property Assets (including, but not limited to all source code for Seller Products) have executed written termination statements with the Seller or one of its Subsidiaries, copies or forms of which have been provided to the Buyer;

(vii) to the knowledge of Seller, no current or former employee, consultant or contractor of Seller or its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Seller Intellectual Property Asset;

(viii) to the knowledge of Seller, no employee or independent contractor of any of Seller or any of its Subsidiaries is: (A) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for Seller or any of its Subsidiaries or (B) in breach of any contract with any former employer or other Person concerning intellectual property rights or confidentiality;

(ix) in the five (5)-year period prior to the date of this Agreement, no funding, facilities or personnel of any government body were used, directly or indirectly, to develop, create, in whole or in part, any Seller Intellectual Property Asset, and no Contracts are currently in effect with any governmental body for such purpose;

(x) to the knowledge of Seller, (A) there is no, nor has there been any, infringement or violation by any Person of any of Seller’s or its Subsidiaries’ rights in or to the Seller Intellectual Property Assets and (B) there is no, nor has there been any, misappropriation by any Person of Seller’s material Trade Secrets, except for Trade Secrets that lost their status as Trade Secrets upon the release of a new Seller Product, upon the issuance of a Patent or publication of a Patent application, or as the result of a good-faith business decision to disclose such Trade Secret, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(xi) Seller and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Seller or its Subsidiaries or held by Seller or its

Subsidiaries under obligations of confidentiality to third parties (the “Seller Trade Secrets”), and Seller has required each Seller employee, consultant, contractor and any other person with access to the source code for Seller Products, to execute a binding confidentiality agreement in forms as protective of the source code as the copies or forms of confidentiality agreements that have been provided to Buyer. To Seller’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(xii) the Seller Products do not contain any known and undocumented “viruses,” “time-bombs,” “key-locks,” “worms,” or any other code that could disrupt, disable or interfere with the operation of the Seller Products or the integrity of the data, information or signals they produce, or provide unauthorized access to a computer system or network or other device on which such Seller Product is stored or installed, or otherwise cause adverse consequences to Seller, its Subsidiaries or to any licensee or recipient;

(xiii) the Seller Products do not contain, incorporate, link or call to or otherwise use any software (including source code) licensed from another Person under a license commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any similar license arrangement), where the manner in which such Seller Products incorporate, link, call or other use of any such software obligates Seller to deliver or otherwise provide access to any third party to, or permit any third party to copy, modify or distribute the proprietary source code of any Seller Product, or impose any material limitation, restriction or condition on the right or ability of Seller to use or distribute any proprietary Seller Product; and

(xiv) Seller-proprietary source code for any software (other than commercially available desktop software) that is offered, distributed, marketed or sold to customers of Seller or any of its Subsidiaries as a program or as part of a product or service (or that is currently being developed by Seller or its Subsidiaries to be offered, distributed, marketed or sold to such customers) has not been delivered, licensed or made available to any third party and Seller and its Subsidiaries have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any such software to any Person who is not an employee or consultant of Seller or its Subsidiaries (including but not limited to escrow agents) pursuant to licenses entered into in the ordinary course of business consistent with past practice and whose obligations are triggered by bankruptcy or similar events.

(b) There are no Patents owned by, assigned to or licensed to Seller or any of its Subsidiaries.

3.20 Warranty and Related Matters. There are no pending claims or, to the knowledge of Seller, threatened, claims against Seller or any of its Subsidiaries relating to any work performed by Seller or any of its Subsidiaries, product liability, warranty or other similar claims against Seller or any of its Subsidiaries alleging that any Seller Product is defective or fails to meet any product or service warranties which would reasonably be expected to have a Seller Material Adverse Effect. There are (a) no inherent design defects or systemic or chronic problems in any Seller Product and (b) no Liabilities for warranty or other claims or returns with respect to any Seller Product relating to any such defects or problems which, in each of the case of (a) or (b), would reasonably be expected to have a Seller Material Adverse Effect.

3.21 Books and Records. The minutes of the board of directors and the committees of Seller since June 1, 2003 have been made available to Buyer, and such minutes (i) contain a summary that is complete in all material respects of all meetings and actions since such date of the board of directors and the committees of Seller through the date of the latest meeting and action and (ii) accurately in all material respects reflect all meetings and actions referred to in such minutes.

3.22 Related Party Transactions. Except for indemnification, compensatory or employment-related contracts, forms of which are filed or incorporated by reference as an exhibit to the Seller SEC Reports, or “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and each of which has been made available to Buyer, there are no contracts under which Seller or any of its Subsidiaries has any existing or future material liabilities between Seller or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of Seller or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of Seller’s outstanding capital stock or (c) to the knowledge of Seller, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Seller or any of its subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

3.23 Illegal Payments. To Seller’s knowledge, none of Seller or its Subsidiaries or any director or officer, agent or employee of Seller or its Subsidiaries has ever offered, made or received on behalf of Seller or its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

3.24 Opinion of Financial Advisor. The Board of Directors of Seller has received the opinion of Seller’s Advisor, dated March 30, 2008, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration is fair to the Seller Stockholders (other than Buyer or any of its Affiliates) from a financial point of view.

3.25 Disclosure Documents; Seller Information. The information relating to Seller and its Subsidiaries to be contained in the registration statement on Form S-4 filed with the SEC in connection with the issuance of Buyer Common Stock in the Merger (the “Registration Statement”) will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Seller and its Subsidiaries to be contained in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”) will not, on the date the Proxy Statement/Prospectus is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Seller with respect to the information that has been or will be supplied by Buyer, Merger Sub, Merger LLC or any of their Representatives for inclusion in the Registration Statement or Proxy Statement/Prospectus.

3.26 Definition of Seller’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Seller” or any similar phrase means the actual knowledge of Nicholas Csendes, Shane Emswiler, Zoltan Cendes and Padmanabhan Premkumar, after due inquiry by each such individual of such individual’s direct reports.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

OF BUYER, MERGER SUB AND MERGER LLC

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Buyer, Merger Sub and Merger LLC hereby jointly and severally represent and warrant to Seller as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing, and in good corporate standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing, and in good corporate standing under the laws of the State of Delaware. Merger LLC is a limited liability company, duly formed, validly existing and in good corporate standing under the laws of the State of Delaware.

(b) Buyer has all requisite corporate power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Certificate of Incorporation and Bylaws of Buyer and Merger Sub and the Certificate of Formation of Merger LLC, copies of which have previously been made available to Seller, are true, correct, and complete copies of such documents as currently in effect.

(c) Each of Merger Sub and Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Merger Sub Common Stock, is validly issued, fully paid, and non-assessable and is owned, beneficially and of record, by Buyer, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2 Capitalization. As of the close of business on March 18, 2008, the authorized capital stock of Buyer consists solely of 150,000,000 shares of Buyer Common Stock, of which 78,360,875 shares are issued and outstanding, and no shares were held, directly or indirectly, by Buyer as treasury stock; and 2,000,000 shares of preferred stock, $0.01 par value per share (the “Buyer Preferred Stock”), none of which is issued and outstanding. At the close of business on March 18, 2008, there were 7,351,165 shares of Buyer Common Stock subject to outstanding Buyer Stock Options, subject to adjustment on the terms set forth in the Buyer Stock Option Plans. Buyer has no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance other than as described above. The outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). Except for the Buyer Stock Option Plans or as reflected in Section 4.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Buyer to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of Buyer or any Subsidiary of Buyer or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Buyer

Common Stock or Buyer Preferred Stock or any other equity security of Buyer or any Subsidiary of Buyer or obligating Buyer or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 4.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of Buyer to repurchase, redeem, or otherwise acquire any shares of capital stock of, or other equity interests in, Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of Buyer. There are no outstanding contractual obligations of Buyer pursuant to which Buyer is required to register shares of Buyer Common Stock or other securities under the Securities Act, except such contractual obligations entered into after the date hereof as permitted by Section 5.2. The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and free of any preemptive or similar rights.

4.3 Authority. Each of Buyer, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of each of Buyer, Merger Sub and Merger LLC. Except for the filing of the Certificate of Merger and the Upstream Merger Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Buyer, Merger Sub or Merger LLC are necessary to authorize the adoption, execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, Merger Sub and Merger LLC, and (assuming due authorization, execution, and delivery by Seller), constitutes the valid and binding obligations of Buyer, Merger Sub and Merger LLC, enforceable against Buyer, Merger Sub and Merger LLC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

4.4 Consents and Approvals. Except (a) for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and any applicable foreign antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger and the Upstream Merger Certificate, and (c) as otherwise set forth in Section 4.4 of the Buyer Disclosure Schedule, none of the execution, delivery, or performance of this Agreement by Buyer, Merger Sub and Merger LLC, the consummation by Buyer, Merger Sub and Merger LLC of the transactions contemplated hereby, or compliance by Buyer, Merger Sub and Merger LLC with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, Merger Sub and Merger LLC, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Buyer, Merger Sub or Merger LLC, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law or Order applicable to Buyer, Merger Sub or Merger LLC or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii), and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Buyer, Merger Sub or Merger LLC of their respective material obligations under this Agreement, or (C) have a Buyer Material Adverse Effect.

4.5 Broker’s Fees. Neither Buyer, Merger Sub nor Merger LLC nor any of their respective officers, directors, employees, or agents has employed any broker, finder, or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger and the Upstream Merger), except for fees and commissions incurred in connection with the engagement of Goldman Sachs & Co. (the “Buyer’s Advisor”) and for legal, accounting, and other professional fees payable in connection with the Merger, all of which will be paid by Buyer.

4.6 Buyer Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2004 (the forms, statements, reports and documents filed or furnished since December 31, 2004 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Buyer SEC Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Each of the Buyer SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports, or, if not yet filed or furnished, will to Buyer’s knowledge comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Buyer SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Buyer’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Buyer has made available to Seller true, correct, and complete copies of all amendments and modifications that have not been filed by Buyer with the SEC to all agreements, documents, and other instruments that previously had been filed by Buyer with the SEC and are currently in effect. As of the date of this Agreement, Buyer has timely responded to all comment letters of the staff of the SEC relating to the Buyer SEC Reports, and the SEC has not advised Buyer that any final responses are inadequate, insufficient or otherwise non-responsive. Buyer has made available to Seller true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Buyer and any of its Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date of this Agreement and will, reasonably promptly following the receipt thereof, make available to Seller any such correspondence sent or received after the date hereof. To the knowledge of Buyer, as of the date of this Agreement, none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Buyer SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date, or, in the case of the Buyer SEC Reports filed after the date hereof, will to Buyer’s knowledge fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Buyer SEC

Reports filed after the date hereof, will to Buyer’s knowledge fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Buyer Financial Statements”).

(e) Buyer has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of Buyer, such system is effective in providing such assurance. Buyer (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and, to the knowledge of Buyer, such controls and procedures are effective in ensuring such disclosures and communications (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Buyer’s auditors and the Audit Committee of the Board of Directors of Buyer (and made summaries of such disclosures available to Seller) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Each of Buyer and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Buyer is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. Buyer has made available to Seller any written reports and other material correspondence since December 31, 2004 provided by Buyer’s external auditors to the Audit Committee required or contemplated by listing standards of Nasdaq, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2004, to the knowledge of Buyer, no material complaints from any source regarding questionable accounting or auditing matters have been received by Buyer. Buyer has made available to Seller a summary of all complaints or concerns made since December 31, 2004 through Buyer’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law that relate to financial reporting, internal controls and related matters.

(f) Each of the principal executive officer of Buyer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Buyer nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(g) Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, or internal or external auditor of Buyer or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Buyer or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the current Board of Directors of Buyer or any committee thereof or to any current director or executive officer of Buyer.

(h) To the knowledge of Buyer, no employee of Buyer or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806(a)(1) or (a)(2) of the Sarbanes-Oxley Act by Buyer or any of its Subsidiaries.

4.7 Absence of Certain Changes or Events. Since December 31, 2007, except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, Buyer and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been:

(a) any change, event, circumstance or condition to the knowledge of Buyer that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to Buyer or to any wholly owned Subsidiary of Buyer), or any repurchase, redemption or other acquisition by Buyer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Buyer or any of its Subsidiaries;

(c) except as required as a result of a change in applicable Law or GAAP, any material change in any method of accounting or accounting practice by Buyer or any of its Subsidiaries; or

(d) any agreement to do any of the foregoing.

4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries, and (b) neither Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, or decree of any Governmental Authority, which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger or Upstream Merger, (ii) otherwise prevent or materially delay performance by Buyer or any of its Subsidiaries of their respective material obligations under this Agreement, or (iii) have a Buyer Material Adverse Effect.

4.9 Absence of Undisclosed Liabilities. Since December 31, 2007, except for those liabilities that are reflected or reserved against on the Buyer Financial Statements and other than in the ordinary course consistent with their past practices, neither Buyer nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

4.10 Compliance with Applicable Laws and Reporting Requirements. Buyer and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations, and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the “Buyer Permits”) and Buyer and each of its Subsidiaries is in material compliance with the terms of the Buyer Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. The businesses of Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Authority (including, but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. To the knowledge of Buyer, no investigation by any Governmental Authority with respect to Buyer or any of its Subsidiaries is pending or threatened.

4.11 Intellectual Property.

(a) To the knowledge of Buyer, Buyer and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of Buyer’s business, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b) there are no pending claims, or, to the knowledge of Buyer, threatened claims against any of Buyer or its Subsidiaries alleging that any of the operations of Buyer’s business, any activity by Buyer or its Subsidiaries, any computer programs and/or services and related documentation that Buyer or its Subsidiaries design, manufacture, market, sell and/or distribute for itself, a customer or a third party (each such product or service shall be referred to herein as a “Buyer Product”) infringes on or violates (or in the past infringed or violated) any Third Party IP Rights or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person or that any of the Buyer Intellectual Property Assets is invalid or unenforceable, nor is there any interference, opposition, reissue, reexamination or other proceeding of any nature pending or, to the knowledge of Buyer, threatened, in which the scope, validity and/or enforceability of any Buyer Intellectual Property Asset is being, has been or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(c) to the knowledge of Buyer, neither the operation of Buyer’s business as currently conducted nor any activity by Buyer or its Subsidiaries, nor any Buyer Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Right or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secrets of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(d) to the knowledge of Buyer, no current or former employee, consultant or contractor of Buyer or its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Asset, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(e) to the knowledge of Buyer, (i) there is no, nor has there been any, infringement or violation by any Person of any of Buyer’s or its Subsidiaries’ rights in or to Buyer’s Intellectual Property Assets and (ii) there is no, nor has there been any, misappropriation by any Person of any of Buyer’s material Trade Secrets, except for Trade Secrets that lost their status as Trade Secrets upon the release of a new Buyer Product, upon the issuance of a Patent or publication of a Patent application, or as the result of a good-faith business decision to disclose such Trade Secret, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 Books and Records. The minutes of the board of directors of Buyer since January 1, 2005 have been made available to Seller, and such minutes (i) contain a summary that is complete in all material respects of all meetings and actions since such date of the board of directors of Buyer through the date of the latest meeting and action and (ii) accurately in all material respects reflect all meetings and actions referred to in such minutes.

4.13 Illegal Payments. To Buyer’s knowledge, none of Buyer or its Subsidiaries or any director or officer, agent or employee of Buyer or its Subsidiaries has ever offered, made or received on behalf of Buyer or their Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

4.14 Available Funds.

(a) All of the Buyer Common Stock to be issued by Buyer hereunder has been, or prior to the Closing will be, duly authorized and, upon the issuance thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

(b) As of the date hereof, Buyer has executed financing commitment letters in place from Bank of America, N.A. and Banc of America Securities LLC (the “Lenders”) , pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide financing to Buyer in an amount up to $450 million in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). Buyer has delivered to Seller complete and correct copies of executed Commitment Letters. As of the date hereof, the Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; the Commitment Letters have not been amended or terminated; and, to the knowledge of Buyer, there is no breach of any representation of Buyer existing thereunder. As of the date hereof, Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Effective Time. As of the Closing, Buyer will have sufficient funds to pay all cash amounts required to be paid by it, the Surviving Corporation, Merger Sub and Merger LLC in connection with the Merger and the Upstream Merger, including the cash portion of the Merger Consideration and all payments, fees and expenses related to or arising out of the Merger and the Upstream Merger.

4.15 Disclosure Documents; Buyer Information. The information relating to Buyer, Merger Sub, Merger LLC and their respective Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Buyer, Merger Sub, Merger LLC, and their respective Subsidiaries to be contained in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Buyer, Merger Sub or Merger LLC with respect to the information that has been or will be supplied by Seller or its Subsidiaries or their Representatives for inclusion in the Registration Statement or Proxy Statement/Prospectus.

4.16 Definition of Buyer’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Buyer” or any similar phrase means the actual knowledge of James E. Cashman III, Maria T. Shields, Joseph C. Fairbanks, Jr., Sheila S. DiNardo and Joseph S Solecki after due inquiry by each such individual of such individual’s direct reports.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Seller’s Business Pending the Effective Time. During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Seller agrees (unless it is required to take such action pursuant to this Agreement or Buyer shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, pay its Liabilities and Taxes consistent with Seller’s past practices (and in any event when due) unless being contested in good faith by appropriate proceedings, pay or perform other material obligations when due consistent with Seller’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (a) preserve its present business organization, (b) keep available (and cooperate in any reasonable measures by Buyer for the purposes of keeping available) the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses. In addition, unless required by Law, none of Seller or any of its Subsidiaries shall, without the prior written consent of Buyer, in its sole discretion, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 3.7 or any other action that would make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect or prevent Seller from performing or cause Seller not to perform its agreements and covenants hereunder such that Buyer’s closing conditions in Section 7.2(a) and (b) would not to be satisfied. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as required by Law, Seller shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of Buyer, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions paid to Seller or its Subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than acquisitions of convertible securities upon conversion of such securities or acquisitions of exercisable securities upon exercise of such securities);

(b)(i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights) of Seller and its Subsidiaries (other than issuances upon conversion or exercise of currently outstanding securities or grants of Options to new hires in the ordinary course of business consistent with past practice with vesting provisions similar to Options in existence as of the date hereof except that any such Options granted to new hires will not accelerate by their terms in connection with the transactions contemplated by this Agreement and in no event shall the aggregate Options to purchase shares of Seller Common Stock granted during the Pre-Closing Period exceed 15,000), or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(c) cause, make or permit any change or amendment to the organizational documents of Seller or any of its Subsidiaries, or change the authorized capital stock or equity interests of Seller or any of its Subsidiaries;

(d) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Seller Products or technology other than any such agreement that may be terminated without penalty by Seller or its Subsidiaries upon not more than ninety (90) days’ notice, other than in the ordinary course of business consistent with past practice;

(e)(i) other than with respect to capitalized leases, incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Seller or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than Seller or any of its direct or indirect wholly owned Subsidiaries, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof) and Permitted Encumbrances;

(f)(i) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements or (iii) waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g) materially reduce the amount of any insurance coverage provided by its existing insurance policies;

(h) materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable Law;

(i) (i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of Seller or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee, except in the ordinary course of business consistent with past practice;

(j) enter into, establish, adopt or amend (except, in each case, (i) as may be required by applicable Laws, or (ii) to satisfy contractual obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of Seller or any of its Subsidiaries;

(k) hire any employee or consultant with an annual salary in excess of $100,000 except in the ordinary course of business consistent with past practice;

(l) make any material acquisition or capital expenditure in excess of $500,000 in the aggregate for Seller and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(m) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Seller or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o) other than in the ordinary course of business consistent with past practice, (i) dispose of, license, grant, or obtain, or permit to lapse any rights to, any Intellectual Property Assets (other than non-exclusive licenses in connection with the sale of the Seller Products), or (ii) dispose of or disclose to any Person, other than Representatives of Buyer, Merger Sub or Merger LLC, any Seller Trade Secret;

(p) other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Seller Contract or agreement to which Seller or any of its Subsidiaries is party, or knowingly waive, release or assign any rights or claims (other than any write-off or other compromise of any accounts receivable of Seller or any of its respective Subsidiaries in accordance with GAAP);

(q) except as otherwise required by applicable Law, as determined in the good faith judgment of Seller, make or change any material Tax election, change any material method of Tax accounting, amend any income Tax Return or other material Tax Return, file any income Tax Return or other material Tax Return in a manner that is inconsistent with the past practices of Seller and its Subsidiaries, settle any audit, claim, examination or deficiency litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling, enter into any closing agreement with any Taxing Authority with respect to any material amount of Taxes or consent to any extension or wavier of the limitation period applicable to any claim or assessment in respect of material Taxes, without, in each case, providing at least ten (10) days notice to Buyer and, to the extent that Buyer notifies Seller within such ten-day period that Buyer reasonably believes that such action will cause a material adverse effect on Buyer’s Tax Returns for periods following the Closing, Seller shall use reasonable best efforts to accommodate any reasonable requests by Buyer;

(r) materially modify or terminate any Lease, except that Seller may renew Leases on terms materially consistent with existing terms other than the Lease for Commerce Court, Four Station Square, Pittsburgh, Pennsylvania; provided that, Seller shall promptly notify Buyer of, and furnish Buyer with information relating to, any material default under any Lease for any Leased Real Property;

(s) acquire any Owned Real Property;

(t) settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000, except in the ordinary course of business consistent with past practice;

(u) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required by GAAP or applicable Law; or

(v) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.1(a) through Section 5.1(u) above, or intentionally take any other action that would prevent Seller from performing, or cause Seller not to perform, any of its covenants and agreements hereunder.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the Effective Time. Prior to the Effective Time, Seller shall exercise, consistent with the terms and conditions of this Agreement, control, supervision and management over its and its Subsidiaries’ operations.

5.2 Conduct of Buyer’s Business Pending the Effective Time. During the Pre-Closing Period, Buyer agrees (unless it is required to take such action pursuant to this Agreement or Seller shall give its prior written consent, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the Buyer Disclosure Schedule or as required by Law, Buyer shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of Seller, in its sole discretion, except as expressly provided or permitted in this Agreement:

(a) cause, make or permit any change or amendment to the organizational documents of Buyer, or change the authorized capital stock or equity interests of Buyer;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any material business;

(c) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Buyer or any of its Subsidiaries if such transaction would be required to be reported on a current report on Form 8-K or any successor form under the rules and regulations of the Securities and Exchange Commission;

(d) make any adjustment, split, combination, reclassification or similar transaction in respect of any of the shares of Buyer Common Stock, or make any distribution, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Buyer Common Stock, or any repurchase, redemption or other acquisition by Buyer of any outstanding shares of Buyer Common Stock; and

(e) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 5.2(a) through Section 5.2(d) above, or any other action that would prevent Buyer from performing, or cause Buyer not to perform, any of its covenants and agreements hereunder.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, Buyer and Seller shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus relating to the Seller Stockholders’ Meeting to be held to consider the adoption and approval of this Agreement and Buyer shall prepare and cause to be filed with the SEC the Registration Statement (including the Proxy Statement/Prospectus relating to the Seller Stockholders’ Meeting). Each of Buyer and Seller shall use reasonable best efforts to cause the Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of Buyer, Merger Sub, Merger LLC and Seller shall furnish all information concerning themselves and their Subsidiaries, as applicable, as the other parties may reasonably request in connection with the preparation of the Registration Statement or which may be required under applicable Law. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. Each of Buyer and Seller shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Seller Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Buyer, Merger Sub, Merger LLC or Seller become aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Seller Stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties.

(c) Buyer will advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2 Seller Stockholders’ Meeting.

(a) Seller shall take all action necessary in accordance with applicable Law and the Seller Charter and Seller Bylaws to call, give notice of, convene, and hold a meeting of the Seller Stockholders to consider and vote on a proposal to adopt and approve this Agreement and the transactions contemplated hereby (the “Seller Stockholders’ Meeting”). The Seller Stockholders’ Meeting shall be held (on a date selected by Seller in consultation with Buyer) as promptly as practicable after mailing of the Proxy Statement/Prospectus.

(b) Subject to the provisions of Section 6.4 hereof, the Board of Directors of Seller shall recommend that the Seller Stockholders adopt and approve this Agreement (the “Seller Recommendation”) and Seller shall include such Seller Recommendation in the Proxy Statement/Prospectus.

6.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms hereof and applicable Law, Seller and Buyer shall use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, the Merger and the Upstream Merger) as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Upstream Merger);

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger and the Upstream Merger required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including, without limitation, the Merger and the Upstream Merger).

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and Proxy Statement/Prospectus) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

(b) Seller and Buyer shall use reasonable best efforts to obtain the authorizations, consents, orders and approvals and to make filings from or with any Governmental Authority or other third party necessary for their execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority. Each of Seller and Buyer hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act and any other federal, state or foreign law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and to obtain the approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other applicable Governmental Authority, for the Merger, the Upstream Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall require Buyer or Seller, in connection with the receipt of any regulatory approval, to divest, sell, lease, license, hold separate, restrict or otherwise dispose of, or agree to divest, sell, lease, license, hold separate, restrict or otherwise dispose of any business whatsoever conducted by or proposed to be conducted by or any assets whatsoever of Buyer, Seller or any of their respective Subsidiaries, or to litigate or formally contest any proceedings relating to any regulatory approval process in connection with the Merger or Upstream Merger.

(c) Buyer and Seller will (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law (including Regulations, codes, plans, Orders and charges thereunder), permit the other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Laws; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate in such meeting; provided that if the Governmental Authority or applicable Law (including Regulations, codes, plans, Orders and charges thereunder) does not permit such participation by the other party or its counsel, or if Buyer’s and Seller’s respective counsels both agree in good faith that participation of Seller or Seller’s counsel would not be advisable, Buyer meeting with such Governmental Authority may proceed without the participation of Seller or its counsel; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliates and its respective Representatives on the one hand, and any Governmental Authority or members of such Governmental Authority’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign Law, except to the extent prohibited by applicable Law (including Regulations, codes, plans, Orders and charges thereunder) or the instructions of such Governmental Authority.

(d) Buyer and Seller shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(e) Buyer shall pay the filing and related fees in connection with any such filings that must be paid to any Governmental Authorities by any of the parties.

(f) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger and the Upstream Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3.

6.4 No Solicitation of Transactions; Acquisition Proposals.

(a) Seller agrees that, except as permitted by this Section 6.4, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

(b) As promptly as practicable, and in any event within 24 hours, after any officer or director of Seller receives any Acquisition Proposal, Seller shall provide Buyer with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Seller shall continue to keep Buyer promptly informed of all material developments regarding the status and material details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments with respect thereto) and to the extent requested by Buyer, Seller will provide Buyer with daily updates on the status and details of any such Acquisition Proposal. Seller shall provide Buyer with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of Board of Directors of Seller) of any meeting of the Board of Directors of Seller at which such Board of Directors of Seller is reasonably expected to discuss any Acquisition Proposal or any Change of Recommendation.

(c) If, prior to the time Seller Stockholders’ Approval is obtained, Seller receives from a Person a bona fide written Acquisition Proposal, Seller may (A) provide information in response to a request therefor by such Person if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no more favorable in any material respect to such Person as the terms of the Confidentiality Agreement; provided that, contemporaneously with furnishing any such non-public information to such Person, Seller furnishes to Buyer all such non-public information not previously provided or made available to Buyer or (B) engage in discussions or negotiations with such Person with respect to an Acquisition Proposal, if prior to taking any action described in clause (A) or (B) above, the Board of Directors of Seller, after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take any action described in clause (A) or (B) above would be inconsistent with its fiduciary obligations under applicable Law, and the Board of Directors of Seller believes in good faith, after consultation with its outside legal counsel and its financial advisors, that the Acquisition Proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a Superior Proposal.

(d) The Board of Directors of Seller and each committee thereof shall not:

(i) withhold, withdraw, amend, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, amending qualifying or modifying), in a manner adverse to Buyer (any such action, a “Change of Recommendation”), the Seller Recommendation unless the Board of Directors of Seller is entitled to take the actions specified under Section 6.4(e);

(ii) approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal unless the Board of Directors has made a Change of Recommendation; or

(iii) except as expressly permitted by, and after compliance with, Section 8.1(d), cause or permit Seller to enter into any letter of intent, memorandum of understanding, acquisition agreement,

merger agreement or other similar agreement (other than a confidentiality agreement entered into in compliance with Section 6.4(c)) relating to any Acquisition Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Seller Stockholders’ Approval, the Board of Directors of Seller may, in response to a Superior Proposal that did not result from a breach by Seller of this Section 6.4, effect a Change of Recommendation or approve or recommend any Acquisition Proposal if the Board of Directors of Seller determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, but only on or after the fifth (5th) Business Day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of Seller desires to effect a Change of Recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including any material changes) and identifying the Person making such Superior Proposal. Such five (5) Business Day period shall be required for each and every Superior Proposal or material modification thereto, as applicable.

(f) Nothing contained in this Section 6.4 shall be deemed to prohibit Seller or its Board of Directors from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Seller Recommendation in any respect, such disclosure shall be deemed to be a Change of Recommendation and Buyer shall have the right to terminate this Agreement as set forth in Section 8.1(c).

(g) Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.4 and in the Confidentiality Agreement.

6.5 Access to Information.

(a) Upon reasonable prior notice and subject to applicable Laws relating to the premerger exchange of information, Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, and other Representatives of Buyer, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments, and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws). Upon reasonable prior notice and subject to applicable Laws relating to the premerger exchange of information and the last sentence of this Section 6.5(a), Seller also shall provide Buyer during normal business hours with reasonable access to Seller’s executive officers, customers, suppliers or key Seller Employees. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement, would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege or would violate or prejudice the rights of third parties. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Buyer shall not, without the consent of Seller (which consent shall not be unreasonably withheld or delayed), contact any customers, suppliers or key Seller Employees.

(b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 6.5, Seller shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Buyer or its Representatives any access to any of its properties, books, contracts, commitments, and records relating to, or in respect of, competitively sensitive information, the sharing of which would violate applicable Laws relating to the premerger exchange of information.

6.6 Employment and Benefit Matters.

(a) Benefits. During the period commencing on the date of this Agreement and ending at the Effective Time, Buyer agrees to consult with Seller in good faith with respect to employee transition matters, including the compensation and employee benefits to be provided to Seller Employees (defined below) after the Effective Time. Following the Effective Time, the employees of the Surviving Corporation and its Subsidiaries who remain employed after the Effective Time (the “Seller Employees”) will be entitled to participate in either (i) the Employee Programs (other than equity-based plans) on the same terms, or terms which in the aggregate provide substantially comparable benefits, as those in effect immediately prior to the Effective Time, (ii) the employee benefit plans of Buyer and its Subsidiaries on the same terms as similarly-situated employees of Buyer and its Subsidiaries or (iii) a combination of (i) and (ii), and in each case in the discretion of Buyer, and Buyer may terminate any of the Employee Programs or merge any of the Employee Programs with Buyer’s employee benefit plans as Buyer deems appropriate. Subject to the requirements of applicable Law and unless such recognition of service would result in a duplication of benefits, Buyer shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Seller Employees with Seller or its Subsidiaries attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for all purposes, including, but not limited to, eligibility to participate, vesting, including, but not limited to, applicability of any minimum waiting periods for participation, excluding for these purposes benefit accrual under any defined benefit plan. Without limiting the foregoing, Buyer shall not, and shall cause the Surviving Corporation not to, treat any Seller Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer or the Surviving Corporation for a pre-existing medical condition, except to the extent such exclusions were applicable under an Employee Program of Seller or any of its Subsidiaries immediately prior to the Effective Time.

(b) “At Will” Employment. Except with respect to employees who have entered into employment agreements with Seller or its Subsidiaries, and subject to Section 6.6(c) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by Buyer “at will” and nothing in this Agreement shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

(c) Continuation of Employment. No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Subsidiary of Seller in respect of continued employment (or resumed employment) with Buyer, the Surviving Corporation or any of Buyer’s Subsidiaries and no provision of this Section 6.6 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Buyer or any of its Subsidiaries.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer, Merger Sub and Merger LLC agree that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Seller and its Subsidiaries provided for in the respective organizational documents in effect as of the date hereof, shall continue be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The Surviving Entity Limited Liability Company Agreement will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Seller Charter and Seller Bylaws and during such six (6) year period following the Effective Time, Buyer shall not and shall cause the Surviving Entity not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of Seller and its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. From and after the Effective Time, Buyer and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of Seller and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between Seller and/or one or more its Subsidiaries and such officers and directors and listed in Section 6.7 of the Seller Disclosure Schedule.

(b) At or prior to the Effective Time, Seller shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger and the Upstream Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Seller, so long as the aggregate cost is $210,000 or less. In the event that $210,000 is insufficient for such coverage, Seller may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

(d) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. Subject to the terms and conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall use its or their reasonable best efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Buyer.

6.9 Publicity. Except with respect to any action taken pursuant to and in accordance with Section 6.4, so long as this Agreement is in effect, neither Buyer nor Seller shall, or shall permit any of its respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. Upon the execution of this Agreement and at the Closing, Buyer and Seller shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

6.10 Notification of Certain Events. Each of Seller and Buyer will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting

Seller, Buyer, Merger Sub, Merger LLC or any of their respective Subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. Seller shall give prompt written notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Buyer shall give prompt written notice to Seller of any representation or warranty made by it, Merger Sub or Merger LLC contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Buyer, Merger Sub or Merger LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any case, if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.11 Shares Listed. Prior to the Effective Time, Buyer shall obtain approval for listing on Nasdaq the shares of Buyer Common Stock to be issued to the holders of the Seller Common Stock in the Merger.

6.12 Stock Exchange De-listing. Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Seller Common Stock from Nasdaq and the deregistration of the Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.13 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Buyer and Seller and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.14 Section 16 Matters. Prior to the Effective Time, Seller and Buyer, as applicable, shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of Seller (including derivative securities), in the case of Seller, and any acquisition of equity securities of Buyer (including derivative securities), in the case of Buyer, resulting from the transactions contemplated by this Agreement by each officer and director of Seller who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.15 Other Actions by the Parties. Buyer and Seller, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Merger or the Upstream Merger; provided, however, that neither Buyer nor (unless approved and so directed by Buyer in advance) Seller shall be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such approval). Each party agrees to use commercially reasonable best efforts to cause the conditions set forth in Article VII to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

6.16 Financing.

(a) Buyer will use its reasonable best efforts to obtain and close the financing contemplated by the Commitment Letters as soon as commercially reasonable but in any event at or prior to the Closing. In the event that financing pursuant to the Commitment Letters is not available to Buyer for any reason, Buyer shall use reasonable best efforts to obtain and close an alternative financing in an amount sufficient to deliver the Merger Consideration at the Effective Time. Notwithstanding the foregoing, Buyer’s failure to obtain such financing shall not relieve Buyer, Merger Sub and Merger LLC of any of their obligations under this Agreement to consummate the Merger. Buyer will furnish correct and complete copies of drafts of the definitive agreements relating to the financing to the Seller upon receipt thereof and will furnish correct and complete copies when executed.

(b) At the Seller’s request, Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Commitment Letters. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date the Commitment Letters shall expire or be terminated for any reason.

(c) From the date of this Agreement until the Effective Time, Seller agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, such cooperation as may be reasonably requested by Buyer in connection with the arrangement of, and the negotiation of agreements with respect to, its financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and due diligence sessions each conducted at the expense of Buyer, and (ii) assist with the preparation of disclosure documents in connection therewith, provided that Seller shall not be obligated to incur any liability to any third party on account thereof and any such assistance shall be at the expense of Buyer.

6.17 Reorganization. Neither Seller, on the one hand, nor Buyer, Merger Sub or Merger LLC, on the other hand, shall take or cause to be taken any action that would prevent the Merger and the Upstream Merger, considered together as a single integrated transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In the event that the condition in Section 7.3(d) cannot be satisfied because of a failure, as a result of Dissenting Shares and/or cash paid in lieu of fractional shares, of the consideration set forth in Section 2.1(c) to meet the continuity of interest requirement under Section 368(a) of the Code (the “Continuity Requirement”), the Stock Consideration shall be increased and the Cash Consideration shall be decreased to the minimum extent necessary, based on the Exchange Ratio, to enable the Continuity Requirement to be met.

6.18 Tax Due Diligence. Seller and its Subsidiaries shall promptly deliver to Buyer or its Tax advisors such documents and other materials relating to Tax matters which are reasonably requested by such Person(s) in connection with the transactions contemplated by this Agreement. Such documents and materials may include, but not be limited to, correct and complete copies of Tax Returns for any open Tax years filed by Seller and its Subsidiaries, private letter rulings, determination letters, closing agreements and other correspondence issued by any Taxing Authority to Seller or any of its Subsidiaries.

6.19 Director. Immediately following the Effective Time, the Board of Directors of Buyer shall in accordance with provisions contained in Buyer’s certificate of incorporation and bylaws, take such action as necessary to (a) increase the size of the Board of Directors of Buyer by one (1) and (b) elect Zoltan Cendes or a replacement named by the Seller; provided that such nominee or any named replacement shall meet the criteria provided in Buyer’s Corporate Governance Guidelines, as the same may be amended from time to time (such nominee or replacement, the “Designee”) as a Class II Director of the Board of Directors of Buyer to hold office in accordance with Buyer’s certificate of incorporation and bylaws and until his successor is duly elected or qualified, or his earlier death, resignation or removal. The Designee will be subject to Buyer’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and shall execute an acknowledgement to such effect upon the election of the Designee to the Board of Directors of Buyer. In addition, the Designee shall acknowledge Buyer’s Code of Business Conduct and Ethics.

ARTICLE VII - CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Seller Stockholders’ Approval. This Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Seller Common Stock present and voting at the Seller Stockholders’ Meeting in accordance with applicable Law (the “Seller Stockholders’ Approval”).

(b) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Authority of competent jurisdiction is seeking (i) an Order to or (ii) to (A) prohibit, limit, restrain or impair Buyer’s ability to own, control, direct, manage, or operate or to retain or change any portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of Seller or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger or Upstream Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(c) No Injunctions or Restraints; Illegality. No order, injunction, or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Upstream Merger shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, issued, entered, promulgated, or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the Merger or the Upstream Merger.

(d) Effective Registration Statement; Prospectus/Proxy Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC or any Governmental Authority.

(e) NASDAQ Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer, Merger Sub and Merger LLC. The obligation of Buyer, Merger Sub and Merger LLC to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or Seller Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Seller Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect as of the Closing Date; provided, however, the Seller representations and warranties contained in Sections 3.2 (Capitalization) and 3.5 (Broker’s Fees) shall be true and correct at the applicable times in all material respects, and Seller’s representations and warranties which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding Seller Material Adverse Effect and all material respects in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded. For purposes of the foregoing proviso of this Section 7.2(a), the Seller representations and warranties contained in Sections 3.2 (Capitalization) and 3.5 (Broker’s Fees) shall be considered true and correct in all material respects and this condition shall be considered satisfied if, either (1) in response to a breach of such representations and warranties that becomes or is made known to Seller, Seller agrees to adjust the Merger Consideration as set forth in Section 8.1(c) in a manner that compensates Buyer for the financial loss, if any, resulting therefrom, or (2) the aggregate amount of Merger Consideration and fees payable in connection with the Merger is less than the amount that would be payable had such representations and warranties been true and correct.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer, Merger Sub and Merger LLC shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(c) No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have been a Seller Material Adverse Effect that has occurred and is continuing.

(d) Dissenting Shares. Appraisal rights shall not have been demanded in accordance with the provisions of Section 262 of the DGCL by holders of more than ten percent (10%) of the aggregate issued and outstanding shares of Seller Common Stock as of immediately prior to the Effective Time in connection with the Merger.

7.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Buyer, Merger Sub or Merger LLC contained in this Agreement (i) shall have been true and correct (without regard to any qualification or exception relating to materiality or Buyer Material Adverse Effect) as of the date of this Agreement except as, individually or in the aggregate, does not constitute a Seller Material Adverse Effect and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Buyer Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except as, individually or in the aggregate, does not constitute a Buyer Material Adverse Effect as of the Closing Date; provided, however, Buyer’s representations and warranties which address matters only as of a particular date, need only be true and correct as of such particular date (subject to the qualifications regarding Buyer Material Adverse Effect in the preceding clause), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Performance of Obligations of Buyer, Merger Sub and Merger LLC. Buyer, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect.

(c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been a Buyer Material Adverse Effect that has occurred and is continuing.

(d) Tax Opinion. Seller shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Effective Time and to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction, will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Goodwin Procter LLP renders such opinion to Seller. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer, Merger Sub, and Merger LLC, on the one hand, and Seller, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the Upstream Merger may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholders’ Approval has been obtained,

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller by action of the Board of Directors of Seller at any time prior to the Effective Time: (i) if the Merger and the Upstream Merger shall not have been consummated by September 30, 2008 (the “Termination Date”), (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger or Upstream Merger exists and such Order shall have become final and nonappealable; or (iii) the Seller Stockholders’ Approval shall not have been obtained at the Stockholders’ Meeting or any adjournment or postponement of the Stockholders’ Meeting taken in accordance with this Agreement; provided that if the Merger and the Upstream Merger shall not have been consummated solely due to any approval from the Federal Trade Commission, the Antitrust Division of the United Stated Department of Justice or such similar foreign or domestic Governmental Authority not having been received, then, with the consent of Seller, such date shall be extended for not more than six (6) months to allow more time for such approval to be obtained (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has materially breached its obligations under this Agreement in any manner and such breach shall have proximately caused the occurrence of the event which gave rise to the termination right under this Section 8.1(b);

(c) by Buyer, if: (i) the Board of Directors of Seller shall have made a Change of Recommendation, (ii) the Board of Directors of Seller shall have failed to confirm its recommendation of this Agreement as promptly as practicable (but in any event, within five (5) Business Days) after Buyer requests in writing that the Board of Directors of Seller do so, (iii) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer or, prior to eleven (11) Business Days after the commencement of such tender or exchange offer, the Board of Directors of Seller fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (iv) there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date, and (y) thirty (30) days after written notice thereof has been given by Buyer to Seller; provided that Buyer may not terminate this Agreement if such breach or failure is cured; and provided further that if Section 7.2(a) would not be satisfied as a result of any breach of the representations and warranties contained in Sections 3.2 (Capitalization) or 3.5 (Broker’s Fees), such breach shall be deemed cured if Seller adjusts the Merger Consideration (such adjustment made by proportionally adjusting both the Cash Consideration and the Stock Consideration) such that the aggregate Merger Consideration and fees payable after giving effect to such adjustment equals the amount that would have been payable had such breach not occurred (it being agreed and understood that upon any such adjustment, for all purposes of this Agreement references to the Merger Consideration shall be deemed to include any such adjustment), or (v) Seller shall have intentionally breached is obligations under Section 6.4; or

(d) by Seller, (i) if Buyer, Merger Sub or Merger LLC breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date and (y) thirty (30) days after the giving of written notice to Buyer of such breach (it being understood that Seller may not terminate this Agreement if such breach or failure is cured) or (ii) in connection with entering into a definitive agreement to effect a Superior Proposal; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(d), Seller shall have (i) provided Buyer with the five (5) Business Days’ prior written notice provided in Section 6.4(c) (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions), (ii) at the end of such five (5) Business Day period, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after taking into account all amendments or revisions made or proposed to be made by Buyer and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal; and (iii) Seller prior to or concurrently with such termination pays to Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.2(b).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger and the Upstream Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) Seller shall pay Buyer a termination fee of $27,034,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to:

(i) Section 8.1(c) (other than pursuant to Section 8.1(c)(iv));

(ii) Section 8.1(d)(ii); or

(iii) Section 8.1(b)(iii) or, if the Seller Stockholders’ Approval has not been obtained prior to termination of this Agreement, Section 8.1(b)(i), in either case, if, at or prior to the time of such failure, an Acquisition Proposal shall be publicly disclosed, and within twelve (12) months after such termination a definitive agreement shall have been entered into providing for an Acquisition Proposal which is closed within twenty four (24) months of such termination (provided that, for purposes of this Section 8.2(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”).

(iv) Seller acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Buyer, Merger Sub and Merger LLC would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Buyer, Merger Sub or Merger LLC commences a suit that results in a judgment against Seller for the fee set forth in this Section 8.2(b) or any portion of such fee, Seller shall pay to Buyer, Merger Sub or Merger LLC its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase & Co. in effect on the date such payment was required to be made through the date of payment.

(c) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Seller, the Termination Fee shall be Buyer’s, Merger Sub’s and Merger LLC’s sole and exclusive remedy for monetary damages under this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or managing member, as applicable, at any time before or after approval of the matters presented in connection with the Merger to the Seller Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made that by law or in accordance with the rules of any stock exchange requires further approval by the Seller Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Seller Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by law requires further adoption and approval by the Seller Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX - MISCELLANEOUS

9.1 Survival. This Article IX and the agreements of Seller, Buyer, Merger Sub and Merger LLC contained in Article VI and Sections 6.6 (Employment and Benefit Matters), 6.7 (Directors’ and Officers’ Indemnification and Insurance) and Section 6.19 (Director) shall survive the consummation of the Merger and the Upstream Merger. This Article IX and the agreements of Seller, Buyer, Merger Sub and Merger LLC contained in Section 9.2 (Expenses) and Section 8.2 (Effect of Termination and Abandonment), and the Confidentiality Agreement shall survive the termination of this Agreement. The provisions of Article I regarding the Upstream Merger and Section 6.17 (Reorganization) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger, the Upstream Merger or the termination of this Agreement.

9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to Buyer, Merger Sub or Merger LLC, to:

ANSYS, Inc.
275 Technology Drive
Southpointe
Canonsburg, PA 15317
Attention: James E. Cashman III
Facsimile: (724) 514-9699

(b)	with required copies to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile No.: (617) 523-1231
Attention: John R. LeClaire, Esq.
Joseph L. Johnson III, Esq.

(c)	If to Seller:

Ansoft Corporation
225 West Station Square Drive
Suite 200
Pittsburgh, PA 15219
Facsimile No.: (412) 471-9427
Attention: Shane Emswiler, Chief Financial Officer

(d)	with required copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Facsimile No.: (650) 493-6811
Attention: Larry W. Sonsini, Esq.
Robert Sanchez, Esq.
Adam M. Dinow, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Buyer Disclosure Schedules or Seller Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Seller, Buyer, Merger Sub or Merger LLC or any of their respective Subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

9.5 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Buyer, Merger Sub, Merger LLC and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

9.9 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement, except with respect to the following sections of this Agreement (in each case, only after the Closing): (i) Article I regarding the Upstream Merger and Section 6.17 (Reorganization), (ii) Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) and (iii) Section 6.19 (Director).

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acquisition Proposal” means any proposal or offer for (i) a merger, recapitalization, reorganization, business combination or consolidation, or any similar transaction, involving Seller or any of its Subsidiaries, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of more than 15% of the assets of Seller and its Subsidiaries, taken as a whole, in one or a series of related transactions, (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or (iv) a liquidation or dissolution of Seller; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Action” means any suit, arbitration, cause of action, claim, criminal prosecution, non-routine investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Ancillary Lease Documents” shall have the meaning ascribed thereto in Section 3.15(a) hereof.

“Antitrust Laws” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Assumed Options” shall have the meaning ascribed thereto in Section 2.1(d)(ii) hereof.

“Book-Entry Share” and “Book Entry Shares” shall have the meanings ascribed thereto in Section 2.1(c) hereof.

“Business” means the business of Seller and its Subsidiaries as currently conducted and proposed to be conducted.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer Common Stock” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Buyer Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Buyer Financial Statements” shall have the meaning ascribed thereto in Section 4.6(d) hereof.

“Buyer Material Adverse Effect” means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Buyer Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Buyer and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which Buyer operates to the extent they do not disproportionately affect Buyer and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any action taken at the written request of Seller; (v) changes resulting from changes in accounting requirements or applicable Law; (vi) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (vi) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or (vii) changes in Buyer’s stock price or trading volume of Buyer’s stock, in and of itself, or (b) on the ability of Buyer, Merger Sub and Merger LLC to consummate the transactions contemplated by this Agreement.

“Buyer Permits” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Buyer Product” shall have the meaning ascribed thereto in Section 4.11(b) hereof.

“Buyer SEC Reports” shall have the meaning ascribed thereto in Section 4.6(a) hereof.

“Buyer Stock Options” shall mean options to purchase Buyer Common Stock issued under any of the Buyer Stock Option Plans.

“Buyer Stock Option Plans” shall mean the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan and the 1994 Stock Option and Grant Plan, as amended.

“Buyer’s Advisors” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Buyer Intellectual Property Assets” shall mean any of Buyer’s or any of its Subsidiaries’ Intellectual Property Assets.

“Cash Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Certificate” and “Certificates” shall have the meanings ascribed thereto in Section 2.1(c) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Change of Recommendation” shall have the meaning ascribed thereto in Section 6.4(d)(i) hereof.

“Closing” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Commitment Letters” shall have the meaning ascribed thereto in Section 4.14 hereof.

“Code” shall have the meaning ascribed thereto in the recitals.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of January 11, 2008.

“Copyrights” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Court” means any court, arbitration tribunal or judicial body of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 9.8 hereof.

“Designee” shall have the meaning ascribed thereto in Section 6.19 hereof.

“DGCL” shall have the meaning ascribed thereto in the recitals.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 2.4(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Employee Program” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Encumbrance” shall mean any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Seller, any Subsidiary, the Stockholders or any of their Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Environmental Laws” shall have the meaning ascribed thereto in Section 3.16 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company designated by Buyer and reasonably satisfactory to Seller.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Extended Termination Date” shall have the meaning ascribed thereto in Section 8.1(b) hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” shall have the meaning ascribed thereto in Section 3.16 hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” shall mean Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between Seller and its Subsidiaries, and guarantees, if any, among Seller and/or its Subsidiaries in connection with transfer pricing arrangements.

“Intellectual Property Assets” shall mean: (a) patents, patent applications and patent rights (collectively, “Patents”); (b) rights in trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (c) copyrights in both published and unpublished works, including without limitation copyrights in all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (d) rights in know-how, trade secrets, confidential or proprietary information, including any such rights in research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results (collectively, “Trade Secrets”); and (e) any other intellectual property rights, including any rights analogous to those set forth above.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean any laws, statutes, codes, executive orders, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

“Leased Real Property” shall mean the real property leased, subleased or licensed by the Seller or any of its Subsidiaries that is related to or used in connection with the Business, and the real property leased, subleased or licensed by the Seller or any Subsidiary, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned the Seller or any Subsidiary, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Leases” shall have the meaning ascribed thereto in Section 3.15 hereof.

“Lenders” shall have the meaning ascribed thereto in Section 4.14 hereof.

“Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

“LLC Act” shall mean the Delaware Limited Liability Company Act.

“Marks” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Merger” shall have the meaning ascribed thereto in the recitals.

“Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Merger LLC” shall have the meaning ascribed thereto in the recitals.

“Merger Sub” shall have the meaning ascribed thereto in the recitals.

“Merger Sub Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Merger Sub Common Stock” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Multiemployer Plan” shall have the meaning ascribed thereto in Section 3.12 hereof.

“Nasdaq” shall mean the Nasdaq Global Market.

“New Certificates” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“Option Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(d)(ii) hereof.

“Options” shall mean those vested and unvested options to subscribe for Seller Common Stock granted under the Seller Stock Option Plans or otherwise outstanding.

“Option Shares” shall mean the Seller Common Stock to be issued to the optionholders following the exercise of the Options.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” shall mean the real property in which the Seller or any Subsidiary has any fee title (or equivalent).

“Patents” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Permitted Encumbrance” shall mean (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by Seller or any Subsidiary and being transferred to Buyer, Merger Sub or Merger LLC at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to Seller or any Subsidiary. Notwithstanding the foregoing, any Encumbrances for Indebtedness of Seller or any Subsidiary as of the Closing will not be a Permitted Encumbrance.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 3.25 hereof.

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

“Registration Statement” shall have the meaning ascribed thereto in Section 3.25 hereof.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Party Transaction” shall have the meaning ascribed thereto in Section 3.22 hereof.

“Release” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Representatives” shall mean the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of Seller, Buyer, Merger Sub, Merger LLC or any of their respective Subsidiaries, as the case may be.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Seller Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in Section 2.1(b) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 3.14 hereof.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Seller Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Seller Financial Statements” shall have the meaning ascribed thereto in Section 3.6(d) hereof.

“Seller Intellectual Property Assets” shall mean any of Seller’s or any of its Subsidiaries’ Intellectual Property Assets.

“Seller Material Adverse Effect” means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of Seller and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Seller Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Seller and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which the Seller operates to the extent they do not disproportionately affect Seller and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) any action taken at the written request of Buyer, Merger Sub or the Merger LLC; (v) changes resulting from changes in accounting requirements or applicable Law; (vi) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (vi) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); or (vii) changes in Seller’s stock price or trading volume of Seller’s stock, in and of itself, or (b) on the ability of Seller to consummate the transactions contemplated by this Agreement.

“Seller Permits” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Seller Product“ shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Seller Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Seller Registered IP Rights” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller Restricted Stock Awards” shall mean awards to purchase restricted Seller Common Stock issued under any of the Seller Stock Options Plans.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Seller Stock Options” shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Options Plans.

“Seller Stock Option Plans” shall mean the 2006 Stock Incentive Plan and the 1995 Stock Option Plan.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Seller Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Stock Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall mean any written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to the Seller Stockholders than the Merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal including, without limitation, the likelihood of consummation and certainty of financing.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Surviving Entity” shall have the meaning ascribed thereto in the recitals.

“Surviving Entity Certificate of Formation” shall have the meaning ascribed thereto in Section 1.5.

“Surviving Entity Limited Liability Company Agreement” shall have the meaning ascribed thereto in Section 1.5.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“Termination Fee” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(b) hereof.

“Third Party Rights” shall have the meaning ascribed thereto in Section 3.19(a) hereof.

“Total Shares” shall have the meaning ascribed thereto in Section 2.1(d)(iii) hereto.

“Trade Secrets” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets” in this Section 9.12.

“Voting Agreement” and “Voting Agreements” shall have the meanings ascribed thereto in the recitals.

“U.S.” shall mean the United States.

“Upstream Merger” shall have the meaning ascribed thereto in the recitals.

“Upstream Merger Certificate” shall have the meaning ascribed thereto in Section 1.2.

“Upstream Merger Effective Time” shall have the meaning ascribed thereto in Section 1.2.

*remainder of page has intentionally been left blank*

IN WITNESS WHEREOF, Buyer, Merger Sub, Merger LLC and Seller have caused this Agreement and Plan of Merger to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

ANSYS, INC.

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President and Chief Executive Officer

EVGENI, INC.

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President

SIDNEY LLC

By:	/s/ James E. Cashman III
Name:	James E. Cashman III
Title:	President

ANSOFT CORPORATION

By:	/s/ Nicholas Csendes
Name:	Nicholas Csendes
Title:	President/CEO

Appendix B

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of March 31, 2008, is made by and between ANSYS, Inc., a Delaware corporation (the “Buyer”), and the undersigned holder (the “Stockholder”) of shares (the “Shares”) of common stock, par value $0.01 per share, of Ansoft Corporation, a Delaware corporation (the “Seller”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Evgeni, Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), Sidney LLC, a single member Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger LLC”), and Seller have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger (the “Merger”) of Merger Sub with and into Seller, with Seller to be the surviving corporation of the Merger, which Merger will be followed immediately by a merger of the entity surviving the Merger with and into Merger LLC (the “Upstream Merger”), with the Merger LLC to be the surviving entity in the Upstream Merger;

WHEREAS, the Stockholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, it is a condition to the entrance into the Agreement and Plan of Merger that the Stockholder execute and deliver this Agreement on a date even herewith; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, Buyer entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, the Stockholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of Seller or any adjournment thereof, or in connection with any written consent of the stockholders of Seller, with respect to the Merger, the Agreement and Plan of Merger, or any Acquisition Proposal, the Stockholder shall:

(a) appear in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and all other transactions contemplated by the Agreement and Plan of Merger as to which stockholders of Seller are called upon to vote or consent; and (ii) against any Acquisition Proposal, or any agreement or transaction providing for the consummation of a transaction contemplated by any Acquisition Proposal.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) the termination of the Agreement and Plan of Merger pursuant to Article VIII thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, except as contemplated by this Agreement or the Agreement and Plan of Merger, directly or indirectly, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, assignment, transfer, or other disposition of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to any meeting of stockholders held prior to the Expiration Date, whether by the exercise of any stock options to acquire Shares or otherwise. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Stockholder under, this Agreement, (c) transfers of shares in connection with the exercise of options to purchase 100,000 Shares within 30 days prior to their expiration in accordance with their terms either (i) with a value after payment of any taxes owed as a result of the transfer, that does not exceed the sum of the option exercise price and minimum withheld tax or (ii) to Seller in a net exercise transaction and (d) as Buyer may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Buyer as follows:

(a) the Stockholder has the power and the right to enter into and perform the terms of this Agreement;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(c) except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares; and

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Stockholder does hereby appoint Buyer with full power of substitution and re-substitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to, and in a manner consistent with, the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. Specific Enforcement. The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

8. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other stockholder of Seller who has executed an agreement substantially in the form of this Agreement with respect to shares of Seller Common Stock held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Seller. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

10. Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of Seller, and not in the Stockholder’s capacity as a director, officer or employee of Seller or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of Seller in the exercise of his or her fiduciary duties consistent with the terms of the Agreement and Plan of Merger as a director and/or officer of Seller or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Seller or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of Seller.

11. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Seller Charter, the possible acquisition of the Shares by Buyer and its Subsidiaries pursuant to the Agreement and Plan of Merger, (b) the Agreement and Plan of Merger is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

12. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a) if to the Stockholder to the address set forth on the respective signature page of this Agreement;

(b) if to Buyer to:

ANSYS, Inc.

275 Technology Drive

Southpointe

Canonsburg, PA 15317

Attention: James E. Cashman III

Facsimile: (724) 514-9699

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Facsimile No.: (617) 523-1231

Attention: John R. LeClaire, Esq.

Joseph L. Johnson III, Esq.

(c) if to Seller to:

Ansoft Corporation

225 West Station Square Drive

Suite 200

Pittsburgh, PA 15219

Facsimile No.: (412) 471-9427

Attention: Shane Emswiler, Chief Financial Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Facsimile No.: (650) 493-6811

Attention: Larry W. Sonsini, Esq.

Robert Sanchez, Esq.

Adam M. Dinow, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

14. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the consent of Seller or the Stockholder (provided that Buyer shall remain liable for all of its obligations under this Agreement) and the Stockholder may assign this Agreement in connection with any permitted transfer of Shares hereunder (provided that the transferee agrees in writing to be bound by the terms of this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, heirs, executors, administrators and other legal representatives, as the case may be.

16. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

STOCKHOLDER

Name:

Address for Notice:

ANSYS, INC.

By:
Name:
Title:

Appendix C

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Ansoft Corporation (the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, ANSYS, Inc. (the “Buyer”), Evgeni, Inc., a subsidiary of the Buyer (“Merger Sub”), and Sidney LLC, a subsidiary of the Buyer (“Merger LLC”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company to be the surviving corporation in the Merger (the “Surviving Corporation”), which Merger will be followed immediately by a merger (the “Upstream Merger,” and collectively with the Merger, the “Transaction”) of the Surviving Corporation with and into Merger LLC, with Merger LLC to be the surviving entity in the Upstream Merger, as a result of which the Company will become a wholly owned subsidiary of the Buyer. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or the Buyer) will be converted into the right to receive a combination of (i) $16.25 in cash without interest (the “Cash Consideration”) and (ii) 0.431882 shares of common stock, par value $0.01 per share, of the Buyer (the “Stock Consideration,” and collectively with the Cash Consideration, the “Merger Consideration”).

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding the Buyer and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has, to the extent publicly available, (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed a draft dated as of March 30, 2008 of the Merger Agreement and certain related documents, including drafts dated as of March 30, 2008 of the Voting Agreements to be entered into by and among the Buyer and the stockholders of the Company party thereto, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Buyer or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.

C-1

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of Company Common Stock, excluding the Buyer and its affiliates, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date of hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the public holders of the Company Common Stock.

We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). DB Group may provide investment and commercial banking services to the Buyer and the Company in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Buyer and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding the Buyer and its affiliates.

Very truly yours,

/s/  Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

C-2

Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, ANSYS has adopted provisions in its certificate of incorporation and by-laws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to ANSYS or ANSYS’ stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to us or ANSYS’ stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by Section 145 of the Delaware General Corporation Law, the certificates of incorporation and by-laws to be in effect upon the closing of this offering provide that: ANSYS may indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; ANSYS may advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and the rights provided in the certificates of incorporation and by-laws are not exclusive.

In addition, ANSYS has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require ANSYS, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require ANSYS to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, ANSYS has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index, which is incorporated by reference in this item.

(b)	Financial Statement Schedule

No financial statement schedules are required to be filed herewith.

(c)	Reports, Opinions or Appraisals.

The opinion of Deutsche Bank Securities Inc. is attached as Appendix C to the proxy statement included as part of this registration statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canonsburg, State of Pennsylvania, on April 24, 2008.

ANSYS, INC.

By:	/s/ James E. Cashman III
James E. Cashman III President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of ANSYS, Inc. hereby constitutes and appoints James E. Cashman III and Maria T. Shields, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign one or more amendments to this Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), including post-effective amendments and other related documents or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date
/s/ James E. Cashman III James E. Cashman III	President and Chief Executive Officer (Principal Executive Officer)	April 24, 2008

/s/ Maria T. Shields Maria T. Shields	Chief Financial Officer, Vice President, Finance and Administration (Principal Financial Officer and Accounting Officer)	April 24, 2008

/s/ Peter J. Smith Peter J. Smith	Chairman of the Board of Directors	April 24, 2008

/s/ Michael C. Thurk Michael C. Thurk	Director	April 24, 2008

/s/ Jacqueline C. Morby Jacqueline C. Morby	Director	April 24, 2008

/s/ Bradford C. Morley Bradford C. Morley	Director	April 24, 2008

/s/ John F. Smith John F. Smith	Director	April 24, 2008

/s/ Patrick J. Zilvitis Patrick J. Zilvitis	Director	April 24, 2008

/s/ William R. McDermott William R. McDermott	Director	April 24, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger by and among ANSYS, Inc., Evgeni, Inc., Sidney LLC and Ansoft Corporation dated as of March 31, 2008 (included as Appendix A to this proxy statement/prospectus and incorporated herein by reference).

(Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. ANSYS hereby agrees to furnish to the SEC, upon its request, any or all of such omitted annex, exhibits or schedules).

3.1	Restated Certificate of Incorporation of ANSYS, Inc. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference).

3.2	Second Amended and Restated By-laws of ANSYS, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed February 19, 2008 and incorporated herein by reference).

3.3	Certificate of Amendment to ANSYS, Inc.’s Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed June 21, 2006, and incorporated herein by reference).

5.1*	Opinion and consent of Goodwin Procter LLP as to the validity of the securities being registered.

8.1*	Opinion and consent of Goodwin Procter LLP regarding the federal income tax consequences of the mergers.

8.2*	Opinion and consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the federal income tax consequences of the mergers.

10.1	Form of Voting Agreement by and between ANSYS, Inc. and certain stockholders of Ansoft Corporation (included as Appendix B to this proxy statement/prospectus and incorporated herein by reference)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, regarding the audited financial statements of ANSYS, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, regarding the audited financial statements of Fluent Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm, regarding the audited financial statements of Ansoft Corporation.

23.4*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).

23.5*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2 hereto).

24.1	Powers of Attorney (included in Part II of the Registration Statement).

99.1	Form of Proxy Card of Ansoft Corporation.

99.2	Consent of Deutsche Bank Securities Inc.

99.3	Consent of Dr. Zoltan Cendes to be named as a director.

*	To be filed by amendment.